 As Filed with the Securities and Exchange Commission on August 12, 1999
                                                     Registration No. 333-79079

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ------------

                   PRE-EFFECTIVE AMENDMENT NO. 5 TO THE
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                 ------------

                                  IXnet, Inc.
  (exact name of registrant as specified in its certificate of incorporation)

                                 ------------

           Delaware                            4813                           13-4060000
 (state or other jurisdiction           (Primary Standard          (IRS Employer Identification No.)
     of incorporation or           Classification Code Number)
         organization)

                               Wall Street Plaza
                                88 Pine Street
                           New York, New York 10005
                                (212) 412-6400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 ------------

                                David A. Walsh
                            Chief Executive Officer
                                  IXnet, Inc.
                               Wall Street Plaza
                                88 Pine Street
                           New York, New York 10005
                                (212) 412-6400
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                 ------------

                                  Copies to:

           Thomas N. Talley, Esq.                          Michael A. Conza, Esq.
            Mark I. Sokolow, Esq.                     Testa, Hurwitz & Thibeault, LLP
           Thacher Proffitt & Wood                            125 High Street
           Two World Trade Center                       Boston, Massachusetts 02110
          New York, New York 10048                             (617) 248-7000
               (212) 912-7400

                                 ------------

   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                 ------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION - AUGUST 12, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
      , 1999

                                [Logo of IXnet]

                     6,500,000 Shares of Common Stock

--------------------------------------------------------------------------------

     The Offering:

     . This is our initial public offering. We anticipate that the initial public offering price will be $15.00.

     . The underwriters have an option to
       purchase an additional 975,000 shares
       from us to cover over-allotments.

     Proposed Symbol & Market:

     . EXNT/Nasdaq National Market

    ---------------------------------------------------
                                        Per Share Total
    ---------------------------------------------------
     Public offering price, estimated:    $       $
     Underwriting fees:
     Proceeds to IXnet:
    ---------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 7.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                           Joint Book-Running Managers

Donaldson, Lufkin & Jenrette                                Salomon Smith Barney

                                   --------

Merrill Lynch & Co.

                       First Union Capital Markets Corp.

                                                                 DLJdirect Inc.

        [Inside front cover: A statement at the top right of the
        diagram reads, "The Financial Industry Extranet." Graphic
         consisting of a cloud encircling the text "IXnet Global
      Extranet." Surrounding the cloud are IXnet's target customer groups identified by text with the IXnet content center with news, transactions, quotes and video at the bottom center of the cloud. Starting from the top and proceeding clockwise the customer groups are: electronic trading firms, news & research providers, investment banks, commodities/futures trading
          firms, commercial banks, inter-dealer brokers, asset
      managers/hedge funds, exchanges, broker-dealers and real time content providers]

      [Inside front cover fold-out: Map of the world with the names and location of each of the 39 cities in which IXnet has
       points of presence. Lines representing the Extranet connect the cities.]

                               TABLE OF CONTENTS

                                                                            Page
Prospectus Summary.........................................................   1
Risk Factors...............................................................   7
Forward-Looking Statements.................................................  15
IXnet, Inc.................................................................  16
Use of Proceeds............................................................  18
Dividend Policy............................................................  18
Capitalization.............................................................  19
Dilution...................................................................  20
Selected Combined and Consolidated Financial Data..........................  21
Unaudited Pro Forma Combined and Consolidated Financial Information........  23

                                                                          Page
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  27
Business.................................................................  41
Management...............................................................  61
Principal Stockholders...................................................  71
Certain Relationships and Related Transactions...........................  74
Description of Capital Stock.............................................  80
Shares Eligible for Future Sale..........................................  81
Underwriting.............................................................  83
Legal Matters............................................................  85
Experts..................................................................  85
Additional Information...................................................  85
Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding IXnet, Inc., the common stock we are offering and the financial statements and notes to those statements that appear elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus reflects a 43,100-for-1 stock split of IXnet's common stock effected as a stock dividend on July 1, 1999 and assumes the underwriters' over-allotment option is not exercised.

                                     IXnet

Our Business and Services

   IXnet is a leading provider of communications services to the worldwide financial services community. We have built and operate a global seamless communications network connecting financial services firms and their business partners, as well as multiple offices within the same firm. We refer to this network as our Extranet. Through our Extranet, our customers obtain highly reliable, secure and fully managed voice and data connectivity without having to access multiple disparate public networks or rely on multiple customer service organizations.

   We provide services tailored to meet the specialized needs of the financial services community, including managed voice and data services, virtual private network services and fully outsourced network solutions. In addition, we aggregate, host and distribute financially oriented content, such as news, research, analytics and market data, for information service providers.

   Our customers receive the following benefits by connecting to our Extranet:

  . access to our high performance global network that connects over 480 financial services firms;

  . multiple voice and data services over a single high capacity network connection;

  .  outsourced network solutions;

  .  on-demand access to multiple content providers;

  . rapid and efficient provisioning of inter- and intra-firm communication links;

  .  superior customer service and support from a single network provider;
     and

  . a content neutral delivery mechanism for content providers to efficiently, economically and effectively reach their target market.

   Financial service firms and their business partners comprise a large global community that relies heavily on efficient communications, interaction among its members and timely access to industry-related information to conduct business. As a result, highly reliable communications services are mission-critical to this community. Based on an industry survey and our experience, we estimate that the market for information and communications services to the worldwide financial services community is at least $25 billion annually and is growing by 15% per year.

   We believe our Extranet provides a unique value proposition, enabling these firms to reliably communicate over a common network platform that supports multiple communications protocols, and to efficiently access information from multiple providers. We connect customers to our Extranet by installing electronic network devices, known as customer access nodes, on our customers' premises. Once we have installed a customer access node at the customer site, we refer to the customer as being on-net.

   As the number of on-net customers increases, the value of the Extranet to current and prospective customers grows. Adding key firms and sites to our Extranet will greatly increase its value to end-users by allowing:

  . customers broader accessibility to directly connect to other on-net users;

  . quicker delivery of dedicated communications links between firms;

  . greater cost-efficiencies to end-users for on-net communications; and

  . higher performance communications among on-net customers.

   Also, we believe that content providers will be attracted to our Extranet due to the efficient and cost-effective method it offers to reach the desktops of our significant audience of on-net financial services customers. By delivering the services of an increasing number of content providers over our Extranet, we believe that additional customers will be attracted to the Extranet.

   Our Extranet currently connects customers in financial centers in 34 countries around the world, including New York, Chicago, Toronto, London, Frankfurt, Paris, Zurich, Hong Kong, Tokyo, Sydney and Singapore.

   In addition, we have three data centers where we provide hosting services for over 30 content providers and manage servers and other equipment for customers who have outsourced their network applications to us. We currently have over 480 customers including Deutsche Bank and Optimark Technologies Inc., which accounted for about 11% and 14%, respectively, of our consolidated revenues for the six months ended March 31, 1999.

Our Strategy

   Our goal is to be the leading provider of multimedia communications services to the financial services community. Our business strategy includes the following elements:

  . Exploit our advantage of being the    . Further leverage the installed
    first to offer a global dedicated       base of our parent company, IPC
    communications network exclusively
    to the financial services              . Further penetrate our existing
    community                                customer base

  . Rapidly deploy customer access         . Expand portfolio of focused
    nodes                                    service offerings

  . Accelerate network expansion           . Pursue strategic acquisitions

  . Aggressively add content providers
    to our Extranet

                                  The Offering

Common stock offered..............  6,500,000 shares

Common stock outstanding after the  49,600,000 shares or 50,575,000 shares offering.........................  assuming the underwriters exercise their over-allotment option in full.

Common stock to be held by IPC
 immediately after this offering..  43,100,000 shares

Use of proceeds...................  We will use the proceeds from this offering primarily to finance the continued
                                    deployment and expansion of our Extranet.
                                    Proceeds from the offering may also be used
                                    for possible future acquisitions, strategic
                                    alliances, or investments in property or
                                    assets for our business. See "Use of
                                    Proceeds."

Proposed Nasdaq National Market     EXNT
 symbol...........................

                                  ------------

   The shares of common stock outstanding after this offering exclude 7,053,409 shares of common stock reserved for issuance under our stock option plan, of which 6,530,184 shares are subject to outstanding options as of July 1, 1999 at an exercise price of $13.96 per share. The options are not exercisable for two and a half years, subject to certain exceptions.

                                  ------------

   Our principal executive offices are located at Wall Street Plaza, 88 Pine Street, 6th Floor, New York, New York 10005 and our telephone number is (212) 412-6400. Our e-mail address is ixnet webmaster@ipc.com. Our World Wide Web address is www.ixnet.com. Information contained in our Web site does not constitute part of this prospectus.

   The following are the trademarks and service mark of IXnet: IXPrime(TM); IXGlobal(TM); Trade24(TM); IXLink(TM); DigiHoot(TM); MetroLink SM and Liquidity(TM). This prospectus also refers to trademarks, trade names and service marks of other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                        Summary Financial and Other Data

   The following summary combined and consolidated balance sheet data as of March 31, 1999 and statement of operations and other operating data for the years ended September 30, 1996, 1997 and 1998 and for the six months ended March 31, 1998 and 1999 have been derived from our Combined and Consolidated Financial Statements included elsewhere in this prospectus. The summary unaudited pro forma combined and consolidated statement of operations and other operating data for the year ended September 30, 1998 and for the six months ended March 31, 1999 have been derived from the unaudited pro forma combined and consolidated financial information included elsewhere in this prospectus. The unaudited balance sheet data as of March 31, 1999, as adjusted, gives effect to this offering and the estimated net proceeds as of March 31, 1999. The unaudited results of operations for the six months ended March 31, 1999 may not be indicative of the results to be expected for the full year.

   IPC acquired MXNet Inc. in February 1998. Our subsidiary, International Exchange Networks, Ltd., acquired Saturn Global Network Services Holdings Limited and its subsidiaries in December 1998. In connection with this offering, IPC contributed MXNet to International Exchange Networks, and IPC contributed International Exchange Networks to us. The historical results of operations for IXnet for the year ended September 30, 1998 and for the six months ended March 31, 1999 include the consolidated results of operations of International Exchange Networks and its subsidiaries combined with the results of operations of MXNet from February 13, 1998. Additionally, the historical results for the six months ended March 31, 1999 include the results of operations of Saturn from December 18, 1998.

   The pro forma information contained in the following table for the year ended September 30, 1998, represents the historical financial statements of IXnet giving effect to the MXNet and the Saturn acquisitions as if they occurred on October 1, 1997 and includes adjustments for:

  . the results of operations of MXNet for the period from October 1, 1997 to the date of acquisition, and the results of operations of Saturn for the year ended July 31, 1998;

  . amortization of the goodwill resulting from the MXNet and the Saturn acquisitions from October 1, 1997 to the date of acquisition;

  .  interest expense related to borrowings for the Saturn acquisition;

  . the net reduction in interest resulting from the March 31, 1999 capitalization of $73.0 million of the note payable to parent and change in the related interest rate as if it had occurred on October 1, 1997; and

  .  the tax effect of such adjustments. See "IXnet, Inc."


   The pro forma information contained in the following table for the six months ended March 31, 1999, represents the historical financial statements of IXnet giving effect to the Saturn acquisition as if it occurred on October 1, 1997 and includes adjustments for:

  . the results of operations of Saturn for the period from October 1, 1998 to the date of acquisition;

  . amortization of the goodwill resulting from the Saturn acquisition from October 1, 1998 to the date of acquisition;

  .  interest expense related to borrowings for the Saturn acquisition;

  . the net reduction in interest resulting from the March 31, 1999 capitalization of $73.0 million of the note payable to parent and change in the related interest rate as if it had occurred on October 1, 1997; and

  .  the tax effects of such adjustments.

   The information contained in the following table should be read in conjunction with "Selected Combined and Consolidated Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Combined and Consolidated Financial Statements and related notes, the Financial Statements of MXNet and related notes, the Consolidated Financial Statements of Saturn and related notes, and the unaudited pro forma combined and consolidated financial information and related notes included elsewhere in this prospectus.

                                Year Ended September 30,            Six Months Ended March 31,
                          ---------------------------------------  -------------------------------
                           1996      1997      1998       1998       1998       1999       1999
                          -------  --------  ---------  ---------  ---------  ---------  ---------
                                    Actual              Pro forma        Actual          Pro forma
                          ----------------------------  ---------  --------------------  ---------
                               (In thousands, except per share amounts and other data)
Statement of Operations
 Data:
Revenue.................  $ 3,459  $ 17,838  $  35,853  $  62,170  $  15,318  $  32,611  $  37,370
Cost of revenue
 (exclusive of
 depreciation and
 amortization shown
 separately below)......    4,406    19,823     35,652     56,957     15,413     30,934     34,988
Sales and marketing
 expense................    1,057     4,172      8,455      8,455      3,213      4,878      4,884
General and
 administrative
 expense................    2,868     3,439      5,001     11,498      2,331      2,815      4,061
Depreciation and
 amortization...........      998     3,460      9,060     16,730      2,924      9,508     10,830
Special charge(1).......      --        --       1,350      1,350        --         --         --
                          -------  --------  ---------  ---------  ---------  ---------  ---------
 Loss from operations...   (5,870)  (13,056)   (23,665)   (32,820)    (8,563)   (15,524)   (17,393)
Interest expense, net...     (247)   (2,040)    (3,527)    (2,496)    (1,521)    (4,318)    (2,300)
Other income (expense),
 net....................      --        117         26         26          3        (18)         5
                          -------  --------  ---------  ---------  ---------  ---------  ---------
 Loss before provision
  for income taxes......   (6,117)  (14,979)   (27,166)   (35,290)   (10,081)   (19,860)   (19,688)
Provision for income
 taxes..................       62       229        473        563        171        257        271
                          -------  --------  ---------  ---------  ---------  ---------  ---------
 Net loss...............  $(6,179) $(15,208) $ (27,639) $ (35,853) $ (10,252) $ (20,117) $ (19,959)
                          =======  ========  =========  =========  =========  =========  =========
Basic and diluted loss
 per share..............  $  (.14) $   (.35) $    (.64) $    (.83) $    (.24) $    (.47) $    (.46)
                          =======  ========  =========  =========  =========  =========  =========
Basic and diluted
 weighted average number
 of common shares
 outstanding............   43,100    43,100     43,100     43,100     43,100     43,100     43,100
                          =======  ========  =========  =========  =========  =========  =========
Cash Flow and Other
 Operating Data:
Cash used in operating
 activities.............  $(6,240) $(14,669) $ (15,093)            $  (6,166) $ (11,607)
Cash used in investing
 activities.............   (4,858)   (3,495)   (13,772)               (5,680)   (42,396)
Cash provided by
 financing activities...    7,591    16,604     29,829                11,934     57,440
EBITDA(2)...............   (4,872)   (9,596)   (14,605) $ (16,090)    (5,639)    (6,016) $  (6,563)
Capital expenditures....    4,858     3,495     12,930                 5,680      7,683
Other Data: (at period
 end)
Number of points of
 presence...............        6        13         21                    17         73
Number of customer
 access nodes...........       41       207        488                   377      1,010
Number of customer
 accounts(3)............       45       131        248                   178        456

                                                   (footnotes on following page)

                                                             March 31, 1999
                                                         -----------------------
                                                          Actual  As Adjusted(4)
                                                         -------- --------------
                                                             (In thousands)
Balance Sheet Data:
Cash and cash equivalents............................... $  4,061    $ 92,636
Total assets............................................  125,444     214,019
Note payable to parent(5)...............................   25,522      25,522
Notes payable, net of current portion...................    7,031       7,031
Lease obligations, net of current portion...............   13,907      13,907
Total stockholder's equity..............................   42,255     130,830

--------------------
(1) Special charge represents bonus payments and payments for cancellation of IPC stock options relating to our employees in connection with the merger of IPC and Arizona Acquisition Corp. in 1998. See Note 5 of the Notes to our Combined and Consolidated Financial Statements, included elsewhere in this prospectus.
(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization expenses. It is determined by deducting depreciation and amortization expense from our loss from operations. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations and should not be considered as an alternative to net loss as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and others in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures used by other companies.
(3) Generally, multiple contractual relationships with a single legal entity are considered a single customer account. However, we are not always aware of and, accordingly, do not always reflect combinations, mergers and consolidations between our customers.

(4) Adjusted to reflect the sale of 6,500,000 shares of common stock at an assumed initial public offering price of $15.00 per share, net of underwriting discounts and offering expenses.
(5) The March 31, 1999 note payable to parent represents amounts due to IPC and is net of the capitalization to paid-in capital of $73.0 million as of March 31, 1999.

                                  RISK FACTORS

   You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock.

Our limited operating history makes evaluating our business and future prospects difficult.

   We started our business in June 1995 as International Exchange Networks, Ltd., and, in connection with this offering, we were reorganized into a newly formed Delaware corporation, IXnet, Inc., on May 4, 1999. We have only a limited operating history on which you can evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties which we expect to encounter in the early stages of our development. In order for our business to succeed, we must:

  .accelerate our network expansion;

  .expand and further penetrate our customer base;

  .maintain and enhance the IXnet brand;

  .successfully implement and execute our business and marketing strategy;

  .continue to develop and upgrade our technology and global network infrastructure;

  .expand our portfolio of service offerings to meet the needs of a changing market;

  .provide superior customer service;

  .respond to competitive developments; and

  .attract, integrate, retain and motivate qualified personnel.

   We may not be successful in accomplishing any of these things, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have experienced significant operating losses and may not be able to achieve profitability.

   We have had net losses since we began operations and we may never become or remain profitable or generate positive cash flow from operations. We had net losses of $15.2 million for the year ended September 30, 1997 and $27.6 million for the year ended September 30, 1998. Net loss for the six months ended March 31, 1999 was $20.1 million. We expect to continue to incur significant losses and experience negative cash flow for the foreseeable future. We intend to rapidly and substantially increase spending to expand our Extranet, but our revenues may not increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. While revenues have grown in recent periods, this growth is attributable, in part, to the acquisitions we made, and this growth may not continue.

IPC's control of us may conflict with your interests as a stockholder.

   IPC controls and will continue to control us. IPC's interests may conflict with your interests as a stockholder, and the price of our common stock may be adversely affected as a result. IPC currently owns all of the issued and outstanding shares of our common stock. At the completion of this offering, IPC will own 43,100,000 shares or 86.9% of our common stock. Thus, IPC will be able to control our management and affairs and all matters submitted to our stockholders for approval, including the election and removal of directors, and any merger, consolidation or sale of all or substantially all of our assets.

    We will need additional funds to finance our business and be successful, but our ability to raise funds is restricted. We will require funds in addition to the proceeds of this offering to finance the expansion and development of our business. However, our ability to raise funds is significantly limited by agreements entered into by IPC which are also binding upon us. If we are unable to raise these funds, our business, financial condition and results of operations will be materially and adversely affected. IPC has issued debt securities to the public under an indenture and also has a credit agreement. As a subsidiary of IPC and a guarantor under IPC's credit agreement, as well as under the inter-company agreement with IPC, we are subject to the restrictions and covenants under the IPC indenture and credit agreement. These restrictions will, among other things, limit our ability to:

    .  incur indebtedness;

    .  pay dividends or make other distributions;

    .  engage in sale and leaseback transactions;

    .  create liens;

    .  sell our assets; or

    .  issue, sell or repurchase our stock or other equity interests.

   See "Certain Relationships and Related Transactions--Agreements with IPC."

    We are dependent on IPC for our funding needs, but IPC may not be able to provide us with a sufficient source of funds. Our business, financial condition and results of operations will be materially and adversely affected if we are unable to obtain funds to cover our operating losses, working capital and debt service. However, under the terms of IPC's indenture, we may not use the proceeds of this offering for those purposes. Thus, even after the offering, we will depend on IPC to fund our operating losses, working capital and debt service. Subject to the terms and conditions of the inter-company agreement, IPC has agreed to continue to provide us with ongoing financing and to obtain letters of credit on our behalf, from time to time, upon reasonable notice from us. The amount available under this credit facility will start at $6.25 million and increase by that amount quarterly thereafter, up to an aggregate of $50 million during the period beginning July 1, 1999 through June 30, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    However, under the terms of its credit agreement or for other reasons, IPC may not be able to provide us with a sufficient source of funds to fund our operating losses, working capital needs or debt service. IPC's failure to advance funds to us in a timely fashion could have a material adverse effect upon our growth and results of operations, which could adversely affect the price of our common stock. The extent of IPC's leverage and its financial condition could have important consequences to our future operations, including but not limited to:

    . increasing our vulnerability to general adverse economic and industry conditions;

    . limiting our ability to obtain additional financing to fund future working capital, debt service, operating losses and other general corporate requirements;

    . limiting our flexibility in reacting to changes in our business and the industry in which we compete; and

    . placing us at a competitive disadvantage compared to better capitalized competitors.

    Because we have agreed to remain a consolidated entity with IPC, we may not be able to raise funds or make acquisitions by issuing our stock, which could limit our ability to grow and be successful. We have agreed with IPC that, until November 2001 at the earliest, we will not take any action that would prohibit us and IPC from being treated as a consolidated taxable entity for federal and state income tax purposes. As a result, we may not issue any stock that would reduce IPC's ownership of us to below 80% until that time at the earliest. This may preclude us from raising needed capital or paying for acquisitions with our stock and could have a negative impact on our financial condition and results of operations.

    Our substantial ongoing relationships with IPC are critical to our success; if IPC terminates any of these relationships, our business prospects will be impaired. IPC has provided and is expected to continue to provide us with many financial, administrative and operational services and related support functions, including field service, human resources and legal services. See "Certain Relationships and Related Transactions." If IPC unexpectedly stops providing these services for any reason, we could face significant challenges and costs in assuming these services or finding an alternative to IPC. This could impair our operations and could harm our financial results. Our marketing and business plan also relies, in part, on taking advantage of IPC's established presence as a supplier of telecommunications hardware to the financial services community. If IPC ceases doing business or changes its focus, we may have to increase marketing expenditures to raise our market presence. Our legal counsel, Thacher Proffitt & Wood, is also counsel to IPC. Consequently, we do not have legal representation independent from IPC.

Our assets, including our subsidiaries' stock, could be foreclosed upon if a default occurs under IPC's credit agreement.

   All of our and our subsidiaries' capital stock and real and personal property are pledged as collateral under the credit agreement. If IPC or any of its subsidiaries, including us, breaches the credit agreement, the lenders may pursue us for payment and take any or all of our assets, including the stock of our operating subsidiaries, in order to satisfy IPC's obligations. Any such actions could have a material adverse effect upon our financial condition and results of operations. In addition, in the event of a foreclosure on IPC's assets, the administrative agent of the lenders could force us to register the shares of our stock held by IPC for public sale, which could adversely affect the price of our stock.

Our directors and our executive officers may have conflicts of interest because of their relationships with IPC.

   Five of our nine directors and four of our executive officers are also directors and/or executive officers of IPC. These directors and executive officers will have obligations to both companies and may have conflicts of interest with respect to matters affecting us, such as acquisitions, financings and other corporate opportunities that may be suitable for both us and IPC. In order for our board of directors to approve these matters, the approval of one or more of the IPC directors will be required.

   Our directors and some of our executive officers own substantial amounts of IPC stock and options on IPC stock. Such ownership could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and IPC. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

Our growth will suffer if we cannot successfully expand our Extranet.

   Our growth will suffer, and we may not be able to adequately meet the demands of existing customers or have sufficient capacity to add new customers, if we cannot effectively expand the capacity of our Extranet. This will require significant expenditures for hardware and software, and will also include the opening of one additional network operations center, and additional points of presence, in local markets. Although we intend to aggressively add capacity over the next two years, at times in advance of customer demand, our efforts may not be successful. Effective expansion will require that we:

  .  anticipate and prepare for future demand;

  .  have access to sufficient capital; and

  . locate and secure satisfactory sites for the network operations center and additional points of presence and implement the buildout of these sites, all of which may require significant lead time.

Because the success of our business is dependent on the efficient and uninterrupted operation of our Extranet, a systems failure or breach of security could cause a significant disruption to our business.

   We believe our reputation for providing reliable and efficient network services is critical to our future success. Our Extranet and data centers are subject to:

  .damage from human error and tampering; .  breaches of security;
  .natural disasters;                     .  physical break-ins;
  .fire;                                  .  telecommunications failures;
  .power loss;                            .  intentional acts of vandalism;
  .capacity limitations;                     and
  .software defects;                      .  other factors that can cause
                                             interruptions in service or
                                             reduced capacity for our
                                             customers.

Although we intend to use a portion of the proceeds of this offering to enhance the redundancy of our Extranet, it is not now, nor will it ever be, fully redundant. Despite precautions we have taken and plan to take, the occurrence of a natural disaster, human tampering or other unanticipated problems could result in interruptions in the services we provide to our customers, which could subject us to loss of business that could have a negative impact on our financial condition and results of operations.

We may not be able to successfully manage additional growth.

   Our future success will depend in large part on whether we can improve our operational, financial and accounting systems and expand, train and manage our employees. We have experienced rapid growth that has placed significant demands on our managerial, operational, financial and accounting resources. We intend to continue to expand operations and expect to dedicate a substantial portion of our financial and managerial resources to support our expansion. We will also have to hire and train a sufficient number of suitably skilled employees. Competition for qualified employees, particularly those with sales, marketing or technical expertise is intense, and there is a limited number of persons with relevant knowledge and experience. If we fail to manage our growth effectively, our business, financial condition and results of operations could be materially and adversely affected.

Because our revenues are derived primarily from the financial services community, an economic downturn in the financial services industry could adversely affect our business.

   Almost all of our revenues are derived from, and our future success will be dependent upon, sales to customers in the financial services community. If the financial services industry suffers an economic downturn or other long-term disruption, it is likely that we would experience a decline in revenues, which would have a material adverse effect on our business, financial condition and results of operations.

The loss of or reduction in business from one or both of our two key customers could adversely affect our business.

   Our two largest customers are currently Deutsche Bank and Optimark. The loss of these customers, or a substantial reduction in the amount of services we provide to them, could have a material adverse effect on our business, financial condition and results of operations. Deutsche Bank accounted for about 23% and Optimark accounted for about 14% of our consolidated revenues in fiscal 1998. Deutsche Bank accounted for about 11% and Optimark accounted for about 14% of our consolidated revenues for the six months ended March 31, 1999. These customers do not have long-term contracts or minimum volume commitments, and, accordingly, they may not maintain their current volume of business with us.

Our management has broad discretion in the application of proceeds and may not effectively invest the proceeds of this offering.

   While we are subject to contractual restrictions on how we may use the net proceeds of this offering, our board of directors and management have broad discretion over how to use the proceeds. If we fail to manage the application of the net proceeds of this offering effectively, our business, financial condition and results of operations could be materially and adversely affected. See "Use of Proceeds."

Our business strategy includes acquiring other businesses, but we may not be able to identify and properly integrate acquisitions of other companies.

   As a part of our business strategy, we intend to acquire other businesses. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. Also, we may not be able to identify, acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition involves a number of other special risks that could cause the acquired business to fail to meet our expectations. For example:

  .  the acquired business may not achieve expected results;

  .  we may not be able to retain key personnel of the acquired business;

  . we may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate the business with our own;

  . the transfer of required permits, authorizations or licenses may be more difficult, time consuming or costly than we anticipated;

  .  our management's attention may be diverted; or

  . our management may not be able to manage the combined entity effectively or to make acquisitions and grow our business internally at the same time.

   We cannot predict the timing, size or success of any future acquisitions or the associated capital requirements. In addition, we may not be able to obtain acquisition financing when required, or such financing may only be available on terms and conditions that are unacceptable to us. If we are unable to fund our acquisition plans, our growth could be limited.

We may not be able to attract and retain key personnel we need to succeed.

   Our success depends to a significant degree upon the continued contributions of our senior management team and technical, marketing and sales personnel. Although our key employees, such as David A. Walsh and Charles F. Auster, currently have employment agreements with us, they may voluntarily terminate their employment with us at any time. See "Management--Employment Agreements." If we lose the services of these persons or other key personnel, or if we are unable to attract additional qualified personnel or retain them, our results of operations, service development efforts and ability to expand our business may be materially and adversely affected.

We have many competitors, and we may not be able to compete effectively against them.

   We have many global and regional competitors, including national and international carriers. Many of our current and potential competitors have greater financial, engineering, marketing and other resources than us. The continuing trend toward business combinations and strategic alliances in the communications industry may create significant new competitors or strengthen existing competitors. Competitive pressures could require us to reduce the price of our services which could have a material adverse effect on our business, financial condition and results of operations. In addition, in many non-U.S. markets, we face competition from dominant local providers that have long standing relationships with our target customers. See "Business-- Competition."

A significant and growing portion of our business is from our international operations, and changes in the global economy, foreign tax laws, international business practices and currency exchange rates could adversely affect our business.

   We currently have established offices and distributors to market and sell our services in Europe and the Asia/Pacific region. Revenue from our international operations accounted for $15.1 million, or 46.3% of total revenue, for the six months ended March 31, 1999. Because this period only includes approximately three months of Saturn results of operations and due to our anticipated international expansion, we expect the percentage of our revenues from international operations to increase in future periods. Our international operations may be adversely affected by one or more of the following:

  .increased cost of enforcing contractual obligations;

  .unique and unanticipated telecommunications regulatory issues;

  .difficulties and costs of managing our foreign operations;

  .limited protection for our intellectual property rights in some countries;

  .currency exchange rate fluctuations;

  .political and economic instability; and

  .potentially adverse tax consequences.

   Our international revenues are generally denominated in local currencies. Many of our international customers have fixed price contracts between six to twelve months. If inflation or other conditions that affect our international operations adversely affect our revenues, it may take us several months before we can renegotiate certain customer contracts. We do not currently engage in currency hedging activities.

If we fail to keep up with the rapid technological changes that affect our business, we will be at a competitive disadvantage.

   The networking services and communications market in which we operate is characterized by rapid technological change. In order to provide our customers with value-added services on a cost effective basis, we need to keep abreast of and adopt, where prudent, new technologies. The cost of new technologies may be substantial, and, if we decide to forego or delay adoption of new technologies, we may be at a competitive disadvantage.

The critical nature of our Extranet may subject us to liability claims.

   Because our Extranet provides critical global communications links to key members of the worldwide financial services community, we may be subject to liability claims if our customers believe that our services have failed to perform as intended. The security services that we offer in connection with our global Extranet cannot assure complete protection from computer viruses, breaches, break-ins, natural disasters and other disruptive problems. Although we attempt to contractually limit our liability in such instances, the occurrence of these problems may result in claims against us and potential liability. These claims, regardless of their ultimate outcome, could result in costly litigation. They could also have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our services.

Changes in United States, state or international government regulations could adversely affect our business.

   We provide telecommunication services that are subject to extensive federal and state regulation. The interpretation and enforcement of laws and regulations by the regulatory authorities that administer them vary and could limit our ability to provide certain communications services. The FCC and relevant state Public Utility Commissions exercise extensive authority to regulate ownership of transmission facilities, provision of services and the terms and conditions under which our communications services are provided. In addition, we are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services we provide. Any failure to maintain proper federal or state tariffs or certifications or any finding by federal or state agencies that we are not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on us.

   Most of the existing laws and regulations for telecommunications servces in foreign countries were recently enacted. Consequently, there is very limited guidance on the scope of the authority provided to us in many foreign countries. Thus, an examination of our operations by a foreign regulatory or governmental authority could result in a determination that we are not operating in a manner consistent with existing law, regulations or licenses issued to us. Such a determination could limit our ability to provide certain communications services to or from that country and could result in substantial fines, penalties or loss of our operating authority in such jurisdiction that may have a material adverse effect on our business, financial condition and results of operations.

We may be liable for the material our content providers distribute over our Extranet.

   The law relating to the liability of private network operators for information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content disseminated on our Extranet. For example, lawsuits may be brought against us claiming that material on our Extranet which one of our customers relied on was inaccurate. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Content providers operating private networks have been sued in the past, sometimes successfully, based on the content of material. If we have to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our business, financial condition and results of operations may be materially and adversely affected.

Year 2000 problems could disrupt our business, reduce our profits and lower the value of your stock.

   Some computers, software and other equipment include programming code in which calendar year data is stored as only two digits. As a result of this programming design, some of these systems, including our systems and those of third parties that we rely upon, could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the Year 2000 problem.

   The Year 2000 problem may affect our business in many ways including:

  . Network equipment we have installed for on-net customers. Once installed, our equipment may interact with other products of the customer and operate on systems not under our control. These factors could affect the performance of our Extranet and/or related services if a Year 2000 problem exists in our customer's information technology infrastructure.

  . Internal infrastructure. The Year 2000 problem could affect computers, software and other equipment that we use internally as well as divert management's attention from ordinary business activities. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 problem.

  . Customers/suppliers/third-party relationships. The Year 2000 problem is currently placing a strain on organizations' information technology budgets and resources. Some organizations may lack sufficient resources to undertake the type of integration projects required to adequately address the Year 2000 problem. It is possible that our customers, suppliers or other third parties that we rely upon will not resolve any or all of their Year 2000 problems on a timely basis.

   We do not believe that it is possible to determine with complete certainty that all Year 2000 problems affecting us will be identified or corrected in a timely manner. We are in the process of developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 problems that may affect our services; however, these plans are not yet finalized. If we fail to identify and correct all Year 2000 problems affecting our internal systems, or if we are forced to implement a contingency plan, our business, financial condition or results of operations could be materially adversely affected.

   We strongly urge you to read about our Year 2000 efforts under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

Our use of proprietary technology may subject us to liability claims.

   We could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our global partners and customers for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. Additional licenses, if required, may be costly or may not be available on acceptable terms. If there are, intellectual property claims made against us, they could materially and adversely affect our business, financial condition and results of operations.

We may not be able to protect our proprietary technology.

   We may not be able to adequately protect our proprietary technology, and our competitors may independently develop technologies that are substantially equivalent or superior to our technology. It may be possible for a third party to copy or otherwise obtain and use our services or technology without authorization or to independently develop similar technology. This could adversely affect our business, financial condition and results of operations.

Our common stock may be subject to erratic price fluctuations.

   From time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our performance. Recently, such volatility has particularly impacted the stock prices of technology companies, frequently leading to costly securities class action litigation. The price of our common stock may be subject to significant fluctuations in response to numerous factors, including:

  .variations in our annual or quarterly financial results or those of our competitors;

  . changes by financial research analysts in their estimates of our earnings or our failure to meet such estimates;

  . conditions in the economy in general or in the financial services, Internet, communications and other technology industries;

  .announcements of key developments by competitors;

  .loss of key personnel;

  .  unfavorable publicity affecting our industry or us;

  .  adverse legal events affecting us;

  .  IPC's financial condition or public announcements made by IPC; or

  . sales of our common stock by existing stockholders, particularly if such sales are by our directors or officers.

The absence of an active public market for our common stock may make it difficult for you to resell your shares at or above the offering price, and the availability of significant amounts of common stock for sale could adversely affect its market price.

   Prior to this offering, there has been no public market for our common stock, and an active public market for our common stock may not develop. The initial public offering price for our common stock was determined by negotiation between us and the representatives of the underwriters, and you may be unable to resell your shares of common stock at or above the initial public offering price.

   IPC will own in the aggregate 43,100,000 shares, or 86.9% of our common stock after the offering, or 85.2% if the underwriters exercise the over-allotment option in full. If IPC sells a large portion of these shares on the open market and at one time, our market price per share would likely decline. You should read "Shares Eligible for Future Sale" for a more detailed discussion of when and how many shares of our common stock may be sold after this offering.

You will incur immediate and substantial dilution of $13.47 per share.

   The initial public offering price of the common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, you will incur immediate and substantial dilution of $13.47 per share based upon an assumed initial public offering price of $15.00 per share. In the event we issue additional shares of common stock in the future, you may experience further dilution. Furthermore, as of July 1, 1999, we had issued options to purchase 6,530,184 shares of common stock at an exercise price equal to $13.96 per share. To the extent such options are exercised, you will experience further dilution.

                           FORWARD LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully, because they discuss:

  . our future expectations;

  . projections of our future results of operations or of our financial condition; or

  . other "forward-looking" information.

   We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations.

                                  IXNET, INC.

   Our subsidiary, International Exchange Networks, Ltd., was incorporated in March 1993 and commenced operations in June 1995. On June 23, 1995, IPC acquired 80% of the stock of International Exchange Networks. By acquiring International Exchange Networks, IPC sought to position itself as the premier company with a portfolio of services and hardware tailored to address the unique communications needs of the financial services community.

   In February 1998, IPC acquired MXNet, a provider of market data distribution services to content providers. In April 1998, in connection with the recapitalization of IPC, IPC acquired the remaining 20% of the outstanding stock of International Exchange Networks.

   In December 1998, International Exchange Networks acquired Saturn, a provider of managed, premium grade voice and data communications services to financial services firms in Europe and the Asia/Pacific region.

   On May 4, 1999, in connection with this offering, IXnet, Inc., a Delaware corporation, was incorporated. At that time, IPC contributed MXNet to International Exchange Networks and International Exchange Networks to us.

   As of the date of this prospectus, we are a wholly-owned subsidiary of IPC, and we own all of the outstanding shares of common stock of International Exchange Networks and its subsidiaries, MXNet and Saturn and its subsidiaries. After this offering, IPC is expected to own 86.9% of our common stock.

IPC

   IPC was established in 1973 and for the last 26 years has manufactured telephone equipment specifically designed to perform in the demanding environment of the financial trading community. IPC has grown to become a leader in providing integrated telecommunications equipment and services that facilitate the execution of transactions by the financial trading community.

   IPC completed its initial public offering in October 1994. IPC was recently reorganized into a holding company structure and became a wholly-owned subsidiary of IPC Communications, Inc. on May 21, 1999. IPC Communications is publicly traded on the AMEX under the symbol IPI.

   Other than IXnet, IPC's major operating units are Trading Systems and Information Transport Systems:

   Trading Systems. IPC's Trading Systems division provides sophisticated turrets or turret systems, which consist of desktop appliances connected with associated switching equipment and which provide highly reliable, non-blocking voice communications for trading operations. These systems incorporate a proprietary design. They include many features designed to increase the trader's productivity, and provide the high degree of reliability necessary due to the time-sensitive nature of trading activity and the high potential opportunity cost of a service outage. IPC has placed into service more than 100,000 turrets worldwide. IPC estimates that it has the largest installed base of turrets in the world, including a majority of the installed base of turrets in New York City and a significant presence in other major financial centers including London.

   Information Transport Systems. IPC's I.T.S. division provides data connectivity applications, cabling infrastructure, design, installation and maintenance services for high speed voice and data networks. These networks include local area networks and wide area networks. IPC's I.T.S. engineers design and implement intelligent network infrastructures to provide connectivity to a wide array of customer-owned devices. The I.T.S. division's expertise includes network design, and the installation of all available physical transport media, including copper, fiber optic and coaxial cable. I.T.S. services also include project management for network infrastructure upgrades and on-site, as well as on-call, technical support worldwide.

MXNet

   Through the acquisition of MXNet, we entered the business of distributing market data for content providers. We operate a virtual warehouse where we host the data of various content providers and then distribute such data to end-users on behalf of the content providers. Our Extranet serves as a content-neutral delivery system to the desktops of the financial services community. This approach allows our data provider customers to display content in the formats they desire. Because we often are willing to expand our Extranet to reach additional end-users targeted by our content provider customers, we believe our Extranet is more attractive than existing distribution networks of competing content providers. As of March 31, 1999, we were aggregating data from more than 30 sources, 13 of which were acquired as part of the MXNet acquisition.

Saturn

   Saturn is a U.K. holding company that owns communication network operating subsidiaries in the United Kingdom, the United States, Hong Kong, Australia, Japan and Singapore. Saturn provides managed premium grade voice and data communication services to the financial services community, similar to IXnet, but focused on Europe and the Asia/Pacific region.

Our Relationship with IPC

   Our relationship with IPC has provided us with a level of credibility and an entree into the financial services sector that other emerging communications companies in our market sector do not have. Moreover, through our relationship with IPC, we are able to provide on-net connections from turret to turret to the significant installed IPC customer base and integrate our customer access nodes into IPC turret systems so that we can rapidly provide IPC customers with on-net services. We also coordinate our sales and marketing effort with the IPC sales effort, thereby offering a complete hardware and network solution for the communications needs of financial services firms.

   In connection with this offering, we have entered into agreements with IPC to govern the various interim and ongoing relationships between us. All of the agreements with IPC were negotiated in the context of a parent-subsidiary relationship. Accordingly, the terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See "Risk Factors--IPC's control of us may conflict with your interests as a stockholder," and "--Our assets, including our subsidiaries' stock, could be foreclosed upon if a default occurs under IPC's credit agreement" and "Certain Relationships and Related Transactions" for a more detailed description of our relationship and inter-company agreements with IPC.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 6,500,000 shares of common stock we are offering are estimated to be $88.6 million. This is based upon an assumed public offering price of $15.00 per share and after deducting the underwriting fees and estimated offering expenses we will pay. If the underwriters exercise the over-allotment option in full, our net proceeds will be approximately $102.2 million.

   We expect to use the net proceeds from this offering for continued deployment and expansion of our global Extranet, including anticipated capital expenditures of approximately $57.7 million in the 12 months following the offering. In addition, we may use a portion of the net proceeds from this offering for possible future acquisitions, strategic alliances or investments in property or assets used in our business. We currently have no commitments or agreements to make any acquisitions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short term U.S. investment grade and government securities.

   Under the indenture for IPC's senior discount notes, and as agreed to by us in our inter-company agreement with IPC, within 12 months after completion of our initial public offering, we must either;

  . invest the net proceeds from this offering in property or assets used in our business, or invest in a company with a business similar or related to our business; or

  . enter into an agreement to so invest the net proceeds within 12 months after entering into such agreement.

   See "Risk Factors--IPC's control of us may conflict with your interests as a stockholder--We are dependent on IPC for our funding needs, but IPC may not be able to provide us with a sufficient source of funds" and "Certain Relationships and Related Transactions."

                                DIVIDEND POLICY

   We have not paid, and do not anticipate paying in the foreseeable future, any cash dividends on our common stock. We intend to retain any earnings for use in our growth and ongoing operations. If we decide to pay dividends in the future, such dividends would be subject to certain contractual limitations in IPC's credit agreement and the indenture for IPC's senior discount notes, to which we have agreed to comply under our inter-company agreement with IPC. See "Certain Relationships and Related Transactions--Agreements with IPC--Inter-Company Agreement."

                                 CAPITALIZATION

   The following table sets forth IXnet's capitalization as of March 31, 1999 on an actual basis and as adjusted to reflect our sale of 6,500,000 shares of common stock at an assumed initial public offering price of $15.00 per share. The capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed Combined and Consolidated Financial Statements and related notes appearing elsewhere in this prospectus.

                                                             March 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (In thousands)
Cash and cash equivalents................................ $  4,061   $ 92,636
                                                          ========   ========
Current portion of notes payable......................... $  4,941   $  4,941
Current portion of capital leases........................    4,885      4,885
Long-term debt, excluding current portion:
  Note payable to parent.................................   25,522     25,522
  Lease obligations......................................   13,907     13,907
  Notes payable..........................................    7,031      7,031
                                                          --------   --------
    Total long-term debt.................................   46,460     46,460
                                                          --------   --------
Stockholder's equity:
  Common stock--$0.01 par value; 100,000,000 shares
   authorized, actual and as adjusted; 43,100,000 issued
   and outstanding, actual; 49,600,000 issued and
   outstanding, as adjusted..............................      431        496
  Paid-in capital........................................  112,084    200,594
  Accumulated deficit....................................  (69,826)   (69,826)
  Cumulative translation adjustment......................     (434)      (434)
                                                          --------   --------
    Total stockholder's equity...........................   42,255    130,830
                                                          --------   --------
      Total capitalization............................... $ 98,541   $187,116
                                                          ========   ========

   The outstanding share information is based on our shares outstanding as of March 31, 1999, as adjusted for a 43,100-for-1 stock split effected as a stock dividend, and giving effect to the amendment of our certificate of incorporation on July 1, 1999 that increased the number of authorized shares of our common stock. This information excludes 6,530,184 shares of common stock issuable upon exercise of options outstanding as of July 1, 1999 at an exercise price of $13.96 per share, and 523,225 additional shares of common stock reserved for issuance under our stock option plan.

                                    DILUTION

   Our net tangible book deficit as of March 31, 1999, was $12.5 million, or $0.29 deficit per share of common stock, after giving effect to the 43,100-for-1 stock split effected by way of a stock dividend on July 1, 1999. Net tangible book deficit per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Our net tangible book value as of March 31, 1999 would have been $76.1 million, or $1.53 per share, after giving effect to the sale of 6,500,000 shares of common stock offered by us at an assumed initial public offering price of $15.00 per share after deducting the underwriting discounts and commissions and other estimated offering expenses. This represents an immediate increase in net tangible book value of $1.82 per share to our existing stockholder and an immediate dilution of $13.47 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.................         $15.00
  Net tangible book deficit per share as of March 31, 1999...... $(0.29)
  Increase in net tangible book value per share attributable to
   new stockholders.............................................   1.82
                                                                 ------
Net tangible book value per share after offering................           1.53
                                                                         ------
Dilution per share to new stockholders..........................         $13.47
                                                                         ======

   The following table summarizes, as of March 31, 1999, the difference between the existing stockholder and new stockholders with respect to the number of shares of common stock purchased, the total consideration paid and the average price paid per share:

                           Shares Purchased  Total Consideration
                          ------------------ -------------------- Average Price
                            Number   Percent    Amount    Percent   Per Share
Existing stockholder..... 43,100,000   86.9% $ 90,000,000   48.0%    $ 2.09
New stockholders.........  6,500,000   13.1    97,500,000   52.0      15.00
                          ----------  -----  ------------  -----
    Total................ 49,600,000  100.0% $187,500,000  100.0%
                          ==========  =====  ============  =====

   The foregoing discussion excludes any shares to be issued in connection with the over-allotment option and excludes any shares of common stock issuable upon the exercise of options. As of March 31, 1999, no options were outstanding. As of July 1, 1999, options to purchase 6,530,184 shares of common stock with an exercise price of $13.96 per share were outstanding.

               SELECTED COMBINED AND CONSOLIDATED FINANCIAL DATA

   The statement of operations data for the years ended September 30, 1996, 1997 and 1998 and the balance sheet data as of September 30, 1997 and 1998 have been derived from our Combined and Consolidated Financial Statements, audited by PricewaterhouseCoopers LLP, included elsewhere in this prospectus. The statement of operations data for the year ended September 30, 1995 and the balance sheet data as of September 30, 1995 and 1996 have been derived from our consolidated unaudited financial statements which do not appear in this prospectus. The statement of operations data for the six months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 have been derived from our unaudited Combined and Consolidated Financial Statements. The unaudited combined and consolidated interim financial statements for all periods have been prepared on the same basis as the audited Combined and Consolidated Financial Statements, and in our opinion reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data.

   Our results of operations for the year ended September 30, 1998 and for the six months ended March 31, 1999 include the consolidated results of operations of International Exchange Networks and its subsidiaries combined with the results of operations of MXNet from February 13, 1998. Additionally, our results of operations for the six months ended March 31, 1999 include the consolidated results of operations of Saturn from December 18, 1998.

   The information contained in the following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Combined and Consolidated Financial Statements and related notes, the Financial Statements of MXNet and related notes, and the Consolidated Financial Statements of Saturn and related notes, included elsewhere in this prospectus.

                                                               Six Months Ended
                              Year Ended September 30,             March 31,
                          -----------------------------------  ------------------
                           1995    1996      1997      1998      1998      1999
                          ------  -------  --------  --------  --------  --------
                          (In thousands, except per share amounts and other
                                                data)
Statement of Operations
 Data:
 Revenue................  $  --   $ 3,459  $ 17,838  $ 35,853  $ 15,318  $ 32,611
 Cost of revenue
  (exclusive of
  depreciation and
  amortization shown
  separately below).....     500    4,406    19,823    35,652    15,413    30,934
 Sales and marketing
  expense...............     --     1,057     4,172     8,455     3,213     4,878
 General and
  administrative
  expense...............     229    2,868     3,439     5,001     2,331     2,815
 Depreciation and
  amortization..........     --       998     3,460     9,060     2,924     9,508
 Special charge (1).....     --       --        --      1,350       --        --
                          ------  -------  --------  --------  --------  --------
 Loss from operations...    (729)  (5,870)  (13,056)  (23,665)   (8,563)  (15,524)
 Interest expense, net..      (3)    (247)   (2,040)   (3,527)   (1,521)   (4,318)
 Other income (expense),
  net...................      49      --        117        26         3       (18)
                          ------  -------  --------  --------  --------  --------
 Loss before provision
  for income taxes......    (683)  (6,117)  (14,979)  (27,166)  (10,081)  (19,860)
 Provision for income
  taxes.................     --        62       229       473       171       257
                          ------  -------  --------  --------  --------  --------
 Net loss...............  $ (683) $(6,179) $(15,208) $(27,639) $(10,252) $(20,117)
                          ======  =======  ========  ========  ========  ========
 Basic and diluted loss
  per share.............  $ (.02) $  (.14) $   (.35) $   (.64) $   (.24) $   (.47)
                          ======  =======  ========  ========  ========  ========
 Basic and diluted
  weighted average
  common shares
  outstanding...........  43,100   43,100    43,100    43,100    43,100    43,100
                          ======  =======  ========  ========  ========  ========

                                                              Six Months Ended
                             Year Ended September 30,            March 31,
                         -----------------------------------  -----------------
                          1995    1996      1997      1998     1998      1999
                         ------  -------  --------  --------  -------  --------
                         (In thousands, except per share amounts and other
                                               data)
Cash Flow and Other
 Operating Data:
 Cash used in operating
  activities............ $(576)  $(6,240) $(14,669) $(15,093) $(6,166) $(11,607)
 Cash used in investing
  activities............    --    (4,858)   (3,495)  (13,772)  (5,680)  (42,396)
 Cash provided by
  financing activities..  5,735    7,591    16,604    29,829   11,934    57,440
 EBITDA (2).............   (729)  (4,872)   (9,596)  (14,605)  (5,639)   (6,016)
 Capital expenditures...    --     4,858     3,495    12,930    5,680     7,683

Other Data (at period
 end):
 Number of points of
  presence..............      2        6        13        21       17        73
 Number of customer
  access nodes..........    --        41       207       488      377     1,010
 Number of customer
  accounts (3)..........    --        45       131       248      178       456

                                             September 30,            March 31,
                                     -------------------------------  ---------
                                      1995   1996   1997      1998      1999
                                     ------ ------ -------  --------  ---------
                                                  (In thousands)
Balance Sheet Data:
 Cash and cash equivalents.......... $5,159 $1,616 $   525  $  1,255  $  4,061
 Total assets.......................  6,431 13,703  27,646    60,332   125,444
 Note payable to parent (4).........  1,474  7,026  20,072    43,629    25,522
 Notes payable, net of current
  portion...........................    --     --      --        --      7,031
 Lease obligations, net of current
  portion...........................    --   3,429   9,576    11,570    13,907
 Total stockholder's equity
  (deficit).........................  4,845    890  (8,581)  (14,959)   42,255

---------------------
(1) Special charge represents bonus payments and payments for cancellation of stock options to our employees in connection with the merger of IPC and Arizona Acquisition Corp. in the year ended September 30, 1998. See Note 5 of Notes to our Combined and Consolidated Financial Statements included elsewhere in this prospectus.
(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization expenses. It is determined by deducting depreciation and amortization expense from our loss from operations. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations and should not be considered as an alternative to net loss as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and others in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures used by other companies.
(3) Generally, multiple contractual relationships with a single legal entity are considered a single customer account. However, we are not always aware of and, accordingly, do not always reflect combinations, mergers and consolidations between our customers.
(4) The March 31, 1999 note payable to parent represents amounts due to IPC and is net of the capitalization to paid-in capital of $73.0 million as of March 31, 1999.

                 UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED
                             FINANCIAL INFORMATION

   The following unaudited pro forma combined and consolidated financial information is based on our historical Combined and Consolidated Financial Statements and gives effect to the MXNet acquisition on February 13, 1998 and the Saturn acquisition on December 18, 1998.

   Our historical results of operations for the year ended September 30, 1998 and for the six months ended March 31, 1999 include the consolidated results of operations of International Exchange Networks and its subsidiaries combined with the results of operations of MXNet from February 13, 1998. Additionally, our historical results for the six months ended March 31, 1999 include the results of operations of Saturn from December 18, 1998. Earnings per share reflects our common stock as if it had been outstanding for the periods presented.

   The unaudited pro forma combined and consolidated statement of operations for the year ended September 30, 1998 gives effect to the MXNet and Saturn acquisitions as if they had occurred on October 1, 1997. The pro forma results of operations for the year ended September 30, 1998 include the historical results of Saturn for the year ended July 31, 1998. The unaudited pro forma combined and consolidated statement of operations for the six months ended March 31, 1999 gives effect to the Saturn acquisition as if it had occurred on October 1, 1997. As the MXNet and Saturn acquisitions are included in the historical balance sheet as of March 31, 1999, contained elsewhere in this prospectus, no pro forma balance sheet has been provided.

   The unaudited pro forma combined and consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements of IXnet, MXNet and Saturn, and related notes, included elsewhere in this prospectus. The unaudited pro forma combined and consolidated financial information does not purport to represent what our results of operations would have been had the MXNet and Saturn acquisitions occurred on such dates or to project our results of operations or financial position for any future period or date.

                                  IXnet, Inc.
                        UNAUDITED PRO FORMA COMBINED AND
                      CONSOLIDATED STATEMENT OF OPERATIONS
                         Year Ended September 30, 1998
                    (In thousands, except per share amounts)

                                      Saturn      MXNet
                                     --------  ------------
                                       Year     October 1,
                                      ended      1997 to
                                     July 31,  February 13,  Pro forma
                          Historical   1998        1998     adjustments   Pro forma
                          ---------- --------  ------------ -----------   ---------
Revenue.................   $ 35,853  $25,784      $ 533                   $ 62,170
Cost of revenue
 (exclusive of
 depreciation and
 amortization shown
 separately below)......     35,652   21,305        --                      56,957
Sales and marketing
 expense................      8,455      --         --                       8,455
General and
 administrative
 expense................      5,001    5,753        744                     11,498
Depreciation and
 amortization...........      9,060    1,479        384       $   908 (a)   16,730
                                                                4,899 (b)
Special charge..........      1,350      --         --            --         1,350
                           --------  -------      -----       -------     --------
  Loss from operations..    (23,665)  (2,753)      (595)       (5,807)     (32,820)
Interest (expense)
 income, net............     (3,527)      13        --         (4,249)(c)   (2,496)
                                                                5,267 (f)
Other income, net.......         26      --         --            --            26
                           --------  -------      -----       -------     --------
  Loss before provision
   for income taxes.....    (27,166)  (2,740)      (595)       (4,789)     (35,290)
Provision (benefit) for
 income taxes...........        473      (16)       --            106 (e)      563
                           --------  -------      -----       -------     --------
  Net loss..............   $(27,639) $(2,724)     $(595)      $(4,895)    $(35,853)
                           ========  =======      =====       =======     ========
Basic and diluted loss
 per share..............   $  (0.64)                                      $  (0.83)
                           ========                                       ========
Basic and diluted
 weighted average number
 of shares outstanding..     43,100                                         43,100
                           ========                                       ========



      See notes to unaudited pro forma combined and consolidated financial information.

                                  IXnet, Inc.
                        UNAUDITED PRO FORMA COMBINED AND
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        Six Months Ended March 31, 1999
                    (In thousands, except per share amounts)

                                            Saturn
                                     --------------------
                                       October 1, 1998     Pro forma
                          Historical to December 18, 1998 adjustments   Pro forma
                          ---------- -------------------- -----------   ---------
Revenue.................   $ 32,611         $4,759                      $ 37,370
Cost of revenue
 (exclusive of
 depreciation and
 amortization shown
 separately below)......     30,934          4,054                        34,988
Sales and marketing
 expense................      4,878              6                         4,884
General and
 administrative
 expense................      2,815          1,246                         4,061
Depreciation and
 amortization...........      9,508            257          $ 1,065 (b)   10,830
                           --------         ------          -------     --------
  Loss from operations..    (15,524)          (804)          (1,065)     (17,393)
Interest expense, net...     (4,318)            (1)                       (2,300)
                                                               (840)(d)
                                                              2,859 (f)
Other (expense) income,
 net....................        (18)            23                             5
                           --------         ------          -------     --------
  (Loss) income before
   provision for income
   taxes................    (19,860)          (782)             954      (19,688)
Provision (benefit) for
 income taxes...........        257            (92)             106 (e)      271
                           --------         ------          -------     --------
  Net (loss) income.....   $(20,117)        $ (690)         $   848     $(19,959)
                           ========         ======          =======     ========
Basic and diluted loss
 per share..............   $  (0.47)                                    $  (0.46)
                           ========                                     ========
Basic and diluted
 weighted average number
 of shares outstanding..     43,100                                       43,100
                           ========                                     ========



      See notes to unaudited pro forma combined and consolidated financial information.

                                  IXnet, Inc.
             NOTES TO UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED
                             FINANCIAL INFORMATION
                       Year Ended September 30, 1998 and
                        Six Months Ended March 31, 1999

(a) Reflects the amortization of goodwill for the MXNet Acquisition using a
    2.25 year life from October 1, 1997 to the date of the MXNet acquisition, assuming the acquisition occurred on October 1, 1997.

(b) Reflects the amortization of goodwill for the Saturn Acquisition using a ten-year life for the year ended September 30, 1998 and from October 1, 1998 to the date of the Saturn acquisition, assuming the acquisition occurred on October 1, 1997.

(c) Represents interest expense for the year ended September 30, 1998 on borrowings to finance the Saturn acquisition, assuming the acquisition occurred on October 1, 1997.

                                                               (In thousands)
     Note payable to IPC in the amount of $35.7 million
      bearing interest at a U.S. bank prime rate plus 1/4 of
      one percent, estimated at 8.75%.........................    $ 3,121
     Marshalls Note, a $7.5 million promissory note issued by
      us and guaranteed by IPC bearing interest at the U.K.
      Base Rate, as defined, plus three percent, estimated at
      9.25%, compounded monthly, payable over three years.....        785
     Saturn Note payable to Marshalls in the amount of $5.0
      million payable in monthly installments over two years
      bearing interest at 9.25%...............................        343
                                                                  -------
       Total..................................................    $ 4,249
                                                                  =======

(d) Represents interest expense from October 1, 1998 to the date of the acquisition on borrowings to finance the Saturn acquisition, assuming the acquisition occurred on October 1, 1997.

                                                                  (In thousands)
     Note payable to IPC.........................................     $ 678
     Marshalls Note..............................................       117
     Saturn Note.................................................        45
                                                                      -----
       Total.....................................................     $ 840
                                                                      =====

(e) Reflects the tax effect of the pro forma adjustments impacting foreign operations at the foreign statutory tax rate. All pro forma adjustments impacting domestic operations increase the net operating loss carryforward deferred tax asset and corresponding valuation allowance and result in a net effect of zero.

(f) Reflects the reduction of interest expense in connection with the March 31, 1999 capitalization of $73.0 million of note payable to parent, to paid-in capital as if it occurred on October 1, 1997, net of the increase in interest expense resulting from the change in the inter-company borrowing rate to a U.S. bank prime rate plus two percent.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read together with our Combined and Consolidated Financial Statements, the Financial Statements of MXNet and the Consolidated Financial Statements of Saturn and related notes to these statements appearing elsewhere in this prospectus.

Overview

   In 1995, we began building our Extranet and offering voice and data services. We funded the initial construction of our Extranet, including capital expenditures and working capital, through inter-company investments and loans provided by our parent, IPC. As of March 31, 1999, our Extranet was comprised of two network operations centers, three data centers, 73 points of presence, more than 1,000 customer access nodes placed on customer premises and high capacity bandwidth facilities. Our Extranet connects over 480 customers in financial centers in 34 countries around the world, including New York, Chicago, Toronto, London, Frankfurt, Paris, Zurich, Hong Kong, Tokyo, Sydney and Singapore.

Components of Revenues

   We offer a full range of services to meet the needs of our customers, including the following voice and data communications services:

  . Premium voice--dedicated private voice lines connecting financial firms globally;

  .  Managed bandwidth--fully managed dedicated bandwidth facilities;

  . Outsourcing--end-to-end management of a customer's entire communications network;

  .  Switched voice--high quality voice communications services;

  . Shared internet protocol--network delivery and hosting of third party market data, research, analytics, news and other trading information to the desktop, also known as our Liquidity service; and

  .  Frame relay--dedicated transport of facilitated data applications.

   We currently derive a majority of our revenues from sales of premium voice, managed bandwidth and outsourcing services, and to a lesser extent switched voice, shared internet protocol and other services. Our services are billed on a monthly basis in advance, except for switched voice services which are billed monthly after service is provided. Revenue is recorded as services are provided.

 Pricing policies

   Rates for our premium voice, managed bandwidth and frame relay services are determined by geographic location and bandwidth utilization. For frame relay service there is frequently an additional pricing component for optional telecommunications equipment deployed on customers' premises. These fees may be adjusted for customer volume commitments and term of contract.

   The primary components of pricing for switched voice are duration of call and geographic location, and may be adjusted for customer volume commitment, term of contract and whether the call is to an on-net customer.

   Rates for our outsourcing service are determined by geographic location, bandwidth utilization, telecommunications equipment deployed on the customers' premises, level of service requested and any custom requirements. The rate may be adjusted for customer volume commitments and term of contract.

   The components of pricing shared internet protocol may include the following charges paid by content providers:

  .  an access fee to connect to our Extranet;

  .  a fee to deliver service to end-users; and

  . fees associated with housing of equipment and customer application support.

   The access and delivery fees are determined by geographic location and bandwidth utilization. The hosting fee is determined by amount of space and level of required service. The other component of pricing, paid either by the end-user or the content provider, is a fee for end-user access to the Extranet. This fee is determined by geographic location and bandwidth utilization and may be adjusted for volume commitment and term of contract.

 Long term agreements

   The terms of our agreements typically range from one to five years and are determined based on the level of service requested. Customers who outsource their entire network needs to us tend to have longer term agreements, up to five years. Our ability to obtain fixed term agreements from our customers provides us with a certain level of predictability as to revenue generation. We continue to penetrate our customer base by marketing additional services to existing customers, adding new customer locations and renewing the term of existing agreements with our current customers. Revenues for the six months ended March 31, 1999 generated from our installed customer base at September 30, 1997 increased in excess of 20% as compared to the same period for the prior year. This growth includes the impact of lost customer revenue from this customer base and excludes revenue from customers added after September 30, 1997. We also provide services to some of our customers on a month-to-month basis.

Components of Costs and Expenses

 Cost of revenue

   Cost of revenue consists primarily of leased local and long distance circuit costs, and personnel and related operating expenses associated with network operations, customer support and field service support. Depreciation and amortization related to the cost of our network operations centers, points of presence, customer access nodes, and indefeasible rights to use cable and fiber optic lines, are included in depreciation and amortization expense. The increase in these expenses relates primarily to the expansion of our network and resulting increases in leased circuit, maintenance, personnel, facilities, and customer support costs. Although we expect that cost of revenue will continue to increase as our customer base increases, we anticipate that such expenses as a percentage of revenues will decrease over time. These expenses may be incurred prior to the realization of anticipated revenue. We intend to lease or buy higher capacity local and long distance circuits. As a result of these lease agreements and purchases, we expect to realize the associated benefits of lower unit costs as the use of our network increases. In addition, as revenues grow, we expect to realize economies of scale associated with a relatively fixed operating infrastructure.

 Sales and marketing expense

   Sales and marketing expense consists primarily of personnel costs, commissions, bad debt, travel and entertainment, marketing and advertising. We market our services to the financial services community primarily through our direct salesforce. We intend to significantly expand our salesforce within the U.S., Europe and the Asia/Pacific region over the next 12 to 18 months through the hiring of highly motivated personnel who have backgrounds in network services or experience with the specialized communication needs of the financial services community. Although we compensate our sales force employees, in part, on a commission basis, hiring, training, integrating and retaining these new hires nevertheless requires substantial expenditures in advance of any increased revenues that may arise from the sales effort of new hires. We estimate that an average of three months elapses between the hiring of a new sales employee and the realization of recognizable productivity, and approximately another two months elapses before any significant revenues result. We expect that sales and marketing expenses will increase in the future as we expand our sales and marketing staffs to keep pace with our rapid growth both domestically and internationally but that such expenses will decrease over time as a percent of revenue.

 General and administrative expense

   General and administrative expense consists primarily of salaries and occupancy costs for executive, financial, and management information systems personnel. Certain accounting and management information systems functions, human resources, legal, executive and administrative services have historically been performed under inter-company understandings, and will in the future be performed under an inter-company agreement with IPC. See "Risk Factors--IPC's control of us may conflict with your interests as a stockholder" and "Certain Relationships and Related Transactions--Agreements with IPC--Inter-Company Agreement." The related costs of providing such services have been, and will continue to be, allocated based upon the direct and indirect utilization of the specific services. Indirect expenses were allocated based upon the relation of our headcount to the combined headcount of us and IPC. The costs related to such allocation represented 18.2%, 24.8%, 30.6%, and 34.1% of general and administrative expenses for the three years ended September 30, 1996, 1997 and 1998 and six months ended March 31, 1999, respectively. We expect that general and administrative expenses will increase in the future as we expand our management and administrative staffs to keep pace with our rapid growth both domestically and internationally, but that such expenses will decrease over time as a percent of revenue.

 Depreciation and amortization

   Depreciation and amortization expense includes the allocation of cost for property, plant and equipment and goodwill over their expected useful lives. Property, plant and equipment, excluding indefeasible rights of use and leasehold improvements, are depreciated over five years. The cost of indefeasible rights of use are amortized over the leased term, generally 20 to 25 years, leasehold improvements are amortized over the life of the lease term, generally five years, and goodwill is amortized over periods ranging from 2.25 to ten years.

 Network Expansion

   Since the beginning of our operations, we have undertaken a program of developing and expanding our Extranet. We have made significant investments in network capacity and telecommunications equipment, including routers, customer access nodes, transmission electronics, switches, circuits and other equipment to produce a technologically advanced global Extranet. Historically, a large portion of our network expense was associated with the development of our Extranet and only undertaken if there existed customer demand. Under this success-based network deployment model, we limited the investment in our Extranet to additional customer demand. Recently, we have begun to make greater network investments in certain strategic areas in anticipation of increased customer demand. Investments in customer access nodes and network capacity through acquisitions of indefeasible rights of use and the buildout of our points of presence will continue to represent our most significant capital expenditures over the next 12 months and are expected to increase substantially from historical levels.

   Depending on the services required by the customer, a customer access node typically costs between $2,000 and $50,000 and may consist of one or more of the following:


  . router--a device which connects networks and supports multiple protocols;

  . multiplexer--electronic equipment which allows two or more signals to pass over one communications line;

  . channel bank--a device which aggregates many slow speed voice or data connections onto one high-speed link; and

  . digital line interface card--a card with the capacity to interface digital lines that are installed into IPC's turret systems.

Deferred Compensation

   During May 1999, our board of directors and our sole stockholder, IPC, approved the IXnet, Inc. 1999 Stock Option Plan, authorizing the grant of options to purchase up to 7,053,409 shares of our common stock. At that time, options to purchase 6,530,184 shares were granted to employees, directors and others at an exercise price of $13.96 per share. Except for 1,763,352 options granted to our Chief Executive Officer which vested immediately, such options vest over four years. All such options become exercisable, to the extent then vested, 30 months from the date of grant, subject to certain exceptions.

   In connection with this issuance of stock options, we will record deferred compensation in the aggregate amount of approximately $26 million, based upon the deemed fair market value for accounting purposes of our common stock at the date of grant. Approximately $8.0 million of the deferred compensation will be expensed in our June 30, 1999 quarter, with the balance being amortized over the vesting period of the options. In addition, certain of these options will be treated as variable options for accounting purposes and may result in additional deferred compensation expense in future periods as the value of our shares changes over the vesting period.

Acquisitions

 MXNet Inc.

   On February 13, 1998, IPC acquired all of the issued and outstanding common stock of MXNet, a wholly-owned subsidiary of National Discount Brokers Group, Inc., and paid $6.7 million by the issuance of a promissory note. This acquisition was accounted for using the purchase method of accounting and resulted in $5.5 million of goodwill, which is being amortized on a straight-line basis over 2.25 years. IPC contributed the shares of MXNet to us on May 4, 1999.

 Saturn Global Network Services Holdings Limited

   On December 18, 1998, International Exchange Networks acquired all of the issued and outstanding shares of Saturn from Marshalls 106 Limited. This acquisition was accounted for using the purchase method of accounting. As a result of the acquisition, we recorded approximately $49.2 million of goodwill, which is being amortized on a straight-line basis over ten years.

   The purchase price for Saturn included a cash payment of $35.7 million made through borrowings from IPC, and the issuance of a promissory note guaranteed by IPC in the amount of $7.5 million. In addition, we assumed indebtedness of Saturn due to Marshalls in the amount of $5.0 million. Under the agreement, the Marshalls note is subject to a working capital adjustment and right of offset. This working capital adjustment was settled on June 8, 1999 resulting in a reduction of our obligation by approximately $1.9 million.

Results of Operations

   The following table presents the components of our results of operations data as a percentage of our revenues:

                                                           Six Months Ended
                            Year Ended September 30,           March 31,
                            -----------------------------  -------------------
                              1996      1997      1998       1998       1999
                            --------   --------  --------  --------   --------
Revenue...................     100.0%    100.0%    100.0%     100.0%     100.0%
Cost of revenue...........     127.4     111.1      99.4      100.6       94.9
Sales and marketing
 expense..................      30.6      23.4      23.6       21.0       15.0
General and administrative
 expense..................      82.9      19.3      14.0       15.2        8.6
Depreciation and
 amortization.............      28.9      19.4      25.3       19.1       29.2
Special charge............       --        --        3.8        --         --
                            --------   -------   -------   --------   --------
  Loss from operations....    (169.7)    (73.2)    (66.0)     (55.9)     (47.6)
Interest expense, net.....      (7.1)    (11.4)     (9.8)      (9.9)     (13.2)
Other income (expense),
 net......................       --        0.7       0.1        0.0       (0.1)
                            --------   -------   -------   --------   --------
  Loss before provision
   for income taxes.......    (176.8)    (84.0)    (75.8)     (65.8)     (60.9)
Provision for income
 taxes....................       1.8       1.3       1.3        1.1        0.8
                            --------   -------   -------   --------   --------
  Net loss................    (178.6)%   (85.3)%   (77.1)%    (66.9)%    (61.7)%
                            ========   =======   =======   ========   ========

 Historical Operating Trends

   Cost of revenue as a percentage of revenue has declined over the periods reported. This cost has decreased as a result of improved utilization of our Extranet as well as more favorable unit pricing from carriers.

   Sales and marketing expense as a percentage of revenue has declined over the periods reported. This expense has decreased as a result of higher incremental revenue generation per sales representative.

   General and administrative expense as a percentage of revenue has declined over the periods reported. This expense has decreased as a result of increased leverage of fixed administrative charges.

   Depreciation and amortization as a percentage of revenue has increased over the periods reported. This expense has increased as a result of increased amortization of goodwill associated with the MXNet and Saturn acquisitions and increase in fixed assets associated with the expansion of our Extranet.

 Comparison of the six months ended March 31, 1999 to the six months ended March 31, 1998

   Revenue. Revenue was $32.6 million for the six months ended March 31, 1999, an increase of $17.3 million, or 112.9%, from $15.3 million for the six months ended March 31, 1998. Of this increase, $10.8 million related to revenues from Saturn, which we acquired in December 1998, and MXNet, which we acquired in February 1998. The balance of the increase was primarily due to increased revenue from the growth in our customer base of 62.4%, from 178 customers at March 31, 1998 to 289 customers at March 31, 1999, excluding the 167 customers of Saturn, and, to a lesser extent, from growth in revenue from our March 1998 customer base.

   Cost of revenue. Cost of revenue was $30.9 million for the six months ended March 31, 1999, an increase of $15.5 million, or 100.7%, from $15.4 million for the six months ended March 31, 1998. The increase was primarily due to increased leased circuit costs and, to a lesser extent, the increase in operations personnel from 85 at March 31, 1998 to 125 at March 31, 1999. Leased circuit costs were $22.2 million for the six months ended March 31, 1999, an increase of $11.3 million, or 103.7%, from $10.9 million for the six months ended March 31, 1998. This increase was due to the expansion of our customer base as well as increased penetration of existing customer accounts.

   Sales and marketing expense. Sales and marketing expense was $4.9 million for the six months ended March 31, 1999, an increase of $1.7 million, or 51.8%, from $3.2 million for the six months ended March 31, 1998. This increase was primarily due to a $1.4 million increase in costs associated with the growth in our salesforce and related support personnel, through both internal growth and the Saturn and MXNet acquisitions. Provisions for bad debts for the six months ended March 31, 1999 was $0.5 million, or 1.6% of revenue, as compared to $0.4 million, or 2.5% of revenue, for the six months ended March 31, 1998. The decrease in the rate of the provision for bad debt was primarily due to controls implemented in the fourth quarter of 1998 to minimize bad debt expense in future periods.

   General and administrative expense. General and administrative expense was $2.8 million for the six months ended March 31, 1999, an increase of $0.5 million, or 20.8%, from $2.3 million for the six months ended March 31, 1998. This increase was primarily due to an increase in the costs of certain shared administrative and general services provided by IPC, personnel costs related to internal growth and acquisitions, and, to a lesser extent, higher occupancy and professional fees.

   Depreciation and amortization. Depreciation and amortization was $9.5 million for the six months ended March 31, 1999, an increase of $6.6 million, or 225.2%, from $2.9 million for the six months ended March 31, 1998. This increase was primarily due to the increase in property, plant and equipment in connection with the expansion of our Extranet and the $3.1 million of amortization of goodwill associated with the Saturn and MXNet acquisitions. The six months ended March 31, 1999 included only one full fiscal quarter of amortization of goodwill related to the Saturn acquisition.

   Interest expense, net. Interest expense, net was $4.3 million for the six months ended March 31, 1999, an increase of $2.8 million, or 183.9%, from $1.5 million for the six months ended March 31, 1998. This increase was primarily due to higher average borrowings from IPC during the six months ended March 31, 1999 as compared to the 1998 period in order to fund the Saturn acquisition, losses from operations, debt service payments and capital expenditures. Also contributing to the increase in interest expense, net, were increased capital lease obligations related to certain capital expenditures. As a result of the $73.0 million contribution to paid-in capital of the then outstanding $98.5 million note payable to IPC as of March 31, 1999, interest expense is expected to decrease. As of March 31, 1999, the outstanding balance on the note payable to IPC was $25.5 million.

   Provision for income taxes. The provision for income taxes consisted of foreign taxes. As of September 30, 1998, and March 31, 1999, we had federal net operating loss carryforwards of approximately $50.0 million and $65.0 million, respectively. These net operating loss carryforwards may be carried forward in varying amounts until 2013. In accordance with generally accepted accounting principles, we have provided a valuation allowance for the net deferred tax asset resulting from these carryforwards, since it is more likely than not we would not realize these benefits on a stand alone basis. However, under our tax sharing arrangement with IPC, we will be reimbursed by IPC to the extent that IPC receives a tax benefit related to the inclusion of our tax losses in the consolidated federal income tax return of IPC. Since we currently can not derive this tax benefit on a stand alone basis, these benefits are treated by us as a contribution to paid-in capital.

 Comparison of the year ended September 30, 1998 to the year ended September 30, 1997

   Revenue. Revenue was $35.9 million for the year ended September 30, 1998, an increase of $18.0 million, or 101.0% from $17.8 million for the year ended September 30, 1997. Approximately $15.6 million of the increase was primarily due to growth in our customer base of 89.3%, to 248 customers at September 30, 1998 from 131 customers at September 30, 1997. The balance of the increase was primarily due to the MXNet acquisition.

   Cost of revenue. Cost of revenue was $35.7 million for the year ended September 30, 1998, an increase of $15.8 million, or 79.9%, from $19.8 million for the year ended September 30, 1997. The increase was primarily due to expanding and maintaining the leased bandwidth to service the customers on our Extranet. The largest component of cost of revenue, leased circuit costs, was $24.8 million for the year ended September 30, 1998, an increase of $10.9 million, or 78.7%, from $13.9 million for the year ended September 30, 1997. This increase was due to the expansion of our customer base as well as increased penetration of existing customer accounts.

   Sales and marketing expense. Sales and marketing expense was $8.5 million for the year ended September 30, 1998, an increase of $4.3 million, or 102.7%, from $4.2 million for the year ended September 30, 1997. This increase was primarily due to an increase in sales and related personnel to 70 at September 30, 1998 from 32 at September 30, 1997. The balance of the increase resulted from an increase in the provision for bad debts to $1.7 million for the year ended September 30, 1998, as compared to $0.3 million for the year ended September 30, 1997. $1.0 million of this increase was due to write-offs relating to three customers that ceased doing business. Due to controls implemented in the fourth quarter of fiscal 1998 we expect bad debts as a percentage of revenue to decrease.

   General and administrative expense. General and administrative expense was $5.0 million for the year ended September 30, 1998, an increase of $1.6 million, or 45.4%, from $3.4 million for the year ended September 30, 1997. The increase was primarily due to additional personnel and an increase in the allocation of certain shared administrative and general expenses provided by IPC.

   Depreciation and amortization. Depreciation and amortization was $9.1 million for the year ended September 30, 1998, an increase of $5.6 million, or 161.9%, from $3.5 million for the year ended September 30, 1997. This increase was primarily due to the increase in property, plant and equipment during the year ended September 30, 1998, as well as $1.5 million of goodwill amortization associated with the MXNet acquisition.

   Special charge. In April 1998, IPC completed its recapitalization by way of merger with Arizona Acquisition Corp. In connection with the recapitalization, certain of our employees received bonuses of $0.5 million and payments of $0.9 million in consideration of the cancellation of their IPC stock options. See
Note 5 of the Notes to our Combined and Consolidated Financial Statements included elsewhere in this prospectus.

   Interest expense, net. Interest expense, net was $3.5 million for the year ended September 30, 1998, an increase of $1.5 million, or 72.9%, from $2.0 million for the year ended September 30, 1997. The increase was primarily due to higher average borrowings from IPC to fund operations, the MXNet acquisition, debt service payments and capital expenditures, as well as interest expense on increased capital lease obligations associated with certain capital expenditures.

   Provision for income taxes. The provision for income taxes consisted of foreign taxes.

 Comparison of the year ended September 30, 1997 to the year ended September 30, 1996

   Revenue. Revenue was $17.8 million for the year ended September 30, 1997, an increase of $14.4 million, or 415.7%, from $3.5 million for the year ended September 30, 1996. The increase was primarily due to the growth in the customer base of 191.1%, to 131 customers at September 30, 1997 from 45 customers at September 30, 1996, as well as increased penetration of existing customer accounts.

   Cost of revenue. Cost of revenue was $19.8 million for the year ended September 30, 1997, an increase of $15.4 million, or 349.9%, from $4.4 million for the year ended September 30, 1996. The increase was primarily due to costs associated with expanding and maintaining our Extranet. The largest component of cost of revenue was leased circuit costs, which was $13.9 million for the year ended September 30, 1997, an increase of $11.4 million, or 456.0%, from $2.5 million for the year ended September 30, 1996. This increase was due to the expansion of our customer base as well as increased penetration of existing customer accounts.

   Sales and marketing expense. Sales and marketing expense was $4.2 million for the year ended September 30, 1997, an increase of $3.1 million, or 294.7%, from $1.1 million for the year ended September 30, 1996. This increase was primarily due to salaries and related costs associated with the increased number of personnel to 32 at September 30, 1997 from 20 at September 30, 1996.

   General and administrative expense. General and administrative expense was $3.4 million for the year ended September 30, 1997, an increase of $0.6 million, or 19.9%, from $2.9 million for the year ended September 30, 1996. This increase was primarily due to professional fees associated with establishing our presence in foreign countries.

   Depreciation and amortization. Depreciation and amortization was $3.5 million for the year ended September 30, 1997, an increase of $2.5 million, or 246.7%, from $1.0 million for the year ended September 30, 1996. This increase was primarily due to the increase in property, plant and equipment.

   Interest expense, net. Interest expense, net was $2.0 million for the year ended September 30, 1997, an increase of $1.8 million from $0.2 million for the year ended September 30, 1996. The increase was primarily due to higher average borrowings from IPC to fund operations and capital expenditures, as well as, increased capital lease obligations.

   Provision for income taxes. The provision for income taxes consisted of foreign taxes.

Quarterly Results

   The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the six quarters ended March 31, 1999. We believe that the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. The operating results for any quarter are not necessarily indicative of results for any future period.

                                              Quarter Ended
                         --------------------------------------------------------------------
                          1997                  1998                             1999
                         -------   -------------------------------------   ------------------
                         Dec 31    Mar 31    June 30   Sep 30    Dec 31    Mar 31    June 30
                         -------   -------   -------   -------   -------   -------   --------
                                              (In thousands)
Revenue................. $ 7,390   $ 7,928   $ 9,917   $10,618   $12,752   $19,859   $ 20,038
Cost of revenue
 (exclusive of
 depreciation and
 amortization shown
 separately below)......   7,770     7,643     9,439    10,800    12,458    18,476     20,093
Sales and marketing
 expense................   1,352     1,861     2,247     2,995     2,092     2,786      3,377
General and
 administrative
 expense................     762     1,569     1,472     1,198     1,215     1,600      2,078
Depreciation and
 amortization...........   1,289     1,635     2,692     3,444     3,922     5,586      5,297
Special charge..........     --        --      1,350       --        --        --         --
Stock compensation
 charge.................     --        --        --        --        --        --       7,881
                         -------   -------   -------   -------   -------   -------   --------
Loss from operations.... $(3,783)  $(4,780)  $(7,283)  $(7,819)  $(6,935)  $(8,589)  $(18,688)
                         =======   =======   =======   =======   =======   =======   ========
  EBITDA(1)............. $(2,494)  $(3,145)  $(4,591)  $(4,375)  $(3,013)  $(3,003)  $ (5,510)(2)
                                              Quarter Ended
                         --------------------------------------------------------------------
                          1997                  1998                             1999
                         -------   -------------------------------------   ------------------
                         Dec 31    Mar 31    June 30   Sep 30    Dec 31    Mar 31    June 30
                         -------   -------   -------   -------   -------   -------   --------
Revenue.................   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %    100.0 %
Cost of revenue
 (exclusive of
 depreciation and
 amortization shown
 separately below)......   105.1      96.4      95.2     101.7      97.7      93.0      100.3
Sales and marketing
 expense................    18.3      23.5      22.7      28.2      16.4      14.0       16.9
General and
 administrative
 expense................    10.3      19.8      14.8      11.3       9.5       8.1       10.4
Depreciation and
 amortization...........    17.4      20.6      27.2      32.4      30.8      28.1       26.4
Special charge..........     --        --       13.6       --        --        --         --
Stock compensation
 charge.................     --        --        --        --        --        --        39.3
                         -------   -------   -------   -------   -------   -------   --------
Loss from operations....   (51.2)%   (60.3)%   (73.4)%   (73.6)%   (54.4)%   (43.2)%    (93.3)%
                         =======   =======   =======   =======   =======   =======   ========
  EBITDA(1).............   (33.8)%   (39.7)%   (46.3)%   (41.2)%   (23.6)%   (15.1)%    (27.5)%(2)

---------------------
(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization expenses. It is determined by deducting depreciation and amortization expense from our loss from operations. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations and should not be considered as an alternative to net loss as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and others in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures used by other companies.
(2) EBITDA for the three months ended June 30, 1999 excludes the stock compensation charge of $7.9 million.

   Our quarterly operating results have fluctuated and will continue to fluctuate from period to period for the foreseeable future depending upon such factors as:

  . the success of our efforts to expand our customer base, and to sell additional services to our existing customer base,

  . changes in and the timing of expenditures relating to the continued expansion of our Extranet,

  .  the success of our efforts to add content providers to our Extranet,

  .  the development of new service offerings,

  .  changes in pricing policies by us or our competitors,

  .  the growth in our salesforce, and

  .  the timing of acquisitions.

   In view of the significant historical growth of our operations, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance and that we may experience significant period-to-period fluctuations in operating results in the future. We expect to focus in the near term on building and increasing our customer base and increasing our Extranet utilization both through internal growth and through acquisitions which may require us from time to time to increase our expenditures for personnel, marketing, global network infrastructure and the development of new services offerings. For information regarding our source of funds, see "Certain Relationships and Related Transactions--Agreements with IPC--Inter-Company Agreement."

Results for the three months ended June 30, 1999

   Revenue. Revenue was $20.0 million for the three months ended June 30, 1999, an increase of $0.2 million, or 1.0%, from $19.8 million for the three months ended March 31, 1999. Although we experienced an increase in revenue from the growth in our customer base of 11.0%, from 456 customers at March 31, 1999, to 506 customers at June 30, 1999, exclusive of new customers associated with a contract with the New York Stock Exchange that we entered into during the period, as well as increased penetration of existing customer accounts, these increases were offset by a reduction in revenue attributable to one carry-over contract resulting from the MXNet acquisition that terminated in accordance with its terms during the quarter ended June 30, 1999. Under this contract, revenue of approximately $1.1 million was recorded in each of the three fiscal quarters ended March 31, 1999.

   Cost of revenue. Cost of revenue was $20.1 million for the three months ended June 30, 1999, an increase of $1.6 million, or 8.8%, from $18.5 million for the three months ended March 31, 1999. The increase was primarily due to increased leased circuit costs and network operating costs associated with expanding and maintaining our Extranet. Leased circuit costs were $14.8 million for the three months ended June 30, 1999, an increase of $1.5 million, or 11.5%, from $13.3 million for the three months ended March 31, 1999. The increase in leased circuit costs resulted from our network expansion. The increase in cost of revenue as a percentage of revenue reflects our network expansion in advance of new customer revenue.

   Sales and marketing expense. Sales and marketing expense was $3.4 million for the three months ended June 30, 1999, an increase of $0.6 million, or 21.2%, from $2.8 million for the three months ended March 31, 1999. The increase was primarily due to costs associated with the growth in our salesforce, marketing personnel and related support personnel, as well as public relations costs.

   General and administrative expense. General and administrative expense was $2.1 million for the three months ended June 30, 1999, an increase of $0.5 million, or 29.9%, from $1.6 million for the three months ended March 31, 1999. This increase was primarily due to an increase in administrative and general services personnel costs, and higher occupancy and professional fees.

   Depreciation and amortization. Depreciation and amortization was $5.3 million for the three months ended June 30, 1999, a decrease of $0.3 million, or 5.2%, from $5.6 million for the three months ended March 31, 1999. The decrease reflects certain equipment that had become fully depreciated during the period. We anticipate depreciation expense to increase in future periods as we increase our investment in capital equipment.

   Stock compensation charge. Stock compensation charge was $7.9 million for the three months ended June 30, 1999. During the quarter, $26.4 million was recorded in stockholder's equity as deferred compensation in connection with grants of stock options, of which $7.9 million was amortized to earnings during the period. The balance of $19.3 million will be amortized over a forty-eight month period. Therefore, we anticipate a reduction in the stock compensation charge in future periods.

   We made significant investments in our technology and global network infrastructure and in our sales, marketing and administrative personnel during the fiscal quarter ended June 30, 1999, and expect to continue to make such investments over the next few fiscal quarters. As a result of the foregoing, the loss of the carry-over contract that terminated during the quarter and because a number of months generally elapses between the hiring of a new sales employee and the realization of additional revenue attributable to the employee, we anticipate that revenue for the next few fiscal quarters following June 30, 1999, will not increase at the same rate as in periods prior to June 30, 1999. We also anticipate that cost of revenue, sales and marketing expense, and general and administrative expense will continue to increase as a percentage of revenue.

Liquidity and Capital Resources

   Since the commencement of our operations in 1995, we have relied primarily on IPC to fund our operating cash requirements, property, plant and equipment expenditures, debt service payments and acquisitions. We have also obtained financing for certain of our network equipment, which is either guaranteed by IPC and/or partially supported by letters of credit issued under IPC's credit agreement. In addition, we obtained certain seller financing for the Saturn acquisition, which has been guaranteed by IPC. From inception to March 31, 1999, the aggregate net amount of inter-company funding, exclusive of guarantees and letters of credit, was approximately $98.5 million, of which $73.0 million was contributed to equity.

   Financing arrangements. Subject to the terms and conditions of the inter-company agreement, IPC has agreed to continue to provide us with ongoing financing and to obtain letters of credit on our behalf. The amount available under the inter-company agreement will start at $6.25 million and increase by that amount quarterly thereafter, up to an aggregate of $50 million during the period beginning July 1, 1999 through June 30, 2001. On June 30, 2001, all amounts loaned and outstanding under the inter-company agreement will become immediately due and payable. In addition, IPC, in its sole discretion, will continue to provide guarantees of our obligations.

   IPC has two sources of funds from which it can fund our working capital needs. The first is from its cash flow and the second is through its $65 million secured credit facility, consisting of a $20 million term loan facility and a revolving credit facility of up to $45 million. The credit facility is administered by General Electric Capital Corporation on behalf of the lenders and is governed by a credit agreement. However, IPC will not make loans to us, obtain letters of credit on our behalf or provide us with guarantees if, our request for a loan, issuance of a letter of credit or guarantee:

    .is prohibited under IPC's credit agreement;

    .would result in a default or event of default under IPC's credit agreement; or

    .would result in a default or event of default under the indenture for IPC's senior discount notes.

   All borrowings under the inter-company agreement will be evidenced by demand notes. However IPC has agreed not to demand payment on those notes until June 30, 2001, unless a default or an event of default under IPC's credit agreement occurs or a change in control occurs. In either case, all amounts owing under the inter-company agreement will be immediately due and payable upon demand. A change in control will occur if IPC ceases to own at least 50% of our voting securities.

   Under the inter-company agreement, all currently outstanding and any future loans from IPC will be made at a rate per annum equal to 2% over the base rate under IPC's credit agreement. The base rate under IPC's credit agreement is equal to the higher of:

  . the rate of interest announced publicly by Citibank, N.A. at its head office in New York as its base rate; and

  .   1/2 of 1% per annum above the federal funds rate.

   In addition, any amounts loaned by IPC to us which are outstanding on July 1, 1999 will bear interest at a rate equal to 2% over the base rate and will not reduce the amount of funding that will be available to us.

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

   The inter-company agreement provides that any letters of credit or guarantees provided by IPC which were outstanding on July 1, 1999 shall continue in full force and effect at no cost to us on their same terms and conditions until their expiration. Loans from IPC and letters of credit procured by IPC which were outstanding on July 1, 1999 will not reduce the amounts available to us under the inter-company agreement.

   We will reimburse IPC for the applicable costs, fees and charges incurred by IPC in obtaining letters of credit or for providing guarantees to us after July 1, 1999 or payments made by IPC in connection with any enforcement by third parties of such letters of credit and guarantees. All other costs under IPC's credit agreement will continue to be borne by IPC.

   The inter-company agreement also provides for the allocation between us and IPC of certain allowances provided for in IPC's credit agreement, which include sales of assets, investments and debt that may be incurred.

 Cash Flows

   Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments, particularly accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. During the three years ended September 30, 1998, our net losses were the primary component of net cash used in operating activities, offset by significant non-cash depreciation and amortization expenses. Net cash used in operating activities was $11.6 million for the six months ended March 31, 1999, as compared to $6.2 million for the six months ended March 31, 1998.

   Cash used in investing activities was $42.4 million, and $5.7 million for the six months ended March 31, 1999 and 1998, respectively. The largest components of cash used in investing activities during the six months ended March 31, 1999 resulted from $34.7 million used for the Saturn Acquisition and $7.7 million used for expenditures for property, plant and equipment, which consisted primarily of network equipment. Investments in our network and facilities during the year ended September 30, 1998 resulted in total additions to fixed assets of $22.9 million. Of this amount, $6.4 million was financed under vendor or other financing arrangements, $3.6 million related to indefeasible rights of use acquired under an installment purchase contract due within one year, and $12.9 million was expended in cash. For the year ended September 30, 1997, total additions to fixed assets were $13.2 million, of which $9.7 million was financed and $3.5 million was expended in cash. For the year ended September 30, 1996, total additions to fixed assets were $9.5 million, of which $4.6 million was financed and $4.9 million expended in cash. We intend to continue to invest in the expansion of our Extranet and future acquisitions.

   Cash provided by financing activities was $57.4 million for the six months ended March 31, 1999 as compared to $11.9 million for the six months ended March 31, 1998. The increase was primarily due to $35.7 million in borrowings from IPC, which we used to finance the Saturn acquisition.

 Commitments, Capital Expenditures and Future Financing Requirements

   As of March 31, 1999, we had capital lease commitments to certain telecommunications vendors totaling $18.8 million payable in various years through 2003 of which $4.9 million were due within one year. Additionally, as of March 31, 1999, we were obligated to make future minimum lease payments for property, leased circuits, indefeasible rights of use and equipment of $41.3 million under non-cancellable operating leases expiring in various years through 2009.

   Capital expenditures were $7.7 million for the six months ended March 31, 1999. In addition, we had notes in the aggregate amount of $12.0 million outstanding as of March 31, 1999 to the former shareholders of Saturn, of which $4.9 million is due within one year.

   Installation of customer access nodes, acquisition of indefeasible rights of use and the buildout of our points of presence will continue to be our most significant capital expenditure items over the next 12 months. We expect to continue to acquire high capacity bandwidth to enhance our global network capabilities in North

America, Europe and the Asia/Pacific region which would be accompanied by capital expenditures in the deployment of points of presence. We expect that our purchase of property, plant and equipment will increase substantially from historic levels and that the approximately $88.6 million in net proceeds from this offering, along with third party equipment financing arrangements, will be sufficient to meet our needs for property, plant and equipment for at least the next 12 months. See "Use of Proceeds."

   As of March 31, 1999, we had available cash of $4.1 million. We are currently generating operating losses and expect to continue to do so for the foreseeable future. Under the indenture for IPC's senior discount notes, the net proceeds from this offering may not be used to fund our working capital needs. We believe that we will need additional working capital, along with the funding of our debt obligations, which consist of capital lease obligations, installment payments for indefeasible rights to use international cable systems, and payments on the notes to Saturn. Under IPC's credit agreement and our inter-company agreement with IPC, we are restricted from seeking additional debt or equity financing other than debt financing from IPC for working capital and other operating costs. Accordingly we will continue to rely upon IPC to fund these requirements.

   As described under "Business--The IXnet Extranet," we have purchased or committed to purchase interests in or indefeasible rights to use international cable systems on projects such as TAT12/13, TAT14, Gemini, Southern Cross, CANTAT3, Germany-U.K.6, Japan-U.S. and NTL.

Other Possible Strategic Relationships and Acquisitions

   We intend to make strategic acquisitions as appropriate opportunities arise to expand our service offerings, expand our Extranet and/or increase our customer base. See "Risk Factors--Our business strategy includes acquiring other businesses, but we may not be able to identify and properly integrate acquisitions of other companies."

Foreign Exchange Rate Risk

   We conduct our business in more than 34 countries, and transactions from these foreign operations are denominated in local currencies. With respect to these foreign operations, we are exposed to foreign currency fluctuations for our net working capital positions. Foreign currency fluctuations have not had a significant impact on our revenues or operating results. We currently do not have a foreign exchange hedging program; however, we may implement a program to mitigate foreign currency transaction risk in the future. Although our foreign operations are subject to economic, fiscal and monetary policy of foreign governments, to date these factors have not had a material effect on our results of operations or liquidity. See "Risk Factors--A significant and growing portion of our business is from our international operations, and changes in the global economy, foreign tax laws, international business practices and currency exchange rates could adversely affect our business."

   On January 1, 1999, several members of the European Union established fixed conversion rates between their existing sovereign currencies and adopted the Euro as their new legal currency. Our international operations are transacted primarily using British pound sterling as the functional currency. Since its adoption, the Euro has not had a material adverse effect on our business or financial condition.

Effects of Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This standard is effective for our year ending September 30, 1999. Financial statement disclosures for prior periods are required to be restated. We are in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on our financial position, results of operations or cash flows.

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

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We do not currently use derivative financial instruments.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not anticipate that the adoption of this standard will have a material effect on our financial position, results of operations or cash flows.

Impact of Year 2000

   The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, deliver products and services to customers, send invoices, or engage in similar normal business activities.

   Our state of readiness. We have assessed and are in the process of implementing and validating the Year 2000 readiness of our customer access nodes, the communications equipment in our points of presence, network management systems, and internal accounting, billing and office systems. Certain of our customer access nodes require hardware and software updates, which, in many cases, necessitate one or more site visits. We have contracted with the original equipment manufacturer of some of our customer access nodes to complete such updates by July 1999. We believe that substantially all of the communications equipment in our points of presence are currently Year 2000 ready. Our network management systems have been upgraded and are Year 2000 ready. In July 1999, we will begin the conversion to our new internal accounting enterprise-wide system, currently in use at most IPC locations. Such system is Year 2000 ready and we anticipate completion by August 1999. Our new billing system, which should be operational by August 1999, has been purchased from a third-party source and is being tailored to our specific requirements and has been stated to be Year 2000 ready. Our office systems, which are comprised primarily of personal computers, file servers and routers, as well as software applications, are expected to be Year 2000 ready.

   We are currently in the process of obtaining Year 2000 readiness documentation from suppliers of our domestic and international communication bandwidth. By July 1999, we plan on having an evaluation of the potential risk associated with those suppliers that may not be Year 2000 ready. We anticipate such suppliers will be located outside of the areas where the majority of our customers are located. If we determine that certain carriers pose a threat to our Extranet, we will notify our customers in advance that it may be necessary to discontinue service to that region in order to maintain the integrity of our Extranet.

   Costs. Most of our expenses in connection with Year 2000 readiness have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 readiness matters. Our costs associated with Year 2000 readiness issues, excluding the cost of implementing our new accounting system which is being borne by IPC, is currently anticipated to be less than $2.0 million of which approximately $900,000 has been incurred to date and $900,000 has been committed.

   Potential Risks. While we believe that we are taking the necessary steps to identify and correct any Year 2000 problems in our systems, we may discover Year 2000 readiness problems in our systems or services that will require substantial correction. Our failure to fix or replace our internally developed software, third-party software, hardware or services on a timely basis could result in the loss of revenues, increased operating costs, the loss of customers and other business interruptions any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 readiness issues related to our services could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. We also cannot assure you that third-party providers of products and services, including telecommunications companies, and our customer base consisting primarily of firms in the financial services industry, will be Year 2000 ready. The failure of such entities to be Year 2000 ready could result in a systematic failure, beyond our control. Such failures may result in prolonged telecommunications or electrical failure, or the inability of our customers to make payment for services rendered, which could have a material adverse effect on our business, results of operations and financial condition. In addition, under IPC's credit agreement, we are subject to a covenant that we will be Year 2000 compliant by August 31, 1999. Failure of either IPC or us to reach Year 2000 compliance by such date will result in a breach of such agreement.

   In a recent SEC release regarding Year 2000 disclosure, the SEC stated that public companies must disclose the most reasonably likely worst case Year 2000 scenario. Although it is not possible to assess the likelihood of any of the following events, each must be included in a consideration of worst case scenarios:

  .  widespread failure of electrical, gas, and similar suppliers serving us;

  . widespread disruption of the services provided by common communications carriers;

  . disruption to the means and modes of transportation for us and our employees, contractors, suppliers and customers;

  . significant disruption to our ability to gain access to, and remain working in, office buildings and other facilities;

  . the failure of our mission-critical computer hardware and software systems, including both internal business systems and systems controlling operational facilities; and

  .  the failure of third-party banking and finance systems.

   We urge you to read "Risk Factors--Year 2000 problems could disrupt our business, reduce our profits and lower the value of your stock."

   If we cannot operate effectively after December 31, 1999, we could, among other things, face substantial claims by customers or loss of revenue due to service interruptions, inability to fulfill contractual obligations or bill customers accurately and on a timely basis, and increased expenses associated with litigation, stabilization of operations following critical system failures and the execution of contingency plans. We could also experience an inability by customers and others to pay us for our services on a timely basis or at all. Under these circumstances, the adverse effects, although not quantifiable at this time, would be material.

   Contingency Plans. We are engaged in an ongoing Year 2000 readiness assessment and are in the process of developing contingency plans. The results of our enterprise-wide system conversion and responses received from vendors and service providers will be taken into account in determining the nature and extent of such contingency plans.

                                    BUSINESS

   IXnet is a leading provider of communications services to the worldwide financial services community. We have built and operate the IXnet Extranet connecting financial services firms and their business partners as well as multiple offices within the same firm on a seamless network. Through our Extranet, our customers obtain highly reliable, secure and fully managed voice and data connectivity without having to access multiple disparate public networks or rely on multiple customer service organizations.

   We provide services tailored to meet the specialized needs of the financial services community, including managed voice and data services, virtual private network services and turnkey outsourced network solutions. In addition, we aggregate, host and distribute financial oriented content, such as news, research, analytics and market data, for information service providers, enabling them to efficiently reach this community. Our on-net customers receive the following benefits by connecting to our Extranet:

  . access to our high performance global network that connects over 480 financial services firms and their business partners;

  . multiple voice and data services over a single high capacity network connection;

  .  outsourced network solutions;

  .  on-demand access to multiple content providers;

  . rapid and efficient provisioning of inter- and intra-firm communication links;

  .  superior customer service and support from a single network provider;
     and

  . a content neutral delivery mechanism for content providers to efficiently, economically and effectively reach their target market.

   Financial service firms and their business partners comprise a large global community that relies heavily on efficient communication, interaction among its members and timely access to industry-related information to conduct business. As a result, highly reliable communications services are mission-critical to this community. We believe our Extranet provides a unique value proposition, enabling these firms to reliably communicate in any manner over a common multi-protocol network platform; and to efficiently access information from multiple providers. We connect customers to our Extranet by installing intelligent network gateways, known as customer access nodes, on our customers' premises. Once we have installed a customer access node at the customer site, we refer to the customer as being on-net.

   As the number of on-net customers increases, the value of the Extranet to current and prospective customers grows. Adding key firms and sites to our Extranet will greatly increase its value to end-users by allowing:

  .  customers broader accessibility to directly connect to other on-net users;

  .  quicker delivery of dedicated communications links between firms;

  .  greater cost efficiencies to end-users for on-net communications; and

  .  higher performance communications among on-net customers.

   We believe that our growing customer base of financial services firms will attract many of their business partners to also become customers of our Extranet. This should create a cycle that will attract new customers and fuel growth in the number of services we provide to individual firms. We also believe that more content providers will be attracted to our Extranet due to the efficient and cost-effective method it offers to reach the desktops of our significant audience of on-net financial services customers. We believe that as we deliver the services of an increasing number of content providers over our Extranet, additional customers will be attracted to the expanded content offerings on our Extranet.

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

   Our Extranet currently connects customers in financial centers in 34 countries around the world, including New York, Chicago, Toronto, London, Frankfurt, Paris, Zurich, Hong Kong, Tokyo, Sydney and Singapore. Our Extranet employs:

  . internet protocol, a networking technology which tracks the Internet address of nodes, routes outgoing messages, and recognizes incoming messages; and

  . asynchronous transfer mode, a high bandwidth, low-delay, connection-oriented switching technique.

   The Extranet is designed to maximize performance and reliability through features such as redundant dedicated fiber optic facilities, strategically located network operations centers and geographically distributed physical points of presence. In addition, we have three data centers where we provide hosting for content providers and manage servers and other equipment for our customers who have outsourced their network applications to us. We have over 480 customers and have deployed approximately 1,000 customer access nodes globally.

Financial Services Community

   Members of the financial services community include broker-dealers, investment banks, asset managers/hedgefunds, inter-dealer brokers, electronic trading firms, commodities/futures trading firms, content providers, exchanges, trade execution systems, correspondents, clearing and settlement firms, and insurance companies. Members of this community rely upon communications, to conduct their business and demand uniform, highly reliable and secure communications services, including access to real-time financial industry information in a highly efficient and cost effective manner. Further, many of the financial institutions operate globally and require these communications services to be provided on a worldwide basis. Additionally, most members of the financial services community interact to a great extent with many other members. The exchange of information, such as pricing, indications of interest, market data, news, research and confirmation of trades, characterizes the interdependent relationships among the various members.

 Communication Trends in the Financial Services Community

   The financial services community represents a large, quickly growing market, spending significant amounts of money on technology and communications each year. The Wall Street Telecommunications Association membership survey estimated that its 170 members had combined 1997 budgets in excess of $17 billion for information and communications services. This represents only a portion of the total communications services market for the financial services community as this association includes only those firms doing business in New York. Based on this survey and our experience in the industry, we estimate that the market for information and communications services to the worldwide financial services industry is at least $25 billion annually and that this market is currently growing by an average of more than 15% per year.

   The growing demand for information and communications services is being driven by a number of factors, including continued industry globalization, expansion of emerging markets and increasing volume of market transactions. The increase in market transactions is largely a result of the growth of electronic trading, new trading markets arising from the deregulation of industries such as the United States energy market, the lengthening of the trading day and increased cross border flow of capital.

   Movement towards outsourcing of private communications networks. Over the past decade, many financial services firms committed vast resources to building private networks to meet their exacting global communications requirements. However, many of those firms, as well as many new financial services firms, are moving away from relying on private networks because of, in part, the capital and personnel costs of maintaining and operating these networks, the limited usefulness of intra-firm only solutions and the difficulty and cost of incorporating technological innovations. Accordingly, firms are increasingly looking to fully managed services and/or outsourced networks to address their communications needs.

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

   Proliferation of content providers and a growing need for a content neutral delivery mechanism. The financial services community relies heavily on its ability to gain access to electronically disseminated data such as market quotes, news and trade confirmations, as well as research and other analytical tools and applications to increase the utility of information, expedite business decisions and obtain access to electronic trading. Over the last several years, the number of firms providing data to the financial services community has grown dramatically in response to the rapid growth in the size of the financial services community and the growth in the volume of market transactions. More than 1,400 firms currently provide content to the financial services community, and the number of such firms continues to increase.

   Most content providers do not own the networks that deliver their data because they do not want to incur the high capital and personnel costs necessary to build such networks as well as the ongoing cost of operating and maintaining the network. Such firms are often left to rely on one of the few large content providers who own their own networks to deliver their content. This arrangement is not ideal for such firms because:

  .  such large firms are often their competitors;

  . the means of delivery established by such large content providers is optimized for their data and not that of other content providers, often causing other content providers' data to be displayed in a less effective manner;

  . content providers may have limited opportunities to brand their products and receive market recognition; and

  .  distribution is limited to the clients of such large content providers.

   For these reasons, many content providers are seeking alternatives to efficiently and effectively deliver their content over a content neutral delivery mechanism.

 Current Communications Environment in the Financial Services Community

   The financial services community currently has the following limited alternatives to address its unique communications requirements:

   .  building private networks;

   .  utilizing the common carriers' public networks; or

   .  utilizing the public Internet.

   However, these alternatives do not provide a complete and efficient means of handling the exacting global communications needs of the financial services community.

   Building a private network often requires the commitment of substantial development time, capital and personnel as well as ongoing operating and maintenance costs. Additionally, integrating a private network with separate public and other private infrastructures and transmission protocols is often difficult and hampers the flow of inter-firm information that is critical to the financial services community.

   Broad-based common carriers' public networks do not offer the performance, quality, services, reliability, speed or single point of responsibility that are available through a dedicated private network. Public networks consist of numerous non-homogeneous systems and services offered by a multiplicity of local providers in different national markets. Presently, a large portion of international communications, including services marketed by some of the largest telecommunications carriers, are typically conducted through disparate public networks and service organizations. For example, an international data or voice connection may be routed through a local exchange carrier, a domestic international carrier, a foreign international carrier and a foreign local exchange carrier. Problems related to determining why a network has failed and which carrier is responsible for reestablishing a communication connection may be more difficult to resolve on these public networks. In contrast, a dedicated private network offers end-to-end network monitoring and a single point of contact for all matters of accountability.

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

   Although the Internet has become a mainstream vehicle for communications and on-line consumer trading, it is not well suited for critical financial services applications. The drawbacks of the Internet include the lack of reliability, limited security and the absence of a single governing authority and contact point for all matters of accountability.

The IXnet Solution

   We have built and operate our Extranet, a global seamless communications network that connects financial services firms and their business partners, as well as multiple offices within the same firm, on a high performance network. Through our Extranet, our customers obtain the benefits of a dedicated private network, including highly reliable and secure global voice and data connectivity, with the additional benefits of:

  .  seamless inter-firm connectivity;

  . a fully managed and/or outsourced network solution through one contact point for all matters of accountability; and

  . not having to incur the substantial cost of building, maintaining and operating a sophisticated network infrastructure.

   The following graphic depicts the fully managed end-to-end service of our
Extranet:

  [Graphic consisting of two boxes each containing a turret and a customer access node, symbols and the text "customer premises" connected by a horizontal line. Segments of the line are denoted, from left to right, "local exchange carrier", "international carrier", "international carrier" and "local exchange carrier". Also connecting the two customer sites is a second line which peaks above the horizontal line. At the peak of the second line is the text "IXnet End-to-End Network Management".]

   We offer many significant advantages over our competition, including:

  . High performance global network. Our Extranet is a scalable network that currently provides seamless connectivity to over 480 customers in 34 countries. Our Extranet was built using the latest networking technologies and redundant fiber optic facilities, which enable us to reliably, securely and efficiently deliver multiple services worldwide. We employ a uniform platform throughout our Extranet consisting primarily of Newbridge Networks and Cisco Systems networking technologies, enabling us to provide mission-critical voice and data services over dedicated fiber optic facilities. In addition, we deploy asynchronous transfer mode switches in the backbone to support high bandwidth multimedia applications in combination with internet protocol switches for specialized data delivery. In contrast, many of our competitors have legacy networks optimized for voice telephony and low speed data services and cannot easily adapt their network architecture to accommodate the current diverse and mission-critical communications requirements of the evolving financial services community.

  . Fully managed end-to-end network services. By connecting customers to our Extranet through a customer access node physically located at each on-net customer site, we are able to provide fully managed end-to-end network services. Once a customer access node is deployed, we are able to remotely monitor, administer and provision network connections to the customer site and in many cases directly to the desktop. In addition, we are a single point of responsibility for the installation, maintenance and operation of our services and equipment. We provide technical support 24 hours per day, seven days per week, and utilize IPC's global field service personnel to address local network issues in many of the cities where we provide service. As a result, customers that connect to our

     Extranet enjoy the benefits of a seamless private network without having to coordinate service offerings among multiple local and long haul carriers and their respective customer service organizations.

  . Multiple communication services through a single pipe. By deploying customer access nodes at our customer sites, we are able to provide bundled services over a single, high capacity network connection. Customer access nodes serve as multi-purpose gateways that support commonly used voice and data protocols as well as specialized protocols such as financial information exchange, commonly referred to as FIX, for trading applications. Customer access nodes typically connect to our Extranet through a high capacity connection enabling customers to cost-effectively provision multiple voice and data services as opposed to ordering single, low capacity circuits from a local carrier. In addition, because the customer access node is a scaleable platform, we can rapidly deploy new services such as video delivery to the desktop over our current infrastructure. We believe that we are one of the only companies focused on the financial services community that globally delivers such a broad base of voice and data services through a single network connection.

  . Critical mass of on-net customers. We have established a customer base of over 480 of the world's top financial services firms on our Extranet. We have just begun to penetrate our current customer base and believe that this core group of financial services firms will attract many of their business partners to also become customers of our Extranet. This should create a cycle that will further fuel growth in the number of our customers and penetration of our current customer base. We also believe that as we continue to penetrate our customer base with more services and attract other large financial services firms to our Extranet, it will become increasingly difficult for competitors to establish themselves in our market sector.

  . Singular focus on the financial services community. Our singular focus enables us to offer services tailored to the specialized needs of our customers. Unlike many of our competitors who offer services to a broad base of customers with wide ranging communications requirements, our approach is to focus only on the exacting requirements of the financial services community. For example, our understanding of the trading environment and our customers' needs led us to develop our DigiHoot Service, a specialized open voice conference system allowing continuous voice contact between trading floors. In addition, the combination of our management team's great depth of knowledge and experience in providing communications services to financial services firms and our relationship with IPC, provides us with significant advantages over our competitors.

  . IPC relationship. IPC is a worldwide market leader in providing voice trading systems to the financial services community and has served this market for more than 25 years. IPC has provided us with a level of credibility and an entree into the financial services sector, which other emerging communications companies in our market sector do not have. Moreover, through our relationship with IPC, we are able to provide on-net connections from turret to turret among the significant installed IPC customer base and integrate our customer access nodes into IPC turret systems so that we can rapidly provision IPC customers with on-net services. We also coordinate our sales and marketing efforts with the IPC sales efforts, thereby offering a complete hardware and network solution for the communications needs of financial services firms.

  . High level of customer service and flexibility in customer relations. We offer services at cost competitive prices and dedicate considerable resources to providing the highest quality global network with well-qualified and responsive customer service representatives. We monitor and manage our Extranet from our network operations centers, 24 hours per day, seven days per week. Together with IPC, we have a worldwide presence of field service representatives and, in many cases, on-site technical support personnel. We are also focused on offering highly customized solutions for all of our customers' service, billing and reporting needs. In addition to our broad portfolio of globally available services, our Extranet allows us to implement solutions that meet the individual connectivity needs and requirements of each customer. Our billing system also allows us to generate customized reports for customers. This customization approach differentiates us from our competition, which are large organizations with standard products, prices and support and who are not generally known for flexibility and customization. This approach also differentiates us from our many other competitors, who offer low prices with limited quality, availability, service offerings and customer support.

  . Corporate position as content neutral. Unlike the few large content providers who have their own networks and carry the content of their competitors to the desktop, we are not in competition with content providers who use our Extranet. We are focused on being an efficient and effective distribution vehicle for the content of others, not on being a content provider ourselves. Our Extranet serves as a content neutral delivery system to the desktops of the financial services community. This approach allows our customers to display content in the formats they desire. Because we often are willing to expand our Extranet to reach additional end-users targeted by our content provider customers, we believe our Extranet is more attractive than existing distribution networks of competing content providers.

Our Strategy

   Our goal is to be the leading provider of multimedia communications services to the financial services community. Our business strategy includes the following elements:

  . Exploit our advantage of being the first to offer a global dedicated communications network exclusively to the financial services community. We are the first company to offer network services through a dedicated Extranet exclusively focused on the financial services community. We intend to significantly leverage our position in the marketplace by aggressively expanding our direct salesforce and investing in the IXnet brand. In addition, we will continue to invest in our Extranet to expand its capacity and reach in order to offer a greater array of bandwidth intensive services to our customer base. We believe that the high concentration of communications traffic among a relatively defined number of financial services members should enable us to achieve sufficient customer concentration that will make us the preferred service provider to the financial services community.

  . Rapidly deploy customer access nodes. Adding key firms and sites to our Extranet will greatly increase its value by enabling us to offer greater inter-firm connectivity. This should enable us to attract larger numbers of potential customers, which, in turn, will further increase the value of our Extranet. We expect that the addition of new customers to our Extranet will also attract new content providers to our Extranet who seek to deliver content to our expanded customer base. Similarly, we believe that as the number of content providers whose services we deliver over our Extranet increases, additional customers will be attracted to the expanded content on our Extranet.

  . Accelerate network expansion. We are focused on expanding the infrastructure of our Extranet to extend our addressable market, enhance reliability and increase cost efficiencies. We currently plan to begin construction of a new network operations center in the Asia/Pacific region in 1999 to expand our regional presence. We also intend to build physical points of presence in certain cities in which we do not yet have a presence to expand the reach of our Extranet and in those cities where we do have a presence to meet customer demand and provide redundancy. This will allow us to reach more potential customers and increase the value of our Extranet to current customers. In order to maintain our superior quality and highly reliable services, we intend to acquire more bandwidth through leases and agreements for indefeasible rights of use from multiple vendors to increase the Extranet's redundancy, capacity and capability.

  . Aggressively add content providers to our Extranet. We intend to become the best delivery vehicle for content providers who want to reach the financial services community. We will seek to accomplish this goal by remaining a content neutral delivery system and by offering content providers a cost-effective method of reaching their target market through a network gateway or by having us host their content at one of our data centers. We also believe that our core customer base will attract content providers who want to reach the largest financial services firms in a highly efficient manner.

  . Further leverage IPC's installed base. We will continue to leverage IPC's existing long term customer relationships in the financial services community into new IXnet business opportunities, including through the launch of bundled network and equipment services. In addition, during the next six months, we intend to take advantage of our exclusive arrangement with IPC under our maintenance agreement and begin buying and integrating digital line interface cards, a specific type of customer access node with voice service capabilities, in each new IPC turret system sold. This will enable us to rapidly provision services to on-net IPC customers.

  . Further penetrate our existing customer base. We currently have a significant established customer base encompassing many of the key global financial services firms, but we capture only a small percentage of their communications services expenditures. We will seek to further penetrate our customer base by aggressively marketing additional services to our existing customers that we can rapidly provision through our installed customer access nodes and expanding our selling efforts to IPC's significant customer base. As the number of on-net users increases, the value of the Extranet to current and prospective customers grows.

  . Expand portfolio of focused service offerings. We plan to continuously expand our service offerings to help further penetrate our customer base, attract new customers and increase the value of our Extranet. Within the next 12 months, we plan to offer real-time collaborative capability including video streaming applications delivered directly to the desktop to support analyst presentations and electronic roadshows. We are also planning to offer user initiated service provisioning, which will allow our on-net customers to remotely provision additional services.

  . Pursue strategic acquisitions. We intend to make strategic acquisitions as appropriate opportunities arise in order to expand our service offerings, broaden the reach of our Extranet and increase our customer base.

Services

   We offer our customers a variety of specialized voice and data services over our Extranet. The following table sets forth a brief description and the benefits of each of our branded services. We are capable of providing any one of these services either alone or in combination with one or more other services, or collectively as part of our management of the customer's entire network.

                                                                                           Branded
          Service                 Description                     Benefits                 Services

------------------------------------------------------------------------------------------------------
  Premium voice             Dedicated voice          Access to high quality voice       DigiHoot
                            communications lines     services without the need to       MetroLink
                            which are primarily used build a private network.
                            in conjunction with
                            turrets and trading
                            applications.
------------------------------------------------------------------------------------------------------
  Virtual private voice     Seamless global virtual  Fast call connect time, industry-  IXGlobal
   network                  private network with a   wide abbreviated dialing and cost  Trade24
                            single uniform           effective for on-net customers.
                            technology platform and
                            global toll free
                            feature.
------------------------------------------------------------------------------------------------------
  Switched voice            High quality voice       Competitive rates and simplified   IXPrime
                            communications worldwide billing.
                            with simplified pricing.
------------------------------------------------------------------------------------------------------
  Managed bandwidth         High speed digital data  Access to high quality digital     IXLink
                            transmission links, with services without the need to
                            end-to-end service       build a private network.
                            management for
                            connections between
                            local area networks,
                            wide area networks and
                            data centers.
------------------------------------------------------------------------------------------------------
  Outsourcing               End-to-end management of Outsourcing enables customers to   Trader Connect
                            a customer's entire      focus on core business by placing
                            network.                 responsibility for network and
                                                     hardware on IXnet.
------------------------------------------------------------------------------------------------------
  Shared internet protocol  Network delivery of      Efficient distribution method for  Liquidity
                            third-party news,        content providers. Simplicity of
                            research, analytics,     multiple services through a
                            market data and other    single network connection for
                            trading applications via end-users.
                            data center hosting and
                            our Extranet.
------------------------------------------------------------------------------------------------------
  Frame relay               Transport for data       Cost effective alternative to      IXFrame
                            applications. Includes   leased line networks.
                            router deployment and
                            management.


Our branded services are described below.

   DigiHoot. Our DigiHoot hoot & holler networks are specialized open line voice conference systems utilized by trading firms to allow continuous voice contact between various trading floors. Our DigiHoot service is a desktop to desktop managed solution delivered over the Extranet combined with IPC's Tradenet turret systems, known as Tradenet MX turret systems, and speaker systems. We support DigiHoot globally with

24-hour network management and customer support including remote diagnostics. DigiHoot service can be rapidly provisioned and reconfigured to meet our customers' demands for a flexible trading environment.

   MetroLink. MetroLink is a digital private line service that connects IPC's Tradenet MX customers within a metropolitan area. We serve as a single source provider of hardware and connectivity from turret to turret. Compared to the analog connections typically available in the market, MetroLink provides faster circuit provisioning, end-to-end managed digital connectivity, reduced installation cost and rapid circuit reconfigurations at a competitive price. Metrolink is currently offered in the New York metropolitan area and we intend to offer Metrolink within the next 12 months within other metropolitan areas. We also intend to provide this service between customers in different cities.

   IXGlobal. IXGlobal, our on-net switched voice service, provides a seamless international virtual private voice network service to the financial services community over a uniform switching platform. Because we provide end-to-end connectivity among all our on-net customers, we are able to offer the same high performance characteristics presently available only on dedicated private networks. Features of IXGlobal include: preferential and competitive pricing for on-net calls, fast call completion and advanced features such as caller name and ID, abbreviated dialing plans and customized billing formats.

   Trade24. Trade24 is a service that allows our customers to offer their customers 24 hours per day, seven days per week global toll free access. Trade24 routes calls to an active trading floor regardless of the time of day, day of week or holiday schedule. Call routing can be managed rapidly and remotely to accommodate business requirements or unexpected situations such as weather conditions or disaster recovery.

   IXPrime. IXPrime is our off-network switched voice service. Features of IXPrime include switched or dedicated originating access and flat rate pricing for calls.

   IXLink. IXLink provides a premium end-to-end managed digital service for voice and/or data transmission with bandwidth available from 64Kbps to 768Kbps. IXLink's features include end-to-end circuits which eliminate the need for multiple vendors, bandwidth on demand, simplified billing from a single worldwide service provider and shorter provisioning intervals.

   TraderConnect. TraderConnect service is provided in connection with the IPC Trading Systems division for a fully integrated solution. As part of this service, Tradenet MX turret systems are located in our points of presence. TraderConnect enables a customer to utilize the features of the turret system remotely and also access our various network services.

   Liquidity. Liquidity is a turnkey managed data network service based on internet protocol technology. Liquidity provides, over a single network connection, secure and reliable delivery of time-sensitive financial information and applications, such as market data, access to institutional electronic trading systems and routing of messages such as FIX used in the electronic trading process. Standard Liquidity features include a customer-site router and network connection which is supplied, owned and managed by us, as well as network performance guarantees and several levels of optional content data center hosting including complete outsourcing.

   IXFrame. IXFrame is a managed data network service using frame relay as its underlying technology and including managed customer-site routers.

   We also provide the following services:

   Content Hosting. We provide content hosting services that permit financial information services providers to deliver data to the desktop of the financial services community without having to invest significantly in technology, infrastructure or operations staff. The level of hosting services we provide scales from simple co-location to fully outsourced network solutions.

   Outsourcing. We provide end-to-end management of a customer's network including network services and hardware. We take complete responsibility for building, operating and maintaining the network, enabling our customers to focus on their core business and avoid the cost of maintaining a network. In addition, as the hardware often resides on our premises, our outsourcing customers are not required to dedicate space and facilities for network equipment.

   Bandwidth Resale. We provide leased bulk bandwidth at speeds of 768Kbps and above for various customer applications. This is a cost effective service for customers with large bandwidth requirements.

   Dedicated Internet Access. We offer dedicated high-speed continuous access to the Internet to customers. This service is provided at speeds up to 1.5Mbps.

The IXnet Extranet

 Overview

   We have created a global Extranet built specifically to meet the stringent communications requirements of the financial services community. Our Extranet provides highly reliable and secure communications and minimizes the likelihood of any single point of failure.

   Our Extranet is built upon the following strategic principles:

  . Establish a uniform network equipment platform using best of breed vendors. We have selected and deployed a uniform equipment platform throughout our Extranet. Our strategy ensures that our services are available with the same features and functionality globally. We utilize hardware, software and facilities vendors who are known for their high quality products and technologies and have achieved broad acceptance. Some of our vendors include Cisco Systems Inc., Newbridge Networks Corporation and Nortel Networks Corporation. These vendors have facilitated our deployment of the advanced technologies such as internet protocol and asynchronous transfer mode.

  . Deploy customer access nodes on customer premises. Our strategy is to place customer access nodes on customer premises and to link those customer access nodes to our points of presence through high capacity facilities. These customer access nodes enable us to manage the network end-to-end on a full time basis and rapidly provision services.

  . Primarily utilize a success-based network deployment model. The scalability of our network enables us to enter each new market with a small point of presence and build to a larger presence as our business grows. Similarly, at most new customer sites, we deploy a customer access node on a customer's premises and augment the customer access node to accommodate increasing demand for additional services.

  . Utilize multiple carriers to ensure diverse network routing. We use multiple carriers to obtain our local access, domestic and international long haul backbone facilities. Diverse routing among several carriers ensures maximum availability and reliability of our Extranet.

  . Reduce network costs by purchasing segments on fiber optic facilities. Due to the growing supply of international bandwidth, the cost of bandwidth has declined significantly. We have and will continue to aggressively take advantage of this positive development to reduce our bandwidth costs, which are a significant portion of our capital expenditure plan and expense structure. Currently, a majority of our capacity is leased. We intend to purchase bandwidth as and when purchasing would be advantageous and more cost effective than leasing bandwidth. We have purchased and are committed to purchase indefeasible rights of use on numerous international cable systems in the Atlantic, the Pacific and intra-Europe, which has enabled us to increase our bulk bandwidth in a highly cost effective manner.

Global Network Infrastructure

   We have deployed our global network infrastructure to 39 financial centers worldwide. The Extranet consists of IXnet-owned switches, network operations centers, points of presence, data centers and customer access nodes, and primarily leased fiber optic facilities.

   Our Extranet utilizes a uniform equipment platform based on Newbridge network management technology, and augmented with Nortel Networks switches for enhanced voice services and Cisco routers for enhanced data services. Newbridge network access nodes and network management software are located at our points of presence, while customer access nodes are directly installed at the customers' premises. The Newbridge platform provides advanced global network management which allows for rapid provisioning and end-to-end network diagnostics from our network operations centers to our customers' premises. We own two Nortel Networks digital switches located in New York and London that allow for universal availability of services, rapid provisioning of services, short call setup times and a single network management and control system. We have deployed Cisco products for various network functions including core routing, distribution routing and customer premises routing. The advanced features and built-in scalability of the Cisco routers enable us to offer high quality and globally advanced data services such as Liquidity and IXFrame.

   The infrastructure of our Extranet includes the following components:

  . Network operations centers. We have deployed network operations centers in the financial districts of New York and London, each of which serves as a control center of our Extranet. Each network operations center is staffed 24 hours per day, seven days per week, and houses the specialized equipment necessary for managing our Extranet. The network operations centers contain workstation-based software systems utilizing state of the art graphical user interfaces to provide a global view of our Extranet, including all customer access nodes worldwide. This network management system allows for the display of alarms for all network faults, testing of the network for adverse conditions, re-routing of traffic to other equipment or facilities, and remote maintenance for certain network faults. While the New York network operations center concentrates on the Americas and Asia, it also acts as the overall network operations center for our entire Extranet. The London network operations center services Europe but also acts as a backup system for the New York network operations center and is capable of supporting the entire Extranet if required. We currently plan to begin construction within the next 12 months of a new network operations center in the Asia/Pacific region in order to expand our presence.

  . Points of presence. We have 73 POPs in 39 financial centers worldwide. Points of presence house the network transmission equipment required to provide all IXnet services to the financial community. A point of presence enables us to bring our broad portfolio of services through the local high speed access facility in a prompt and cost effective manner. These points of presence are built to high standards with highly reliable power supply systems, backup power capability, separate humidity control and air conditioning, raised equipment flooring, static electricity control and security, fire and other control systems. Points of presence are either located in facilities owned and operated by us or are co-located in other facilities through arrangements with other carriers. Equipment in the points of presence may include:

    . Newbridge products for global transmission bandwidth management as well as asynchronous transfer mode switching;

    .  Nortel Networks and other voice switches; and

    . Various other equipment, such as Stratum 1 clocking, echo cancellers, compression equipment, digital cross connection systems, test equipment and patch panels.

   The following is a list of cities in which our 73 points of presence are currently located and, if more than one, the number of points of presence:

        Americas                      Europe                             Asia/Pacific
        --------                      ------                             ------------
     Atlanta               Amsterdam                Luxembourg           Adelaide
     Boston                Athens                   Madrid               Auckland
     Chicago (3)           Brussels                 Milan (3)            Brisbane
     Houston               Budapest (2)             Paris (2)            Hong Kong (4)
     Los Angeles (3)       Copenhagen (2)           Rotterdam            Melbourne (3)
     New York (3)          Dublin                   Stockholm            Perth
     San Francisco         Frankfurt (4)            Vienna               Philippines
     San Jose              Geneva (2)               Warsaw               Singapore (3)
     Toronto (2)           Helsinki                 Zurich (2)           Sydney (6)
                           London (4)                                    Tokyo (3)
                                                                         Wellington

   In cities with developing demand for our services, such as in emerging and secondary markets, we service our customers as off-network customers through our relationships with carriers who have established a presence in such locations until there is sufficient demand, at which point we would build a point of presence at that location. As of March 31, 1999, we were providing service in over 250 off-net cities. Over the next 12 months, we intend to build points of presence in a number of these cities in order to expand our network footprint, and to build additional points of presence in those cities where we already have a presence in order to meet customer demand and provide redundancy. New points of presence will only be built after careful consideration of the size of the market opportunity, customer demand, the regulatory environment and the competitive situation as well as the costs to enter and support the market. Emerging financial markets may be a large growth opportunity in the coming years and will be closely monitored.

   Some of the other markets where we are considering building points of presence over the next several years include:

    .Sao Paolo (Brazil);

    .Montreal (Canada);

    .Denver, Stamford, Miami (U.S.);

    .Shanghai (China);

    .Kuala Lumpur (Malaysia);

    .Seoul (S. Korea);

    .Johannesburg (S. Africa);

    .Prague (Czech Republic); and

    .Moscow (Russia).

  . Data centers. Our points of presence in New York, London and Jersey City, New Jersey also house Liquidity content centers. These data centers enable us to host and distribute the content of various content providers. Equipment in the data centers includes:

    .Extreme Networks--layer 3 switches;

    .Bay Networks--distribution routers; and

    .Cisco Systems--inter-data center and dial backup routers.

    Additional data centers will be built to complement existing or new points of presence based on demand.

  . Customer access nodes. A key differentiator of our Extranet is our deployment of customer access nodes on customer premises. Customer access nodes vary in size and complexity based on customer needs and requirements, but may include Newbridge network management equipment, Cisco routers and/or digital line interface cards, which connect the customer's turret directly to our network for voice circuits. All customer access nodes can be controlled by us remotely, enabling us to fully manage the network end-to-end and to rapidly provision services. In addition, customer access nodes are scalable to allow for future growth as a customer's requirements expand. Customer access nodes are connected to our closest point of presence by fiber optic facilities utilizing diverse redundant local facilities where possible.

  . Backbone facilities. In connecting point of presence to point of presence, we have both leased and purchased various long haul facilities worldwide, including digital lines at various transmission speeds, such as T-1, E-1, DS-3 and STM-1. We lease fiber optic facilities from major international facilities-based carriers such as MCI WorldCom Inc., Frontier/GlobalCenter, Williams Communications Group, Inc., Sprint Communications Company, L.P., Cable & Wireless plc, Singapore Telecommunications Limited, Hongkong Telecom, France Telecom, British Telecommunications plc, Teleglobe Inc, Sprint Canada Inc., Bell Canada, Swisscom, Telstra Corporation Limited, Hermes and Deutsche Telekom AG. In addition, we have purchased or committed to purchase interests in or indefeasible rights of use on projects such as: TAT12/13, TAT 14, Gemini, Southern Cross, CANTAT 3, Germany-U.K. 6, Japan-U.S. and NTL. We expect to further expand our Extranet in this manner to support growth as well as to improve cost efficiencies.

  . Local loop facilities. We utilize many local facilities-based carriers to connect our points of presence and customer access nodes. For example, in the New York area, we have contracted with major local providers such as Bell Atlantic Corporation, MCI WorldCom Inc. and AT&T Corp. to provide diversely routed, fiber optic facilities from our point of presence to the customers' premises. Where possible, we utilize carriers that employ fiber optic ring protection for reliability and disaster recovery.

Sales and Marketing

   Our sales and marketing activities are targeted to members of the financial services community in the key financial centers worldwide. Our customers include members of the financial services community including broker-dealers, investment banks, asset managers/hedge funds, inter-dealer brokers, electronic trading firms, commodities/futures trading firms, content providers, exchanges, trade execution systems, correspondents, clearing and settlement firms, and insurance companies.

   The major components of our sales strategy are as follows:

  . Utilize a direct salesforce. We have deployed a dedicated and experienced salesforce in many of the major cities worldwide where we have operational points of presence. As of March 31, 1999, our salesforce consisted of 28 commissioned salespeople: 16 of whom were in the Americas, seven of whom were in Europe and five of whom were in the Asia/Pacific region. Because our salespeople are regionally based, they are able to consult prospective customers face-to-face to discuss their network needs and technical requirements and develop tailored solutions. Our sales representatives also market our services to financial institutions at industry seminars and trade shows. Our salespeople are familiar with the applications, requirements and technical terminology of the financial services community as well as its unique business practices.

     We have developed programs to attract and train high quality, motivated sales representatives who, in addition to having strong financial services industry backgrounds, technical skills and knowledge of industry applications, have consultative sales experience. These programs include competitive compensation plans including stock option pools, technical sales training and consultative selling technique training. Sales representatives from our United States and international operations jointly attend training programs in order to ensure an integrated sales approach domestically and internationally.

  . Expand our salesforce. We believe that our rate of growth is directly related to the size and productivity of our sales force. As a result we are focused on expanding our salesforce over the next 12 to 18 months through the hiring of motivated personnel who have backgrounds in network services or experience with the specialized communications needs of the financial services community. We intend on growing our salesforce both within North America and in Europe and the Asia/Pacific area. Until the full deployment is complete to all major cities, some foreign markets will be handled through distributor relationships.

  . Focus sales efforts on strategic customer sites. We place emphasis on adding customers and customer access nodes in sites that we believe are strategic in nature. Strategic sites are those with which our existing on-net customers or potential customers are interested in communicating, such as those with large trading or processing volume.

  . Leverage the salesforces of our content providers. The salesforces of our content providers have, in effect, become secondary salesforces for us by selling their content delivered over our Extranet to their end-users. In order to access this content, end-users must connect to our Extranet, if they are not connected already. These secondary salesforces have been able to significantly grow the number of on-net user sites on the Extranet.

  . Coordinate joint sales efforts worldwide. Our regional salesforces work together in a cooperative and coordinated manner to create higher levels of customer satisfaction which we believe will lead to additional business. This approach maximizes the benefits of selling our services locally as well as globally and confers a unified corporate level sales relationship between our regional salesforces for our customers worldwide.

  . Coordinate joint sales efforts with IPC salesforce. Coordinating the efforts of our salesforce with the IPC salesforce has helped to introduce our Extranet to the significant installed base of IPC customers. IPC's salesforce is provided with incentives to reach certain sales targets in connection with their sales of our services.

   We maintain a high profile in the financial services marketplace with targeted marketing and public relations efforts. We place information and press releases in many financial services industry publications such as the Security Industry News, Wall Street and Technology and Trading Technology Week. We actively participate in financial industry organizations such as the Wall Street Telecommunications Association and the Securities Industry Association and seminars such as the "On-Line Securities Trading Seminar" and the "Future of Buy Side/Sell Side Transaction Technologies" which enable our representatives to communicate our vision and capabilities directly to prospective customers. Moreover, we are highly visible at key industry trade shows including "IT for Wall Street" and the "SIA Technology Management Conference."

Customers

   Our customers are members of the financial services community and include broker-dealers, investment banks, asset managers/hedgefunds, inter-dealer brokers, electronic trading firms, commodities/futures trading firms, content providers, exchanges, trade execution systems, correspondents, clearing and settlement firms, and insurance companies. We currently have over 480 customers and provide hosting services for over 30 content providers. Deutsche Bank and Optimark Inc. accounted for 23% and 14%, respectively, of our consolidated revenues for the fiscal year ended September 30, 1998, and 11% and 14%, respectively, of our consolidated revenues for the six months ended March 31, 1999.

Customer Service

   High quality customer service and support are critical to our objective of retaining and developing our customer base. We differentiate ourselves from many of our competitors by customizing solutions and providing individualized support to our customers. For example, we utilize customized billing in local currencies and provide reports designed to address the specific needs of our customers. To support a customer's business requirements, we make available numerous IXnet resources, including technical support, engineers and project managers in the pre-implementation phase and customer service representatives and help desk personnel in the post-implementation phase. To ensure a rapid response and remedy to any customer network concerns, we monitor and manage our Extranet from our network operations centers, 24 hours per day, seven days per week. When necessary, we also dispatch IPC's global field service personnel to address certain local network issues.

   In addition to person-to-person customer service, we are developing other methods of customer support through our Internet web site. We plan to include various types of reporting, customer communication and billing, and we may include payment and customer initiated order entry.

Case Studies

   The following examples illustrate how three of our customers are using our services and capabilities described in this prospectus to meet their significant business needs:

   Deutsche Bank. In 1995, Deutsche Bank sought to build a network to interconnect its trading desks on a global basis, allowing traders to be in constant voice contact with each other. These hoot & holler networks would effectively create a virtual trading environment within Deutsche Bank. We brought a worldwide outsourced solution to Deutsche Bank, providing both network and hardware with local support for over 4,000 traders in more than 20 countries.

   We deployed the initial hoot & holler networks for Deutsche Bank in late 1995 and early 1996. Since then, Deutsche Bank has added other voice and data services in numerous locations throughout the world. Our relationship with Deutsche Bank exemplifies the global reach and enhanced services that we offer our customers.

   Optimark. Optimark Technologies Inc. has developed a new electronic securities trading computer-based matching system designed to anonymously match buyers and sellers.

   Optimark Technologies needed a vast communications network to interconnect its over 200 customers consisting of major asset managers/funds nationwide, its data center in Toronto, Canada and its various partners including the Pacific Stock Exchange in California and Securities Industry Automation Corporation in New York. Optimark Technologies sought to outsource its entire network to one network provider, and to that end, evaluated us and a number of other companies. Optimark Technologies selected us in June 1997 for numerous reasons. The most critical was our understanding of the trading environment and our willingness to manage all aspects of hardware and network deployment, the Extranet's flexibility, our senior management's commitment to the project and devoting the necessary technical and other personnel necessary to design their trading system. To date, we have deployed this network, including customer premises electronics of servers and routers to more than 200 Optimark Technologies customers nationwide.

   The Optimark Technologies relationship demonstrates the attractiveness of our service offerings to companies seeking to deliver information or applications to the financial services community. Optimark Technologies is continuing to grow substantially by adding additional asset managers, exchanges and partners as well as increasing its network requirements to its existing locations.

   MoneyLine. MoneyLine Corporation aggregates real-time market data, news, commentary, historical prices, analytics and interactive applications from the world's financial markets and delivers such information and applications to its customers' desktops in a cost effective manner.

   As a relatively new company, MoneyLine did not have a network to deliver its information to potential customers, nor did it have the internal expertise to establish such a network. Accordingly, MoneyLine sought a turnkey network solution for the distribution of its information. Through our Extranet, we were able to offer and rapidly deploy a highly reliable, secure, and fully outsourced and managed network solution capable of delivering MoneyLine's content to the desktops of MoneyLine's target market.

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

   MoneyLine is able to direct its financial and technical resources toward developing its application and building its business rather than developing and maintaining a communications network. Today, we and MoneyLine are implementing service to firms nationwide.

Competition

   Our competition varies geographically and by service offerings. Currently, while no one company dominates the voice and data communications market for the financial services industry, many companies compete with us in individual service categories and on a regional basis. We compete with and expect continued competition from:

  . Large interexchange carriers and partnerships. Many of the large carriers, such as MCI WorldCom Inc., Cable & Wireless plc, Global One and the AT&T Corp./British Telecommunications plc venture, are expanding their capabilities to support high-speed, end-to-end communications services. These large carriers compete with us in the areas of switched voice, outsourcing, premium voice and frame relay. Increasingly, their bundled services include high-speed local access combined with metropolitan and wide area networks services and we expect them to offer combined data, voice and video services over these networks in the future. These carriers have greater financial, marketing and technological resources, have already deployed large scale networks, have large numbers of existing customers and enjoy strong brand recognition, and, as a result, are significant competitors.

  . Specific product competitors and other communications companies. Several companies, such as EQUANT N.V., Infonet Services Corporation, GAINS and GTE Internetworking, have focused on competing within a particular service category and offer some of the same communications services including frame relay, managed bandwidth, premium voice and outsourcing. These companies have significant experience in offering tailored services and sell themselves as experts in such services and related technology. We believe that they have the financial capability and technical expertise to expand their existing networks and service offerings to become more competitive.

  . Common carriers. Common carriers, such as British Telecommunications plc, France Telecom and the former Bell Operating Companies, have extensive regional networks. Common carriers currently provide some communications services to many members of the financial services community in their market area. These common carriers compete with us in the areas of switched voice and managed bandwidth services and have marketing, financial and technical resources substantially greater than ours. Common carriers are expanding the capabilities of their network services and may be able to offer bundled services that would be competitive with us if they receive regulatory approval.

  . Content providers. Content providers, such as Bloomberg L.P., Bridge Information Systems, Inc. and Reuters Holdings Plc, have developed extensive communications networks in the financial services industry and distribute their content and the content of other providers. Although they have wide distribution in the industry, their focus is on content, not network services. In addition, while they are potential customers for our services, they also compete directly with us in the content delivery segment of our business. Further, these companies have substantial resources and brand recognition.

  . Resellers. Resellers, such as Business Networks International Inc., Sector, Inc. and WESTCom Corp., resell other companies' network services and do not focus on building or managing their own networks. They principally compete on price and do not focus on network quality, features or functionality.

   Depending on the specific competitor, we compete on the basis of many elements, including customer service, quality, reliability, network security, service provisioning speed, service features, functionality and cost effectiveness.


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

Regulatory Environment

   The telecommunications services that we provide must be structured to comply with the laws and regulations of national, state and local government agencies in countries we serve. The primary regulatory policy of the United States in this area is to promote effective competition in the United States telecommunications service market, including the market for international services. The United States government has advocated that competitive international markets will provide incentives for further market entry both in the United States and foreign markets. Many other countries are also moving toward the implementation of competitive market structures.

 United States Regulatory Considerations

   For domestic telecommunication services in the United States, the FCC and state public utility commissions have direct jurisdiction, granted by statute, over all aspects of our telecommunications service offerings. With international traffic, however, the United States regulatory structure is limited to the origination or termination of telecommunications services in the United States. As a result, the United States and each foreign country share jurisdiction over policies and regulations controlling international telecommunications services between the two. Thus, the United States cannot unilaterally implement a regulatory policy for international telecommunications, thereby limiting the impact a domestic statute, such as the Telecommunications Act, can have in developing a new structure for international telecommunications.

   In the United States, our telecommunications services are subject to the Communications Act of 1934, as amended by various statutes, including the Telecommunications Act and the FCC's regulations promulgated thereunder, as well as the applicable laws and regulations of the various states as administered by the relevant public utility commissions. The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Despite recent trends toward deregulation, the FCC and relevant public utility commissions continue to exercise extensive authority to regulate ownership of transmission facilities, telecommunications services and the terms and conditions under which our services are provided. In addition, we are required by federal and state laws and regulations to file tariffs listing the rates, terms and conditions of the telecommunications services we provide. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that we are not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on our business.

   We and Saturn currently hold several FCC authorizations for telecommunications services. These authorizations permit us to acquire interests in submarine cable and international satellite facilities previously authorized by the FCC. We can also resell private lines that are not interconnected to the public switched telephone network for communication services between the United States and all other countries, other than those listed on the FCC's exclusion list published from time to time and offer switched service by the use of private lines interconnected to the public switched telephone network for service between the United States and a number of approved countries.

   State public utility commissions exercise jurisdiction over intrastate services which are communications that originate and terminate in the same state. We hold a certificate of public convenience and necessity to resell forms of telephone service within New York State and have the appropriate authority to offer intrastate service in a number of other states.

   Regulatory requirements pertinent to our operations have recently changed and will continue to change as a result of the World Trade Organization Basic Telecommunication Agreement, federal legislation, court decisions, and new and revised policies of the FCC and public utility commissions. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries. To the extent the FCC is successful in this endeavor, a more competitive environment for international telecommunications services is likely to develop. This may increase competition and alter our ability to compete with other service providers. It also may impact our ability to provide certain services, or introduce new services. The impact on our operations of any changes in applicable regulatory requirements cannot be predicted. As the regulatory regimes change in the United States and elsewhere, our authorizations also may need to be adjusted.

 International Regulatory Considerations

   Significant liberalization of telecommunications regulation in a number of countries has provided us with greater flexibility to obtain authorizations to provide service. The specific licensing approach or regulation of our services has differed from country-to-country depending on the status of deregulation and the development of competition in each country.

   Canada. We were recently granted a Class A license in Canada that allows us to provide international telecommunications services to the public in Canada and operate telecommunications facilities used in transporting basic telecommunications service traffic between Canada and another country.

   United Kingdom. The United Kingdom generally permits competition in all sectors of the telecommunications market, subject to licensing requirements and license conditions. Individual licenses are required for the provision of facilities-based services and for the resale of leased lines. Our subsidiary holds both an International Facilities Based Telecommunications License and International Simple Voice Resale licenses in the United Kingdom. The International Facilities Based Telecommunication License entitles us to acquire indefeasible rights of use on international satellites and submarine cable systems, to resell international private lines, as well as interconnect with, and lease capacity at, wholesale rates from, facility-based carriers. The International Simple Voice Resale license allows us to resell international private lines, as well as interconnect with, and obtain capacity at wholesale rates from facility-based carriers.

   Other European Union Countries. Prior to January 1, 1998, a majority of the EU, European Union, countries maintained the position that all or most telecommunications services were under the exclusive jurisdiction of state-sanctioned monopolies. Under that regulatory regime, provision of many competitive telecommunications services was strictly limited to particular services or banned to preserve the privileged position of the state-sanctioned monopoly. Effective January 1, 1998, the EU required that member states liberalize their telecommunications regulations to permit the introduction of competition in all sectors of the telecommunications market. These regulatory reforms have been implemented over the last year. Nonetheless, we initiated service prior to these reforms. In some cases, we were able to take advantage of a special status granted to closed user groups. Closed user groups are communities of interest that are common among a company and its subsidiaries or group of companies. The EU definition of closed user groups looks to see if the link between the members of the group is a common business activity. We and our subsidiaries fit this definition of closed user groups in several countries. In addition, in several EU countries, we structured our service offerings to not require interconnection to the local public switched telephone network. Based on closed user groups status and/or lack of interconnection to the public switched network, we have been granted licenses in Belgium, Ireland and Italy to provide voice and data services to closed user groups. Additionally, our subsidiaries are able to operate in France, Germany and the Netherlands without the need for licenses in these countries. In these cases, we provide private line and virtual private network voice services and a full range of data services.

   Switzerland. Although Switzerland is not part of the EU, it has followed the EU's market liberalization approach. Even prior to the January 1, 1998 opening of the Swiss telecommunications market, we, through our subsidiaries, have been able to provide private line and virtual private network voice services and a full range of data services in Switzerland due to our status as a closed user groups and our lack of interconnection to the Swiss public switched telephone network.

   Japan. On January 27, 1997, the Japanese Ministry of Post & Telephone granted our Japanese subsidiary a Special Type II telecommunications carrier license. This license allows us to provide virtual private network and private line voice services, data transmission services, image transmission services, packet switched data transmission and managed digital network services.

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

   Hong Kong. On June 10, 1997, our subsidiary received from the Hong Kong Government Office of the Telecommunications Authority a Public Non-Exclusive Telecommunications Service, license for the provision of virtual private network services. This license allows us to provide virtual private network services for customers for the purpose of carrying out telecommunications between companies involved in the financial services industry.

   Singapore. On October 21, 1997, the Telecommunications Authority of Singapore granted our Singapore subsidiary a license to operate a network in Singapore for closed user groups actively involved in the financial services industry for the provision of data services including bandwidth on demand, frame relay, asynchronous transfer mode and multi-protocol transport services.

   Brazil. On April 28, 1998, Anatel, the Brazilian Agencia Nacional de Telecomunicacoes, granted our Brazilian subsidiary a Brazilian Limited Service License to offer specialized limited telecommunications services to and from Brazil. This license allows us to provide virtual private network and private line voice and data services to closed user groups. Since the issuance of the Limited Service License, Anatel has notified us that we must satisfy certain technical requirements or face loss of our license. We are in the process of satisfying these requirements.

 Expansion Into Other Foreign Countries

   We intend to expand our operations into other jurisdictions as such markets deregulate and we are able to offer a full range of services to our customers. However, in countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive our entry into such additional markets. Our ability to enter a particular market and provide telecommunications services, particularly in developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event we are able to gain entry to such a market, no assurances can be given that we will be able to provide a full range of services in such market, that we will not have to significantly modify our operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on our business, results of operations or financial condition.

   In those countries where we are strictly prohibited from offering service, we may enter into a relationship with the state-sanctioned telecommunications monopoly so that our services can be offered in that jurisdiction. In these situations, the local telecommunications service provider would provide the facilities and offer local services to our customers. It is likely that services would cost more in these situations. There are, however, certain countries which do not require licensing for the provision of telecommunications network services.

Employees

   As of May 31, 1999, IXnet and its subsidiaries employed 252 persons, including 56 in sales and marketing, 27 in customer service and support, 18 in finance and administration, 18 in engineering and 123 in network operations. We believe that our future success will depend in part on our continued ability to attract, hire, integrate, retain and motivate highly qualified sales, technical, and managerial personnel, and upon the continued service of our senior management and key sales and technical personnel. None of our employees are represented by a labor union. We have never experienced a work stoppage and believe our relationship with our employees is good.

Properties

   Our properties consist of a combination of real estate leases in our name and certain real estate facilities we share with IPC, the terms of which are governed by our inter-company agreement with IPC. See "Certain Relationships and Related Transactions--Agreements with IPC--Inter-Company Agreement--Real Estate."

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

   We lease directly:

  . 14,000 square feet in New York City where our New York network operations center and primary point of presence are located, under subleases expiring in March 2002;

  . 9,400 square feet in Newark, New Jersey where our second New York area point of presence is currently being built, under a lease expiring in April 2009;

  . 5,300 square feet in Chicago, Illinois where our Chicago POP is located, under a lease expiring in June 2002;

  . 4,900 and 2,400 square feet in Sydney and Melbourne, Australia; 1,900 square feet in Hong Kong; 1,340 square feet in Singapore; and 1,330 square feet in Tokyo, Japan, of office space and housing for telecommunications equipment through leases acquired as part of the Saturn acquisition;

  . 2,200, 450 and 175 square feet, primarily for telecommunications equipment housing in Paris, France, and Zurich and Geneva, Switzerland, respectively; and

  . Various smaller spaces under lease or collocation agreements for telecommunications equipment housing in Frankfurt, Milan, New York, Chicago, Los Angeles and San Jose.

   We occupy the following portions of IPC-leased space:

  . 24,500 square feet in New York City where our executive and U.S. sales headquarters is located, under leases expiring in November 2002;

  . 8,400 square feet in London, England, where our European headquarters and London network operations center are located, under leases expiring in December 2010; and

  . Various spaces, with square footage between 750 and 3,000 in Atlanta, Georgia, Boston, Massachusetts, Chicago, Illinois, Houston, Texas, Los Angeles and San Francisco, California and Toronto, Canada, where our branch sales and operations personnel and telecommunications equipment are located.

   Our use of and the costs associated with the facilities occupied under IPC leases are outlined under certain provisions of our inter-company agreement with IPC. Typically, charges for such facilities are allocated pro-rata, based upon the relative percentage of space occupied by us or IPC, with company-specific charges applied directly to the respective company.

Legal Proceedings

   Neither we nor any of our subsidiaries are involved in any material pending legal proceedings.

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

                                   MANAGEMENT

Directors and Executive Officers

   The following table shows information about our executive officers and directors, including their ages as of March 31, 1999. Each person holds the same positions with both IXnet, Inc. and International Exchange Networks, Ltd. Each director began service as a director of International Exchange Networks as indicated in such director's biography and began service as a director of IXnet upon its formation in May 1999.

Name                     Age                       Position
Richard W. Smith          46 Chairman of the Board
 (1)(2).................
David A. Walsh..........  37 Chief Executive Officer and Director
Gerald E. Starr.........  45 President and Director
Charles F. Auster.......  47 Executive Vice President, Chief Operating Officer
                             and Director
James M. Demitrieus ....  51 Executive Vice President and Chief Financial Officer
Brian L. Reach..........  44 Senior Vice President, Finance
Anthony M. Servidio.....  53 Senior Vice President, Sales
William E. Walsh........  32 Senior Vice President, Corporate Operations
Robert D. Woog..........  52 Senior Vice President, Network Development
Ronald D. Corwin........  58 Chief Marketing and Corporate Communications Officer
John M. Faccibene.......  53 Managing Director, Americas
Peter N. Hase...........  41 Managing Director, Europe
Drew Kelton.............  40 Managing Director, Asia Pacific
Paul Pluschkell.........  34 Vice President, Liquidity Group
Richard M. Cashin, Jr.    46 Director
 (2)....................
Douglas T. Hickey
 (1)(2).................  43 Director
Douglas J. Mello .......  56 Director
John T. Sharkey ........  62 Director
Peter A. Woog (1).......  56 Director

---------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Richard W. Smith has served as our Chairman of the Board and a director since May 1999. He has served as a general partner of the general partners of Allegra Capital Partners III, L.P. since May 1995, of Lawrence, Tyrrell, Ortale & Smith, L.P. since December 1985, and of Lawrence, Tyrrell, Ortale & Smith II, L.P. since July 1990. He is also a director of IPC, as well as several private companies. He has participated in the private equity industry since 1979 and was formerly employed by Citicorp Venture Capital, Ltd.

   David A. Walsh founded International Exchange Networks, Ltd. in May 1993. Mr. Walsh has served as our Chief Executive Officer since April 1998 and as a director since May 1993. From June 1993 to May 1999, he served as our President. Mr. Walsh has also served as an Executive Vice President and director of IPC since May 1998. Mr. Walsh also co-founded Voyager Networks in 1993 and served as its Chief Executive Officer and President until June 1995, when International Exchange Networks, Ltd. commenced operations. Voyager Networks was a New York City based Internet and data communications company which was acquired by GlobalCenter and then sold to Frontier Corporation in February 1998. Prior to June 1993, Mr. Walsh held various technology related positions in the financial community, including at the New York Commodities Exchanges--NYCE, CSCE, NYMEX and COMEX, Garban/Garvin Guybutler, an interdealer broker of government bonds, and Drexel Burnham Lambert Trading Corporation.

   Gerald E. Starr has served as our President and a director since May 1999. Mr. Starr has served as President and Chief Executive Officer and a director of IPC since December 1998. From January 1997 to December 1998, he was IPC's Executive Vice President, Turret Systems and from February 1996 to January

1997, he was IPC's Vice President of Manufacturing and Engineering. Since April 1995, he has also served as President of IPC Bridge, Inc., a wholly-owned subsidiary of IPC, which acquired the assets of Bridge Electronics, Inc. in April 1995. Mr. Starr founded Bridge Electronics, Inc. in 1987 and built it into a leading provider of digital open line speaker systems to the foreign exchange trading industry. Mr. Starr was the President and a director of Bridge Electronics, Inc. from its founding until it ended its operations in April 1995. Previously, Mr. Starr founded Turret Equipment Corporation in 1980 and sold it to Tie Communications in 1984, where he remained until 1990.

   Charles F. Auster has served as our Executive Vice President and Chief Operating Officer and has been a director since May 1998. Mr. Auster was a founding beneficial stockholder of International Exchange Networks, Ltd., and from February 1994 to June 1995, Mr. Auster served as our Executive Vice President of Finance and Operations and a director. From December 1995 until he negotiated the sale of Voyager Networks, Inc. to GlobalCenter, in February 1998, he served as its President and Chief Executive Officer and as one of its directors. From September 1991 to March 1993, he served as Executive Vice President and a director of Ameritrade, Inc., a Washington-based trade and investment banking firm. Mr. Auster is a director of American Utilicraft, a design and manufacturing aircraft company, Lucent Digital Video, an internal venture of Lucent Corp., and several charitable organizations. Mr. Auster is a member of the District of Columbia Bar and the Virginia Bar.

   James M. Demitrieus has served as our Chief Financial Officer since July 15, 1999. Mr. Demitrieus negotiated the acquisition of Ecoban Finance Limited by SK Global America, Inc. in September 1990, and served as Ecoban's President and Chief Executive Officer from its acquisition to June 1999. From September 1993 to June 1998, Mr. Demitrieus served as the President and Chief Executive Officer of SK Global America, Inc., and from September 1990 to September 1993, he served as its Executive Vice President and Chief Financial Officer. From 1986 to 1990, he served as First Vice President and then as Senior Vice President and Chief Operating Officer for Drexel Burnham Lambert, Inc.'s commodity division. Prior to 1986, Mr. Demitrieus served as a controller and Chief Accounting Officer at Freeport-McMoRan, Inc. and a manager of financial controls at ITT Corporation.

   Brian L. Reach has served as our Senior Vice President, Finance since July 15, 1999 and served as our Chief Financial Officer from May 1997 until July 14, 1999. Mr. Reach has also served as Chief Financial Officer of IPC since May 1997, as Vice President of IPC since November 1997 and as a director of IPC since December 1998. Prior to joining IPC, Mr. Reach was employed by the Celadon Group Inc., an international transportation company, as its Chief Financial Officer from November 1993 to April 1996, and its Vice President-- Special Projects from April 1996 to April 1997. From September 1990 through November 1993, he served as Chief Financial Officer of Cantel Industries, Inc., an international distributor of medical and scientific products and ergonomic seating. Mr. Reach is a Certified Public Accountant.

   Anthony M. Servidio was a founding stockholder of International Exchange Networks, Ltd. and has served as our Senior Vice President, Sales since June 1995. From February 1990 to June 1995, Mr. Servidio served as Vice President of Sales of WorldCom's Banking and Finance team. From June 1985 to February 1990, Mr. Servidio served as Vice President, Sales with TRT/FTC Communications, a full service telecommunications carrier. From July 1965 to June 1985, Mr. Servidio held various sales responsibilities with RCA Global Communication, a larger inter-exchange carrier, including Vice President of the Banking and Finance Division.

   William E. Walsh has served as our Senior Vice President, Corporate Operations since March 1999 and our Vice President of Marketing from October 1995 to March 1999. From August 1990 through October 1995, Mr. Walsh served as Director of Marketing, Director of New Business Development, National Business Manager, and Product Manager with Kirschner Medical Corporation, a medical device manufacturer with global sales and operations. His responsibilities included marketing, product management and developing new business. From July 1988 through August 1990, he held product management positions with Thackray Reconstructive Systems and Osteonics Corporation.

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

   Robert D. Woog has served as our Senior Vice President, Network Development since April 1997 and our Vice President of Global Operations from July 1995 to April 1997. Mr. Woog also served as a director from May 1998 to May 1999. From April 1988 to July 1995, Mr. Woog served as Vice President of Trading Systems for Positron Industries, a trading turret manufacturer. He was responsible for sales, installation, service and maintenance of all turret products. From June 1986 to December 1987, Mr. Woog was Director of Quality Assurance for Communications Techniques, Inc., a telecommunications equipment manufacturer. He also served as Executive Vice President of Digital Transervice Corporation from 1985 to 1986. Mr. Woog held various positions with AT&T Long Lines from 1968 to 1985. Mr. Woog also served as Assistant Director General for the Telecommunications Company of Iran from 1975 to 1978.

   Ronald D. Corwin has served as our Chief Marketing and Corporate Communications Officer since June 1999. Previously, he was Executive Vice President of the American Stock Exchange from October 1994 to June 1999. Mr. Corwin also served as Executive Vice President, Regional Markets Group, at NatWest Bancorp from January 1994 to October 1994 and held a variety of positions in the wholesale and retail banking sectors from 1990 to 1994. Prior to that time, Mr. Corwin held various positions at Citicorp/Citibank including five years in Europe as Regional Manager for Citicorp/Citibank retail businesses in seven western European countries. He has also held positions at Bank Leumi and the State University of New York.

   John M. Faccibene has served as our Managing Director, Americas since March 1999 and our Vice President of Network Implementation from December 1998 to March 1999. From September 1997 until December 1998, Mr. Faccibene was an executive director at CIBC Oppenheimer, Corp., an investment banking firm, where he was responsible for all technology, management and expenses for communications/market data services and trading floors. From June 1988 until August 1997, he was a senior vice president of Garban plc, an interdealer broker of government bonds, where he was also responsible for communications and trading floors. Mr. Faccibene is a director of Avesta Technology, a software start-up company, Timestep, a software security company, and Netrix, a network hardware company. He also served as a director of several financial and telecommunications industry organizations, including the Security Industry Association, the Wall Street Telecommunications Executive Committee and NYNEX Executive Forum.

   Peter N. Hase has served as our Managing Director, Europe since December 1998. Prior to joining us, Mr. Hase was the Business Development Manager, Europe of Saturn Global Network Services from November 1993 until we acquired it in December 1998. His responsibilities included all network development activities throughout the European Region, which included 13 countries. Mr. Hase also served as a director of Saturn Global Network Services from 1997 until it was acquired. From February 1990 to November 1993, Mr. Hase served as a national sales manager for Midland Network Services, Ltd. Prior to that time, he served as a regional sales manager of Racal Milgo UK and a senior account manager for Tricom Communications.

   Drew Kelton has served as our Managing Director, Asia Pacific since December 1998. Prior to joining us, Mr. Kelton was a founder and the Managing Director of Saturn Global Network Services from September 1992 until we acquired it in December 1998. His responsibilities included sales and operations in the Asia Pacific area. From January 1984 to August 1992, Mr. Kelton held various sales and marketing positions with Timeplex. From September 1981 to January 1984, he was a sales engineer for Plessey Telecommunications, and, from July 1980 to July 1981, he served as a development engineer with Standard Telecommunications Laboratories.

   Paul Pluschkell has served as our Vice President, Liquidity Group since February 1998. From March 1997 until IPC acquired MXNet in February 1998, Mr. Pluschkell served as President and Chief Executive Officer of MXNet. From August 1995 to February 1997, Mr. Pluschkell was the Sales Manager of Open Systems and IMS Technical Manager for the Northeast Region of Reuters America, a provider of news and information. From August 1994 to August 1995, Mr. Pluschkell served as the Chief Information Officer of Rumson Capital Management, LLP, an asset management group. Prior to working at Rumson Capital Management, LLP, he held various positions with Reuters.

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

   Richard M. Cashin, Jr. has served as a director since April 1998. Mr. Cashin has been employed by Citicorp Venture Capital, Ltd. since September 1980, and has been President since December 1994. Mr. Cashin is a director of IPC, as well as Cable Systems International, Inc., Delco Remy International, Inc., Delta Terminal Services, Inc., Euromax International plc, Fairchild Semiconductor Corporation, FFC Holding, Inc., Gerber Childrenswear Inc., Hoover Group, Lifestyle Furnishings International, Ltd., MSX International, Inc., Thermal Engineering International Corporation and Titan Wheel International, Inc.

   Douglas T. Hickey has served as a director since May 1999. Mr. Hickey has served as President and Chief Executive Officer and a director of Critical Path Inc. since October 1998. From February 1998 to October 1998, Mr. Hickey served as Executive Vice President of Frontier Corporation, a telecommunications company, and as President of Frontier GlobalCenter. From July 1996 to February 1998, Mr. Hickey served as President and Chief Executive Officer of GlobalCenter, Inc., a web hosting company. In February 1998, GlobalCenter was acquired by Frontier. From December 1994 to July 1996, Mr. Hickey was President of Internet services at MFS Communications, a provider of high-speed fiber-optic services. From September 1990 to November 1994, Mr. Hickey was general manager of North American sales and field operations at Ardis, a Motorola company.

   Douglas J. Mello has served as a director since May 1999. Mr. Mello was employed by Bell Atlantic, and its predecessor corporations, from 1965 to March 1999. He served as President, Large Business Sales--North of Bell Atlantic from August 1997 to March 1999. From March 1996 to August 1997, he was NYNEX Vice
President--Business Marketing & Sales, responsible for all business customers in the New York and New England areas. From January 1994 to March 1996, he served as Vice President--Sales for NYNEX Corporation. Prior to 1994, Mr. Mello was the Group Vice President--Manhattan Market Area for New York Telephone, were he was responsible for the provisioning of telecommunications technology from 1985 to 1991, Mr. Mello was President of Business Information Systems Corp. Mr. Mello is a director of Telexis Co. and Netrix Corporation.

   John T. Sharkey has served as a director since May 1999. Mr. Sharkey served in various positions with MCI WorldCom, including Vice President, from June 1986 to April 1999. He was responsible for assisting in the design and implementation of their corporate large account program. From May 1984 to June 1986, he was Regional Director of Major Accounts at Southern New England Telephone. From December 1982 to March 1984, Mr. Sharkey was Vice President of National Accounts with Optimum System, Inc., a Silicon Valley start up voice-messaging company. Prior to December 1982, Mr. Sharkey held positions with General Electric Company and ROLM Corporation. Mr. Sharkey is a director of Mutual of America Institutional Funds and several charitable organizations.

   Peter A. Woog has served as a director since May 1999. Mr. Woog has served as President and Chief Executive Officer for Cable Systems International since October 1995. From May 1989 to October 1995, Mr. Woog was AT&T's Copper Cable Products Vice President, responsible for the copper cable products business unit. Mr. Woog also serves as President and Chief Executive Officer and a director of Cable Systems Holding Company. Mr. Woog is chairman of the board of directors of IPC and is a director of Arizona Association of Industries and The Samaritan Health Systems.

   Under the terms of the amended and restated investors agreement, dated as of April 9, 1998, and amended on May 21, 1999, by and among IPC, Cable Systems Holding, LLC, Cable Systems International, Inc., Allegra Capital Partners III, L.P., Richard P. Kleinknecht, David A. Walsh, Anthony M. Servidio and Charles
F. Auster, IPC agreed to vote for David A. Walsh to be on our board of directors for as long as we remain a wholly-owned subsidiary of IPC. After this offering we will no longer be wholly owned by IPC. Under the terms of their employment agreements, we have agreed that Messrs. David A. Walsh and Charles F. Auster would serve as directors.

   David A. Walsh and William E. Walsh are brothers. Peter A. Woog and Robert
D. Woog are brothers.

Information About Our Board of Directors

   Composition. Our certificate of incorporation sets the size of our board of directors at between three and eleven members, and our by-laws empower the board of directors to decide how many directors we will have within that range. Following this offering, our board of directors will consist of nine members. Each director shall be elected at the annual meeting of stockholders, and shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal.

   Director Compensation. In the past, we have not paid our directors any compensation for their service as directors. We will pay each of our non-employee directors a retainer of $20,000 for each fiscal year in which they served as a director. We will only pay this retainer to our non-employee directors who attended at least 75% of the total number of meetings of the board of directors held in that fiscal year. We have also granted options to purchase 79,351 shares of our common stock to each of our non-employee directors under our 1999 stock option plan. For additional information about our stock option plan, please refer to the discussion under the caption "Executive Compensation--IXnet Stock Option Plan." For the purposes of director compensation, Messrs. Douglas T. Hickey, Douglas J. Mello, John T. Sharkey, Richard W. Smith, Richard M. Cashin and Peter A. Woog, are considered non-employee directors. Mr. Richard W. Smith has elected not to receive the cash retainer. We do not pay additional compensation for service as a member or as the chairman of a board committee.

   Committees. Historically, our board of directors has not used a committee structure in managing our affairs. However, it has now established standing audit and compensation committees. Among other functions, the audit committee will:

   . make recommendations to the board of directors regarding the selection of independent auditors;

   . review the results and scope of the audit and other services provided by our independent auditors;

   .  review our financial statements; and

   .  review and evaluate our internal control functions.

   The compensation committee will establish a compensation philosophy to be applied in making compensation decisions for our executive officers, set executive officer salaries and administer our executive officer bonus plans as well our stock option plan.

Compensation Committee Interlocks and Insider Participation

   Prior to May 1998, our board was responsible for establishing executive officer compensation. However, in practice S. Terry Clontz, the then serving Chief Executive Officer, and Brian L. Reach, the Chief Financial Officer, were responsible for establishing executive officer compensation. The compensation of Messrs. S. Terry Clontz and Brian L. Reach was set by the compensation committee of IPC and by their employment agreements. Beginning in May 1998, David A. Walsh, in consultation with the compensation committee of IPC, determined the compensation of our executive officers, other than Mr. Anthony
M. Servidio. Messrs. David A. Walsh's and Anthony M. Servidio's compensation was set by the compensation committee of IPC and by their employment agreements.

   From October 1, 1997 to May 22, 1998, our board consisted of Messrs. David
A. Walsh, Anthony M. Servidio, Richard Kleinknecht, Peter Kleinknecht and Russell Kleinknecht. From May 22, 1998 to September 30, 1998, our board consisted of Messrs. David A. Walsh, Charles F. Auster, S. Terry Clontz and Robert D. Woog.

   Messrs. David A. Walsh, Anthony M. Servidio, Charles F. Auster and S. Terry Clontz served as executive officers during these periods. During our fiscal year ended September 30, 1998, none of our executive officers served as a director or member of the compensation committee or equivalent body of another entity, except IPC, of which any of our directors was an executive officer.

Executive Compensation

   The following table provides information about the compensation earned by our Chief Executive Officer and Senior Vice President, Finance during the years ended September 30, 1998, 1997 and 1996, and by the three other most highly compensated persons serving as our executive officers at September 30, 1998. The table also provides information about an additional executive officer who would be included in the table if his salary for the period employed was annualized. We refer to these six executive officers as our named executive officers.

   The table includes, under the column captioned Salary, any pre-tax deferrals made under the IPC 401(k) plan with respect to the year ended September 30, 1998. The column captioned Securities Underlying Options Granted reflects options granted under the IPC Information Systems, Inc. 1998 Stock Incentive Plan with an exercise price or $10.50 per share to purchase shares of IPC Communications common stock.

   The column captioned Other Annual Compensation does not include certain perquisites and other personal benefits, securities or property where the aggregate value does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

                           Summary Compensation Table

                                                                     Long-term
                                         Annual Compensation        Compensation
                                    ------------------------------  ------------
                                                                     Securities
                                                                     Underlying
                             Fiscal                   Other Annual    Options     All Other
Name and Principal Position   Year   Salary  Bonus(1) Compensation    Granted    Compensation
---------------------------  ------ -------- -------- ------------  ------------ ------------
David A. Walsh...........     1998  $199,423 $281,250   $44,745(2)    184,704      $195,000(3)
 Chief Executive Officer      1997   190,000      --        --            --            --
                              1996   190,000  128,938       --            --            --

Brian L. Reach...........     1998   186,153  370,000     8,400(2)     92,352         4,800(3)
 Senior Vice President,
  Finance                     1997    58,462   23,100     2,000(2)        --          2,000(3)
 and former Chief
  Financial Officer(4)        1996       --       --        --            --            --

Anthony M. Servidio......     1998   190,000  195,833    44,745(2)        --        136,252(3)
 Senior Vice President,
  Sales

Robert D. Woog...........     1998   138,918  202,500       --         46,176        66,168(3)
 Senior Vice President,
 Network Development

William E. Walsh.........     1998   122,393   56,875       --         46,176        64,227(3)
 Senior Vice President,
 Corporate Operations

Charles F. Auster(5).....     1998    75,000   48,750       --         92,352        37,687(3)
 Chief Operating Officer
  and
 Executive Vice President

---------------------
(1) The cash bonus payments shown in the table for the year ended September 30, 1998 with respect to all of the named executive officers include, except for Mr. Anthony M. Servidio, cash bonus payments awarded to them under the IPC Information Systems Management Performance Plan. They also include cash payments made in connection with the successful completion of IPC's recapitalization transaction to Messrs. David A. Walsh, Anthony M. Servidio and Robert D. Woog of $150,000 each, Mr. Brian L. Reach of $60,000 and Mr. William E. Walsh of $10,000. In addition, in connection with IPC's recapitalization transaction, Mr. Brian L. Reach received a payment of $204,000 in lieu of a stock option grant by IPC. The cash payments made to Mr. Anthony M. Servidio also include the minimum guaranteed commission payments required to be made to him under to his employment agreement.
(2) Includes $44,745 paid by us on behalf of Messrs. David A. Walsh and Anthony
    M. Servidio for legal fees incurred by them in connection with the negotiation of their employment agreements with us and with respect to other IXnet related matters. These amounts also include a tax gross-up payment made by us to each officer in respect of the payment of these legal fees. With respect to Mr. Brian L. Reach, consists of payments for automobile allowance.

(3) Includes cash payments made in connection with IPC's recapitalization transaction to settle outstanding stock option grants made under the IPC Information Systems, Inc. 1994 Stock Option Plan in the following amounts: for Mr. David A. Walsh, $195,000; for Mr. Anthony M. Servidio, $130,000; for Mr. Robert D. Woog, $62,000 and Mr. William E. Walsh, $62,000. Also includes (a) amounts paid by IXnet as matching and/or profit sharing contributions to the 401(k) Plan; (b) a $1,500 cash payment made to Mr. Anthony M. Servidio for a successful employee referral; and (c) a consulting fee totaling $37,687 paid to Mr. Charles F. Auster.
(4) The compensation reported for Mr. Brian L. Reach includes compensation for services to IPC. For the years ended September 30, 1998 and 1997, 20% and 12%, respectively, of Mr. Brian L. Reach's compensation was allocated to us for services he performed as our Chief Financial Officer. His compensation is charged to us according to the allocation of indirect general and administrative expenses by IPC, and may not reflect the actual portion of his time spent acting as our Chief Financial Officer. Mr. Brian L. Reach's compensation for the year ended September 30, 1997, reflects a partial year because he joined IPC and us during that year.
(5) Mr. Charles F. Auster became an executive officer in May 1998. His compensation, including a proportionally-allocated bonus, reflects the period from May until September 1998. For the year ended September 30, 1998, Mr. Charles F. Auster's compensation, on an annualized basis, would have been $210,000 plus a bonus equal to an additional 50% of his salary.

Employment Agreements

   The following describes the terms of our employment agreement, with our executive officers. The descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

   David A. Walsh. International Exchange Networks is a party to an amended and restated employment agreement dated as of December 18, 1997, and amended on June 1, 1999, with David A. Walsh under which he serves as Chief Executive Officer and a director. This agreement has a five-year term and provides for Mr. Walsh to receive a minimum annual base salary of $225,000 and a discretionary cash bonus with a target of no less than $175,000 each year. Mr. Walsh also receives medical, insurance, retirement and other types of fringe benefits and perquisites that are commensurate with his position with us. Under his employment agreement, Mr. Walsh was granted an option to purchase 1,763,352 shares of our common stock, on May 4, 1999. In the event that Mr. Walsh terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to the product of the greater of three or the number of years remaining in the term and the sum of Mr. Walsh's then-current base salary and bonus.

   Charles F. Auster. International Exchange Networks is a party to an amended employment agreement dated as of May 1, 1998, and amended on June 1, 1999 with Charles F. Auster under which he serves as Executive Vice President, Chief Operating Officer and a director. This agreement has a rolling four year term that converts to a fixed four year term if either party notifies the other of an election to discontinue the extensions, or upon the termination of Mr. Auster's employment. Mr. Auster is paid a base salary of $210,000 and an annual bonus with a target of 50% of his base salary. In the event that Mr. Auster terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to one year's salary and a bonus in an amount equal to 50% of his then-current base salary.

   James M. Demitrieus. International Exchange Networks is a party to an employment agreement dated as of July 1, 1999 with James M. Demitrieus under which he serves as our Executive Vice President and Chief Financial Officer as of July 15, 1999. This agreement has a rolling four year term that converts to a fixed four year term if either party notifies the other of an election to discontinue the extensions, or upon the termination of Mr. Demitrieus's employment. Under the employment agreement, Mr. Demitrieus is entitled to receive an annual base salary of $200,000 and an annual bonus with a target of 50% of his base salary. In the event that Mr. Demitrieus terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to one year's salary and a prorated bonus for the portion of the calendar year that he worked at the time of the termination.

   Anthony M. Servidio. International Exchange Networks is a party to an amended and restated employment agreement dated as of December 18, 1997 with Anthony M. Servidio under which he serves as Senior Vice President, Sales. Mr. Servidio's employment agreement has a five-year term. Mr. Servidio is entitled to receive a minimum annual base salary of $190,000 and a commission-based bonus with a guaranteed minimum draw of $110,000 annually. In the event that Mr. Servidio terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to three year's salary and bonus.

   William E. Walsh. International Exchange Networks is a party to an employment agreement dated as of June 1, 1999 with William E. Walsh under which he serves as Senior Vice President, Corporate Operations. Mr. Walsh's employment agreement has a rolling four year term that converts to a fixed four year term if either party notifies the other of an election to discontinue the extensions, or upon the termination of Mr. Walsh's employment. Under the employment agreement, Mr. Walsh is entitled to receive an annual base salary of $150,000 and is eligible to receive an annual bonus with a target of 50% of his base salary. In the event that Mr. Walsh terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to one year's salary and a prorated bonus for the portion of the calendar year that he worked at the time of the termination.

   John M. Faccibene. International Exchange Networks is a party to an employment agreement dated as of June 1, 1999 with John Faccibene under which he serves as Managing Director, Americas. This agreement has a rolling four year term that converts to a fixed four year term if either party notifies the other of an election to discontinue the extensions, or upon the termination of Mr. Faccibene's employment. Under the employment agreement, Mr. Faccibene is entitled to receive an annual base salary of $144,000 and an annual bonus with a target of 50% of his base salary. In the event that Mr. Faccibene terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to one year's salary and a prorated bonus for the portion of the calendar year that he worked at the time of the termination.

   Peter N. Hase. Saturn Global Network Services (UK) Ltd., a wholly owned indirect subsidiary of International Exchange Networks, is a party to an employment agreement dated as of August 6, 1998 with Peter N. Hase under which he serves as Regional Director, Europe. Mr. Hase's employment agreement has an initial term of two years and is automatically renewable for successive one-year terms, unless either party notifies the other of an election to terminate 90 days prior to any scheduled renewal. Mr. Hase is paid a base salary of Sterling 90,000 and is eligible for an annual discretionary bonus with a target of 40% of his base salary. In the event that Mr. Hase terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to the greater of one year's salary or his salary for the remainder of the term, in addition to any bonus that he would have received had such termination not occurred.

   Drew Kelton. Saturn Global Network Services Pty Ltd., a wholly owned indirect subsidiary of International Exchange Networks, is a party to an employment agreement dated as of August 6, 1998 with Drew Kelton under which he serves as Regional Director, Asia/Pacific. Mr. Kelton's employment agreement has an initial term of two years and is automatically renewable for successive one-year terms, unless either party notifies the other of an election to terminate 90 days prior to any scheduled renewal. Mr. Kelton is paid a base salary of $185,000 Australian, and is eligible for an annual discretionary bonus with a target of 40% of his base salary. In the event that Mr. Kelton terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to the greater of one year's salary or his salary for the remainder of the term, in addition to any bonus that we would have received had such termination not occurred.

   Paul Pluschkell. International Exchange Networks is a party to an employment agreement dated as of June 1, 1999 with Paul Pluschkell under which he serves as an executive officer. This agreement has a rolling four year term that converts to a fixed four year term if either party notifies the other of an election to discontinue the extensions, or upon the termination of Mr. Pluschkell's employment. Under the employment agreement, Mr. Pluschkell is entitled to receive an annual base salary of $150,000 and an annual bonus in an amount to be determined by the Board, provided, however, that in no event will the sum of the base salary and annual bonus for any calendar year be less than $240,000. In addition, if he is employed by us on February 13, 2000, we are obligated to make an additional one-time bonus payment to him of $208,000. In the event that Mr. Pluschkell terminates his employment with us prior to the expiration of the term for good reason, or if we terminate his employment other than for just cause, we would be required to pay him an amount equal to one year's salary and a prorated bonus for the portion of the calendar year that he worked at the time of the termination.

   Our employment agreements with each of our executive officers also provide each of them with continued benefit coverage in the event that we terminate their employment without cause during the term of the agreement, or if one of them terminates his employment for good reason. The agreements also contain provisions preventing such officer from competing with us or soliciting our employees during and, for specific periods, after the term of employment.

Stock Option Grants

   IPC Stock Option Plan. The following table shows information about options granted during the year ended September 30, 1998 to our named executive officers under the IPC Information Systems, Inc. 1998 Stock Incentive Plan. All of the options granted during the year ended September 30, 1998 were options to purchase common stock of IPC and were granted under this plan. All of these options have a ten-year term, are exercisable at the fair market value of the IPC Communications common stock on the date of grant and are fully vested due to accelerated vesting provisions based on IPC Communications common stock achieving specified fair market levels for specified periods.

                 Option Grants in Year Ended September 30, 1998

                                                                        Potential Realizable Value
                                                                          at Assumed Annual Rates
                                                                        of Share Price Appreciation
                                       Individual Grants                    for Option Term(1)
                         ---------------------------------------------- ---------------------------
                         Number of    % of Total
                         Securities    Options     Exercise
                         Underlying   Granted to    or Base
                          Options    Employees in    Price   Expiration      5%            10%
          Name            Granted   Fiscal Year(2) ($/Share)    Date         ($)           ($)
          ----           ---------- -------------- --------- ---------- ------------- -------------
David A. Walsh..........  184,704        16.7        10.50    4/30/08       1,219,673     3,090,891
Brian L. Reach..........   92,352         8.3        10.50    4/30/08         609,837     1,545,446
Anthony M. Servidio.....      --          --           --         --              --            --
Robert D. Woog..........   46,176         4.2        10.50    4/30/08         304,918       772,723
William E. Walsh........   46,176         4.2        10.50    4/30/08         304,918       772,723
Charles F. Auster.......   92,352         8.3        10.50    4/30/08         609,837     1,545,446

---------------------
(1) Represents the potential value of options granted at assumed 5% and 10% rates of compounded annual stock appreciation for ten years from the date the options were granted.
(2) These percentages represent the percent of total options granted to our employees and employees of IPC.

   Prior to the consummation of the IPC recapitalization transaction on April 30, 1998, some of our executive officers participated in the IPC 1994 Stock Option Plan. As of the recapitalization, each option outstanding under that plan was cancelled in consideration of a cash payment. The payment was equal to the product of the excess, if any, of $10.50 over the per share exercise price of such option, times the number of shares of IPC common stock subject to such option. The following table shows information about options granted to our named executive officers under this plan which were canceled and for which cash payments were made:

                   Aggregated Option Exercises in Year Ended
                 September 30, 1998 and Year-End Option Values

                                Former Option Plan                       Stock Incentive Plan
                         -------------------------------- ---------------------------------------------------
                                                            Number of Securities
                             Options                       Underlying Unexercised   Value of Unexercised In-
                            Canceled          Value           Options at Fiscal         the-Money Options
                          under Former     Realized on          Year-End (#)         at Fiscal Year-End ($)
          Name           Option Plan (#) Cancellation ($) Exercisable/Unexercisable Exercisable/Unexercisable
------------------------ --------------- ---------------- ------------------------- -------------------------
David A. Walsh..........     30,000          195,000              0/184,704                    0/0
Brian L. Reach..........          0                0               0/92,352                    0/0
Anthony M. Servidio.....     20,000          130,000                    0/0                    0/0
Robert D. Woog..........     13,000           62,000               0/46,176                    0/0
William E. Walsh........     13,000           62,000               0/46,176                    0/0
Charles F. Auster.......          0                0               0/92,352                    0/0

---------------------
Except for such deemed exercises resulting in cash-out payments, no named executive officer exercised any stock options during the year ended September 30, 1998.

   IXnet Stock Option Plan. We have adopted the IXnet 1999 Stock Option Plan for our employees, officers, directors and consultants and for the employees, officers, directors and consultants of our parent and subsidiary companies. We have reserved 7,053,409 authorized but unissued shares of our common stock for issuance on exercise of stock options granted under this plan. As of July 1, 1999, we had granted options to purchase 6,530,184 shares of our common stock to the following individuals and groups:

                                                                  Value of
                                                               Options at the
                                                                   assumed
                                                               Offering Price
                                              Number of Shares    of $15.00
      Name                                    ---------------- ---------------
David A. Walsh...............................    1,763,352       $1,833,886
Gerald E. Starr..............................      337,976          351,495
Charles F. Auster............................      290,953          302,591
James M. Demitrieus..........................      267,148          277,834
Brian L. Reach...............................       60,836           63,269
Anthony M. Servidio..........................      103,450          107,588
William E. Walsh.............................      243,343          253,077
Robert D. Woog...............................      103,450          107,588
All executive officers as a group (13
 persons)....................................    4,195,605        4,363,429
All non-employee directors (6 persons).......      476,106          495,150
All others (252 persons).....................    1,858,473        1,932,812

   All of these options are incentive stock options for federal income tax purposes up to applicable limits, have a term of 10 years and are subject to earlier expiration upon the option holder's termination of employment. The options have an exercise price of $13.96 per share. Mr. David A. Walsh's options were 100% vested when granted. All other options vest at the rate of 25% on the first anniversary of the grant date and an additional 2 1/12% per month for the next 36 months. However, in the event of a change in control, 50% of those options not yet vested shall become vested immediately. Options may not be exercised until November 4, 2001, unless, prior to that date, we stop filing consolidated income tax returns with IPC or our board of directors allows the exercise.

                             PRINCIPAL STOCKHOLDERS

   The following table shows certain information with respect to the beneficial ownership, as of May 1, 1999, unless otherwise noted, of:

  . our common stock by each person who we know beneficially owns more than 5% of our outstanding common stock;

  . the common stock of IPC Communications, by each of our directors and our named executive officers;

  . the common stock of IPC Communications, by all of our directors and executive officers as a group; and

  . the common stock of IPC Communications, by each person who we know beneficially owns more than 5% of IPC Communications common stock.

   Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Share ownership includes shares issuable upon exercise of outstanding options that are exercisable within 60 days after May 1, 1999 as described in the footnotes below. Percentage of ownership is calculated under SEC Rule 13d-3(d)(1). The calculation of the percentage of beneficial ownership of our common stock does not include shares to be issued if the underwriter's over-allotment option is exercised. Unless otherwise indicated, the address for each stockholder listed below is c/o IXnet, Inc., 88 Pine Street, New York, New York 10005.

                                                                              Percentage of Class
                                                           Number of         Beneficially Owned(1)
                                                             Shares          -------------------------
                                                          Beneficially         Before         After
Beneficial Owner                 Securities Owned            Owned            Offering       Offering
------------------------  ------------------------------- ------------       -----------    ----------
Five Percent Stockholder
 of IXnet:
IPC Communications,
 Inc....................  IXnet common stock               43,100,000               100.0%          86.9%
Our Directors and
 Executive Officers:
Richard W. Smith........  IPC Communications common stock     381,904(2)              4.7            4.7
David A. Walsh..........  IPC Communications common stock     446,798(3)(4)           5.4            5.4
Gerald E. Starr.........  IPC Communications common stock      92,352(5)              1.1            1.1
Charles F. Auster.......  IPC Communications common stock     115,968(4)(6)           1.4            1.4
Brian L. Reach..........  IPC Communications common stock      96,352(7)              1.2            1.2
James M. Demitrieus.....  IPC Communications common stock         --                  --             --
Anthony M. Servidio.....  IPC Communications common stock     174,730(4)(8)           2.2            2.2
William E. Walsh........  IPC Communications common stock      46,376(9)                *              *
Robert D. Woog..........  IPC Communications common stock      46,176(10)               *              *
Richard M. Cashin, Jr...  IPC Communications common stock         --                  --             --
Douglas T. Hickey.......  IPC Communications common stock         --                  --             --
Douglas J. Mello........  IPC Communications common stock         500                   *              *
John T. Sharkey.........  IPC Communications common stock         --                  --             --
Peter A. Woog...........  IPC Communications common stock       4,000(4)(11)            *              *
All executive officers
 and directors
 as a group (19 per-
 sons)..................  IPC Communications common stock   1,443,156                16.7           16.7
Five Percent
 Stockholders of IPC
 Communications:
Cable Systems Holding,
 LLC....................  IPC Communications common stock   4,829,584(4)(12)         59.8           59.8
 505 North 51st Avenue
 Phoenix, Arizona 85043-
  2701
Chesapeake Partners
 Management Co., Inc....  IPC Communications common stock     535,300(13)             6.6            6.6
Chesapeake Partners
 Limited Partnership....  IPC Communications common stock     498,000(13)             6.2            6.2
Chesapeake Institutional
 Fund LP................  IPC Communications common stock      18,300(13)               *              *
Richard P. Kleinknecht..  IPC Communications common stock     877,344(4)(14)         10.7           10.7

---------------------
* Indicates beneficial ownership of less than one percent of the outstanding shares of common stock of IPC Communications.
 (1) For IPC Communications common stock, based on 8,076,188 shares of IPC Communications common stock outstanding as reported in the proxy statement for the annual meeting of stockholders of IPC Communications as filed with the SEC on June 4, 1999, plus, in the case of each individual, the number of shares issuable upon exercise of options that are exercisable by the individual within 60 days after May 1, 1999.
 (2) Consists of 381,904 shares beneficially owned by Allegra Capital Partners III, L.P., of which Mr. Richard W. Smith is a general partner. Does not include 6,051,628 shares owned by other signatories of the investors agreement referred to in footnote (4).
 (3) Includes 184,704 shares issuable upon exercise of options that are exercisable within 60 days after May 1, 1999. Does not include 6,171,438 shares owned by other signatories of the investors agreement.
 (4) Cable Systems Holding, LLC, Cable Systems International, Inc., Allegra Capital Partners III, L.P., Richard P. Kleinknecht, David A. Walsh, Anthony M. Servidio and Charles F. Auster are parties to an investors agreement, which contains provisions concerning the voting and transfer of shares of common stock of IPC Communications. Under applicable SEC rules, this group of investors may be deemed to beneficially own more than 5% of our common stock. Mr. Richard W. Smith, our Chairman of the Board, is a general partner of Allegra. Mr. Richard P. Kleinknecht is the Vice Chairman and a director of IPC Communications.
 (5) Represents shares issuable upon exercise of options that are exercisable within 60 days after May 1, 1999.
 (6) Includes 3,000 shares jointly owned by Mr. Charles F. Auster and his spouse and 300 shares owned by his minor children. Also includes 92,352 shares issuable upon exercise of options that are exercisable within 60 days after May 1, 1999. Does not include 6,413,216 shares owned by other signatories of the investors agreement.
 (7) Includes 92,354 shares issuable upon exercise of options that are exercisable within 60 days after May 1, 1999.
 (8)Does not include 6,258,802 shares owned by other signatories of the investors agreement.
 (9) Includes 46,176 shares issuable upon exercise of options that are exercisable within 60 days after May 1, 1999.
(10) Represents shares issuable upon exercise of options that are exercisable within 60 days after May 1, 1999.
(11) Does not include 4,829,584 shares beneficially owned by Cable Systems Holding, LLC, of which Mr. Peter A. Woog is a member.
(12) Based on amendment No. 4 to its Schedule 13D, filed April 15, 1999. Mr. Peter A. Woog, one of our directors, is a manager of Cable Systems Holding, LLC. Citicorp Venture Capital, Ltd, David Kirby and John O'Mara, each a member of Cable Systems Holding, LLC, are entitled to exercise joint decision making authority over the shares of common stock of IPC Communications held by Cable Systems Holding, LLC, and thus may be deemed to beneficially own more than 5% of our common stock. Based on the
     Schedule 13D filed by Cable Systems Holding, LLC, Citicorp Venture Capital, Ltd. is a wholly-owned subsidiary of Citibank, N.A., which, in turn, is a wholly-owned subsidiary of Citicorp.
(13) Based on amendment No. 2 to their jointly filed Schedule 13G, filed on July 2, 1999. Chesapeake Partners Management Co., Inc. signed the
     Schedule 13G on behalf of Chesapeake Partners Limited Partnership, and, based on the Schedule 13G, Mr. Mark D. Lerner is a Vice President of Chesapeake Partner Management Co., Inc. As a result of their beneficial ownership of IPC Communications common stock, these persons may be deemed to beneficially own more than 5% of our common stock. The address of each of the entities listed in the table is: 1829 Reisterstown Road, Suite
     220, Baltimore, Maryland 21208.
(14) Mr. Richard P. Kleinknecht is the Vice Chairman and a director of IPC Communications. Includes 115,440 shares issuable upon exercise of options exercisable within 60 days after May 1, 1999. Does not include 5,671,682 shares owned by other signatories of the investors agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with IPC

   Effective upon the closing of this offering, we will be subject to the following agreements with IPC and IPC Communications:

  .an inter-company agreement;

  .a registration rights agreement;

  .a tax-sharing agreement;

  .a maintenance agreement; and

  .a services agreement.

The inter-company agreement contains provisions relating to the separation of our business operations from IPC, as well as provisions governing the various interim and ongoing relationships between us and IPC. The registration rights agreement provides IPC with certain registration rights relating to the shares of our common stock which it holds. The tax-sharing agreement contains provisions relating to the allocation of tax liability and tax benefits between us and our domestic subsidiaries and IPC and its other domestic subsidiaries. The maintenance agreement provides for the continuation by IPC of its performance of installation, maintenance and staging and integration services. Under the services agreement, we will continue to provide IPC with dedicated voice service and its frame relay network.

   We have set forth below a summary description of the agreements between us and IPC. The descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which, except for the services agreement, have been filed as exhibits to the registration statement of which this prospectus is a part.

 Inter-Company Agreement

   Corporate support services. The inter-company agreement describes certain corporate support services that IPC will provide to us. These include cash management, accounting, executive management, legal, administrative, human resources, information systems and insurance. IPC will allocate to us any direct cost associated with providing these services on our behalf. We shall reimburse IPC for all indirect cost, other than insurance, incurred by IPC in providing these services on a quarterly basis, based on the number of employees employed by us in relation to the number of employees employed by both IPC and us. Based on a similar allocation, $534,000, $853,000 and $1.5 million, for the years ended September 30, 1996, 1997 and 1998, respectively, were allocated to us as general and administrative expenses by IPC. With respect to insurance, we will reimburse IPC for the insurance premiums paid or incurred by IPC and covering risks applicable to us and our subsidiaries, and, if such cost cannot be determined by IPC, as determined by the underwriter of the relevant insurance policy.

   Financing arrangements. Subject to the terms and conditions of the inter-company agreement, IPC has agreed to continue to provide us with ongoing financing and to obtain letters of credit on our behalf. The amount available under the inter-company agreement will start at $6.25 million and increase by that amount quarterly thereafter, up to an aggregate of $50 million during the period beginning July 1, 1999 through June 30, 2001. On June 30, 2001, all amounts loaned and outstanding under the inter-company agreement will become immediately due and payable. For a detailed description of the financing arrangements see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financing Arrangements."

   Indenture obligations. In connection with its recapitalization transaction on April 30, 1998, IPC issued and sold $247.4 million in principal amount of 10 7/8% senior discount notes due 2008 under an indenture. The indenture contains certain restrictive financial and operating covenants that limit the discretion of the management of IPC and its restricted subsidiaries, which include all of IPC's material subsidiaries, including IXnet. Under the inter-company agreement, we will be bound by the covenants and other restrictions, limitations and other obligations of the indenture. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part:

   The notes are general unsecured senior obligations of IPC and rank on parity with all other senior unsecured indebtedness of IPC.

   The financial and operating covenants include the following:

  . a limitation on incurring any indebtedness unless IPC and its restricted subsidiaries, as a group, would not exceed a specified ratio of indebtedness to earnings;

  . a limitation on making any restricted payment, as defined in the indenture, including payment of dividends, prepayment of subordinated indebtedness and the repurchase of capital stock;

  . a limitation on the ability of IPC to sell or to permit any subsidiary to issue or sell capital stock of a subsidiary, unless the proceeds are used for permitted capital expenditures;

  . a limitation on entering into agreements or arrangements that could limit any restricted subsidiary's ability to pay dividends or make other payments or transfers to IPC;

  . a limitation on making guarantees or entering into transactions with affiliates;

  . a limitation on incurring certain indebtedness secured by liens without equally and ratably securing the notes;

  .  a limitation on entering into sale-leaseback transactions; and

  .  a limitation on selling non-current assets.

   In addition, the indenture limits the ability of IPC to merge with, or to transfer all or substantially all of its assets to, another person. The notes provide for acceleration upon events of default.

   Credit agreement obligations. In connection with its recapitalization transaction, entered into April 30, 1998, IPC entered into a five-year credit agreement with a syndicate of lenders, with General Electric Capital Corporation as administrative agent and collateral agent to such lenders. The credit agreement, as amended on June 21, 1999, provides IPC with access to a working capital facility of up to $45 million, based on borrowing base availability, and a $20 million term loan. The obligations under the credit agreement are secured senior obligations of IPC and its material subsidiaries. We are a guarantor under the credit agreement and have agreed to be bound by its covenants and other restrictions, limitations and obligations. A copy of the credit agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the credit agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part:

   The credit agreement contains certain restrictive financial and operating covenants that limit the discretion of the management of IPC and its subsidiaries, including the following:

  .  a limitation on incurring indebtedness;

  . a limitation on paying dividends, prepaying subordinated indebtedness, repurchasing capital stock or making other restricted payments, as defined in the agreement;

  . a limitation on selling or issuing capital stock of a subsidiary, other than the issuance of common stock in this offering and under our stock option plan;

  .  a limitation on transactions with affiliates;

  .  a limitation on investing in non-subsidiary companies or entities;

  . a limitation on selling or otherwise disposing of assets, other than in the ordinary course of business; and

  . a limitation on merging or consolidating with any other entity or making large capital expenditures.

   In addition, the credit agreement requires IPC and its subsidiaries to provide financial information to the lenders, maintain specified financial ratios relating to earnings, interest coverage, total leverage and fixed charge coverage and to maintain a first priority security interest, in favor of the lenders, over all of its pledged collateral. Accordingly, all of our and our subsidiaries' capital stock and real and personal property are pledged as collateral under IPC's credit agreement to support the borrowings of IPC.

   The lenders under the credit agreement have the right to demand that we register those shares of our common stock for public sale that are held by IPC, if an event of default occurs under the terms of the agreement and they foreclose on those shares. The credit agreement provides for acceleration upon events of default.

   Real Estate. Under the inter-company agreement, we have agreed with IPC regarding assignments or subleases of certain leases and the allocation of costs incurred for our occupancy of portions of IPC-leased office facilities.

   With respect to our largest occupied space, 88 Pine Street, New York, NY, where our executive and sales offices are located, IPC has agreed, subject to the consent of its landlord, to use reasonable efforts to assign the lease, currently in the name of an IPC subsidiary and covering the 6th floor and certain other space in that building that we occupy, to us.

   Our London, England, executive, sales and network operations center occupies two floors of a building under long-term lease to IPC. We will, in the future, explore a formal sub-lease arrangement. Until such time, and also with respect to our occupancy of portions of IPC-leased branch office facilities, all costs incurred by IPC for such space, for its maintenance and electric and other utility costs, telephone system usage, etc., will be charged to us as incurred for actual discernable costs and otherwise allocated between the companies based upon the square footage occupied by each of us.

   Transfer of Internet Address. We use the Internet for both our internal needs and to provide service to our customers. Currently, we use Internet address space previously assigned to IPC. Under the inter-company agreement, we and IPC will request that the American Registry for Internet Numbers, the entity which assigns Internet address space to end-users, transfer to us the block of Internet addresses previously assigned to IPC. This will allow us to more fully utilize these resources, because we anticipate using the additional Internet addresses that are not being used by IPC but are registered to IPC. American Registry for Internet Numbers' guidelines provide for the transfer of internet protocol address space as a result of mergers, acquisitions, reorganizations and other corporate organizational changes.

   Product Distribution. IPC has granted to us distribution rights for sales by us of some of its products in connection with sales of our services.

   Deconsolidation. Under the inter-company agreement, we have agreed that, prior to the later to occur of November 2001 and the termination of IPC's credit agreement, we would not take any action or permit our subsidiaries to take any action, including the issuance of our common stock, that would result in the deconsolidation for United States federal income tax purposes of us and IPC.

 Services Agreement

   We will continue to provide IPC with the IXPrime dedicated voice service and its frame relay network at rates specified in the services agreement. We provide domestic and international long distance telecommunications services to IPC as well as private line services between IPC's domestic locations. Amounts charged to IPC were $18,000, $165,000 and $170,000 for the years ended September 30, 1996, 1997 and 1998, respectively.

 Maintenance Agreement

   Under the maintenance agreement, IPC will continue to provide us with installation services, which include circuit testing and acceptance, line installations and digital line interface card installations at the rates specified therein. IPC will also continue to provide us with maintenance services, which include circuit transmission testing, equipment replacement and digital line interface card support, at the response times and at the rates specified in the maintenance agreement. IPC will also continue to provide us with staging and integration services, which are utilized for large scale projects requiring customer premises equipment, and include, staging facilities, engineers and technicians to order, accept and assemble customer configurations at the rates specified in the maintenance agreement. The maintenance agreement also provides for our purchase from IPC of new, used and refurbished turret systems at the purchase prices specified therein.

 Registration Rights Agreement

   After the closing of this offering, IPC will own 86.9% of our outstanding shares of common stock or 85.2% if the underwriters exercise their over-allotment option in full. IPC may not freely sell such shares to the public without registration under the Securities Act. See "Shares Eligible for Future Sale--General." The registration rights agreement with IPC will provide it with certain registration rights relating to the shares of our common stock which it holds. These registration rights become effective after 180 days following the closing of this offering.

   IPC may demand that we file a registration statement under the Securities Act that registers all or any portion of our shares covered by the registration rights agreement. IPC may make two of these demands.

   IPC will designate certain terms for each offering it requests under the registration rights agreement, including requiring that the offering be an underwritten public offering or a shelf registration. If the offering will be an underwritten offering, IPC may select the investment banker(s) and manager(s), subject to our reasonable objection, as well as any financial printer, solicitation and/or exchange agent and counsel for the offering. We may select our own outside counsel and independent auditors.

   Under the registration rights agreement, we would only be obligated to register shares if the anticipated aggregate public offering price was at least $25 million.

   We are not required to file a registration statement within 120 days of the effective date of a previously requested registration, unless the prior registration was a shelf registration. Also, we have the right to postpone the filing or effectiveness of any registration requested under the registration rights agreement for up to 120 days if, in the reasonable judgment of our board of directors, such registration would reasonably be expected to have a material adverse effect on any existing proposal or plans by us to engage in certain material transactions. We may, however, exercise this right to delay only once in any 12-month period.

   The registration rights agreement also provides for IPC to participate in our future registrations of securities. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, we shall provide prompt notice to IPC and include in such registration all shares of our stock which IPC requests to be included, subject to customary cutback and holdback provisions.

   The registration rights agreement contains indemnification and contribution provisions by us for the benefit of IPC and by IPC for the benefit of us and any underwriters with respect to information provided by IPC.

   IPC may transfer shares covered by the registration rights agreement, and the holders with a minimum amount of such transferred shares will be entitled to the benefits of, and the obligations under, the registration rights agreement. Such transferees will be entitled to the rights available to IPC described above; provided, however, that the holder or holders of a majority of the shares covered by the registration rights agreement will be entitled to exercise certain of such rights.

   The registration rights will remain in effect with respect to any shares of our common stock for a period of five years from the closing of this offering, or until:

  . such shares have been sold under an effective registration statement under the Securities Act;

  . such shares have been sold to the public under Rule 144 under the Securities Act, or any successor provision;

  . such shares have been otherwise transferred and the new certificates replacing them do not bear a legend restricting further transfer without registration under the Securities Act or any similar state law;

  .  such shares have ceased to be outstanding; or

  . in the case of shares held by a transferee of IPC that is not our affiliate, when such shares become eligible for sale under Rule 144(k) under the Securities Act, or any successor provision.

   In addition, under the terms of IPC's credit agreement, the lenders have a right to cause us to register our common stock for public sale. Upon an event of default under the terms of IPC's credit agreement, the lenders may foreclose on those shares of our common stock owned by IPC and, after such foreclosure, require that we register those shares under the Securities Act of 1933. Once registered, those shares of our common stock would be freely salable to the public. See "--Credit Agreement Obligations."

 Compensation for Use of Tax Losses and Tax-Sharing Agreement

   We and IPC Communications and our respective United States subsidiaries will continue to be members of an affiliated group of corporations that file United States federal income tax returns on a consolidated basis.
We and our domestic subsidiaries and IPC Communications and its other domestic subsidiaries have entered into a tax-sharing agreement under which the tax liability will be allocated between us and IPC Communications in accordance with our respective tax liability computed as though we and our domestic subsidiaries, on the one hand, and IPC Communications and its other domestic subsidiaries, on the other hand, filed separate returns. Under the tax-sharing agreement, we or IPC Communications may be required to pay compensation to the other for our or IPC Communication's tax losses which reduced the combined tax liability. The tax-sharing agreement will provide for similar arrangements with respect to state, local and foreign taxation.

IPC's Acquisition of IXnet

   In June 1995, IPC invested $5.5 million in return for shares of our common stock, which, following such issuance of shares, was equal to 80% of our outstanding stock. Following IPC's investment, David A. Walsh, our Chief Executive Officer, and Anthony M. Servidio, our Senior Vice President, Sales, retained ownership of the remaining 20% of our outstanding stock. In connection with IPC's acquisition of our stock, we purchased all of the common stock held by our three remaining stockholders, including Charles Auster's spouse, for cash and other deferred consideration under installment share purchase agreements. The deferred consideration may be due upon a change of control or, if none occurs prior to the year 2000, in the year 2000. Payment is based upon a valuation formula. On April 30, 1998, under the terms of a stock transfer agreement, Mr. Auster and his spouse released us and IPC from any obligation to make a future payment to them under our installment share purchase agreement with them, in exchange for 20,316 shares of IPC common stock, transferred to them by Messrs. Walsh and Servidio. Based upon data as of March 31, 1999, we believe that any obligation under the one installment share purchase agreement that is currently outstanding is not material.

   In connection with IPC's recapitalization transaction, we, IPC and Messrs. Walsh and Servidio entered into a share exchange and termination agreement, dated as of December 18, 1997, whereby Messrs. Walsh and Servidio agreed to exchange their shares of IXnet common stock for 304,762 and 203,174 shares of IPC common stock, respectively. Ten percent of the shares were to be paid upon receipt by IPC of a release of any obligation it may have had under the installment share purchase agreements. The retained shares were forfeited to IPC on June 18, 1998.

Employment Agreements and Compensation

   We are party to employment agreements with a number of our executive officers that provide for, among other terms, specified salaries and severance arrangements. See "Management--Employment Agreements."

   As part of the general support services provided by IPC, IPC compensated Mr. Reach, who served as our Chief Financial Officer until July 15, 1999, and allocated a portion of this total compensation to us for services he performed as our Chief Financial Officer. For the years ended September 30, 1998 and 1997, 20% and 12%, respectively, of Mr. Reach's compensation was allocated to us as indirect general and administrative expenses by IPC. On a going forward basis, a certain percentage of Messrs. Reach's and Starr's compensation will be paid by each of IXnet and IPC, as determined from time to time; however, both historically, for Mr. Reach, and in the future, the allocation of compensation obligations between us and IPC may not reflect the actual portion of Messrs. Reach's and Starr's time spent acting as an officer of IXnet or IPC. Each of our other executive officers is compensated directly by IXnet, however, some of our executive officers have received options under the IPC Communications, Inc. 1999 Stock Incentive Plan, See "--Ownership of IPC Stock by Our Directors and Some of Our Executive Officers."

Ownership of IPC Stock by Our Directors and Some of Our Executive Officers

   Our directors and some of our executive officers own substantial amounts of IPC stock and options to purchase IPC stock. The stock options were granted to certain executive officers as compensation under the IPC 1998 Stock Incentive Plan or the IPC Communications 1999 Stock Incentive Plan. See "Principal Stockholders." Such ownership could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and IPC.

Payments under the IPC Information Systems, Inc. 1994 Stock Option Plan.

   Some of our directors and officers were granted options under the IPC Information Systems, Inc. 1994 Stock Option Plan prior to the cancellation of those options on April 30, 1998. In connection with the cancellation of those options, Mr. David A. Walsh received $195,000, Mr. Anthony M. Servidio received $130,000, Mr. Robert D. Woog received $62,000 and Mr. William E. Walsh received $62,000.

Guarantees

   IPC provides various forms of credit enhancement to us. These include letters of credit, unconditional guarantees of equipment acquisitions and financings and trade payables. We have guaranteed IPC borrowings under its credit agreement and we have pledged our assets to secure such guarantee.

IPC's Contribution of Capital to IXnet

   Since 1995, IPC has provided us with approximately $100 million to fund our operations. Following the $73 million capital contribution from IPC in March 1999, we remained indebted to IPC in the amount of approximately $25 million.

IPC's Contribution of MXNet to IXnet

   On February 13, 1998, IPC acquired all of the issued and outstanding common stock of MXNet and paid $6.7 million in the form of a promissory note. IPC contributed the shares of MXNet to us on May 4, 1999.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share. There were 43,100,000 shares of our common stock outstanding immediately prior to this offering, held of record by one stockholder. We have reserved for issuance 7,053,409 shares under our stock option plan.

   The following summary of our capital stock and certain provisions of our certificate of incorporation and bylaws is qualified in its entirety by the provisions of the certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. They are also entitled to receive any dividends that are declared by our board of directors out of funds legally available. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after we pay our liabilities. Holders of our common stock have no preemptive or other subscription rights and no rights to convert their common stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares.

Registration Rights

   We have entered into an agreement with IPC to provide it with registration rights relating to the shares of our common stock which it holds. We granted the lenders under IPC's credit agreement registration rights which they may exercise if we or IPC default under the terms of IPC's credit agreement, and the lenders foreclose on the shares of our stock owned by IPC. See "Certain Relationships and Related Transactions--Agreements with IPC--Registration Rights Agreement," and for more information regarding IPC's credit agreement see "Certain Relationships and Related Transactions--Agreements with IPC-- Inter-Company Agreement--Credit Agreement Obligations."

Delaware Anti-Takeover Law and Certain Charter Provisions

   We elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination transaction with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of this section, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock. If we were governed by Section 203, the statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, could discourage attempts to acquire us.

Transfer Agent and Registrar

   ChaseMellon Shareholder Services, L.L.C., New York, New York has agreed to be the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

General

   After this offering, we will have 49,600,000 shares of common stock outstanding. If the underwriters exercise the over-allotment option in full, we will have 50,575,000 shares of common stock outstanding. All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act unless such shares are acquired by an affiliate of IXnet as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

   The 43,100,000 shares of our common stock that IPC will continue to hold after this offering constitute restricted securities within the meaning of Rule
144. IPC may sell these shares in the open market after this offering, subject to the applicable requirements of Rule 144 and certain contractual lockup provisions, both of which are described below.

Rule 144

   Generally, Rule 144 provides that a person who has beneficially owned restricted shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of common stock; and

  . the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

   Sales under Rule 144 are also subject to certain post-sale notice requirements and the availability of current public information about us.

   Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell those restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

   If an affiliate currently owns shares of our common stock or otherwise acquires shares of our common stock, the shares held by such person may only be sold under Rule 144 in brokers' transactions and subject to the volume limitations described above without regard to duration held. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction unless subsequently acquired by an affiliate.

   Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Any shares distributed by IPC will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates.

Rule 701

   In general, under Rule 701 as promulgated under the Securities Act, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement outstanding prior to the date of this prospectus, is eligible to resell such shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144. As of July 1, 1999, we had granted options to purchase 6,530,184 shares of our common stock. These options may not be exercised for 2 1/2 years after the date of grant, subject to certain exceptions. See "Management--Stock Option Grants-- IXnet Stock Option Plan."

Registration Rights

   Under the registration rights agreement, IPC and its transferees will be entitled to certain registration rights with respect to the shares our of common stock that IPC owns. See "Certain Relationships and Related Transactions--Agreements with IPC--Registration Rights Agreement." The lenders under IPC's credit agreement are also entitled to certain registration rights. See "Certain Relationships and Related Transactions--Agreements with IPC-- Inter-Company Agreements--Credit Agreement Obligations." After a sale of these shares under any such registration, the registered shares will become freely tradable without restriction under the Securities Act subject to restrictions imposed by lock-up agreements described below. Any such sale of our common stock could have a material adverse effect on the trading price of our common stock.

Lock-Up Agreements

   IPC, the executive officers and directors of IXnet and IPC, and certain stockholders of IPC Communications have signed lock-up agreements under which they agree to be restricted from the transfer or sale of any IXnet or IPC common stock for a period of 180 days from the date of this prospectus, without prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, which consent may be granted at any time, or from time to time, without notice. See "Underwriting."

   Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated     1999, the underwriters named below, who are represented by Donaldson,
Lufkin & Jenrette Securities Corporation, or DLJ, Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Capital Markets Corp. and DLJdirect Inc., have severally agreed to purchase the number of shares of our common stock shown opposite their names below.

                                                                      Number of
               Underwriters:                                           Shares
Donaldson, Lufkin & Jenrette Securities Corporation..................
Salomon Smith Barney Inc.............................................
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated....................................................
First Union Capital Markets Corp.....................................
DLJdirect Inc........................................................
                                                                      ---------
  Total.............................................................. 6,500,000
                                                                      =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters initially propose to offer some of our shares directly to the public at the public offering price shown on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $    per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $    per share on
sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
     Per Share........................................
     Total............................................

   We will pay the offering expenses, estimated to be $2.1 million.

   We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 975,000 additional shares at the public offering price less the underwriting fees. The underwriter may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   IXnet and IPC have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   IXnet, IPC, the executive officers and directors of IXnet and IPC, and certain stockholders of IPC Communications have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of DLJ:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of IXnet or IPC Communications common stock or any securities convertible into or exercisable or exchangeable for such common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any such common stock,

regardless of whether any of these transactions is to be settled by the delivery of IXnet or IPC Communications common stock, or such securities, in cash or otherwise. In addition, during such period, IXnet and IPC have agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of IXnet or IPC Communications common stock or any securities convertible into or exercisable or exchangeable for IXnet or IPC Communications common stock without the prior written consent of DLJ.

   The representatives may, from time to time, engage in transactions with and perform services for IXnet in the ordinary course of this business.

   Prior to the offering, there has been no established trading market for our common stock. The initial public offering price for the common stock offered here will be determined by negotiation among IXnet and the representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which IXnet competes, past and present operations, historical results of operations, and prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

   Application has been made to list the common stock on the Nasdaq National Market.

   Other than in the United States, no action has been taken by IXnet or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rule and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   In connection with this offering, certain underwriters may engage in transaction that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   Under Rule 2720 of the Conduct Rules of the NASD, Salomon Smith Barney may be deemed to have a conflict of interest with us by virtue of the fact that its affiliates may be deemed to beneficially own greater than 10% of our outstanding common stock by virtue of their ownership of common stock of IPC Communications. In such a situation, the NASD requires that, among other things, the price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, DLJ has agreed to act as a qualified independent underwriter in the offering and will recommend a maximum offering price for the shares of our common stock in compliance with the requirements of Rule 2720. In connection with its role as a qualified independent underwriter, DLJ is performing due diligence investigations and is reviewing and participating in the preparation of this prospectus and the registration statement of which this prospectus forms a part. We have agreed to pay $5,000 to DLJ as a fee for its services as a qualified independent underwriter.

                                 LEGAL MATTERS

   Our counsel, Thacher Proffitt & Wood, New York, New York, will pass upon the validity of the common stock offered by this prospectus. Our special counsel, Vinson & Elkins L.L.P., Washington, D.C., will pass upon certain regulatory matters. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, will pass upon certain legal matters related to this offering for the underwriters.

                                    EXPERTS

   The combined and consolidated financial statements of IXnet as of September 30, 1997 and 1998 and for the years ended September 30, 1996, 1997 and 1998 and the financial statements of MXNet as of and for the year ended May 31, 1997, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Saturn as of April 30, 1997 and 1998 and for the years ended April 30, 1996, 1997 and 1998, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   We filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed therewith. For further information with respect to IXnet and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

   You may inspect a copy of the registration statement and exhibits and schedule filed therewith without charge:

  . At the Public Reference Room of the Commission, Room 1024--Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

  . At the public reference facilities as the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

  . By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

  . At the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

  . From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

   Some locations may charge prescribed or other fees for copies.

                         INDEX TO FINANCIAL STATEMENTS

Combined and Consolidated Financial Statements for IXnet, Inc.

Report of Independent Accountants......................................   F-2

Combined and Consolidated Balance Sheets at September 30, 1997 and 1998
 and March 31, 1999 (unaudited)........................................   F-3

Combined and Consolidated Statements of Operations for the Years Ended
 September 30, 1996, 1997 and 1998 and for the Six Months Ended March
 31, 1998 and 1999 (unaudited).........................................   F-4

Combined and Consolidated Statements of Cash Flows for the Years Ended
 September 30, 1996, 1997 and 1998 and for the Six Months Ended March
 31, 1998 and 1999 (unaudited).........................................   F-5

Combined and Consolidated Statements of Changes in Stockholder's
 (Deficit) Equity for the Years Ended September 30, 1996, 1997 and 1998
 and for the Six Months Ended March 31, 1999 (unaudited)...............   F-6

Notes to Combined and Consolidated Financial Statements................   F-7

Consolidated Financial Statements for Saturn Global Network Services
 Holdings Limited

Condensed Consolidated Balance Sheets at April 30, 1998 and October 31,
 1998 (unaudited)......................................................  F-22

Condensed Consolidated Statements of Operations for the Six Months
 Ended October 31, 1997 and 1998 (unaudited)...........................  F-23

Condensed Consolidated Statements of Cash Flows for the Six Months
 Ended October 31, 1997 and 1998 (unaudited)...........................  F-24

Notes to Condensed Consolidated Financial Statements (unaudited).......  F-25

Report of Independent Accountants......................................  F-28

Consolidated Statements of Operations for the Years Ended April 30,
 1996, 1997, and 1998..................................................  F-29

Consolidated Balance Sheets at April 30, 1997 and 1998.................  F-30

Consolidated Statements of Cash Flows for the Years Ended April 30,
 1996, 1997 and 1998...................................................  F-31

Notes to Consolidated Financial Statements.............................  F-32

Financial Statements for MXNet Inc.

Report of Independent Accountants......................................  F-45

Balance Sheets as of May 31, 1997 and November 30, 1997 (unaudited)....  F-46

Statements of Operations for the Year Ended May 31, 1997 and for the
 Six Months Ended November 30, 1996 and 1997 (unaudited)...............  F-47

Statements of Cash Flows for the Year Ended May 31, 1997 and for the
 Six Months Ended November 30, 1996 and 1997 (unaudited)...............  F-48

Statement of Stockholder's Deficit for the Year Ended May 31, 1997.....  F-49

Notes to Financial Statements..........................................  F-50

                       Report of Independent Accountants

To the Stockholder of
 IXnet, Inc.:

In our opinion, the accompanying combined and consolidated balance sheets and the related combined and consolidated statements of operations, cash flows and changes in stockholder's (deficit) equity present fairly, in all material respects, the financial position of IXnet, Inc. (the "Company") at September 30, 1997 and 1998, and the results of its operations and cash flows for the years ended September 30, 1996, 1997, and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

                                             PricewaterhouseCoopers LLP

New York, New York
May 14, 1999, except as to the second paragraph of Note 1 which is as of July 1, 1999

                                  IXNET, INC.

                    COMBINED AND CONSOLIDATED BALANCE SHEETS

             (Dollar amounts in thousands, except per share amount)

                             ---------------------

                                                   September 30,
                                                 ------------------  March 31,
                                                   1997      1998       1999
                                                 --------  --------  ----------
                                                                     (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents....................  $    525  $  1,255   $  4,061
  Trade receivables, less allowance for
   doubtful accounts of $325, $621 and $1,046,
   respectively................................     4,997     9,844     14,814
  Prepaid expenses and other current assets....     2,581     2,707      2,966
                                                 --------  --------   --------
    Total current assets.......................     8,103    13,806     21,841
Property, plant and equipment, net.............    18,581    36,351     47,595
Goodwill, net..................................       860     9,023     54,761
Other assets...................................       102     1,152      1,247
                                                 --------  --------   --------
    Total assets...............................  $ 27,646  $ 60,332   $125,444
                                                 ========  ========   ========
LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current liabilities:
  Accounts payable.............................  $    512    $7,028   $  8,010
  Accrued liabilities..........................     3,344     9,007     18,893
  Current portion of capital leases............     2,723     4,057      4,885
  Current portion of notes payable.............       --        --       4,941
                                                 --------  --------   --------
    Total current liabilities..................     6,579    20,092     36,729
Note payable to parent.........................    20,072    43,629     25,522
Lease obligations, net of current portion......     9,576    11,570     13,907
Notes payable, net of current portion..........       --        --       7,031
                                                 --------  --------   --------
    Total liabilities..........................    36,227    75,291     83,189
                                                 --------  --------   --------
Commitments and contingencies
Stockholder's (deficit) equity:
  Common stock--$0.01 par value, authorized
   100,000,000 shares; 43,100,000 shares issued
   and outstanding.............................       431       431        431
  Paid-in capital..............................    12,892    33,830    112,084
  Accumulated deficit..........................   (22,070)  (49,709)   (69,826)
  Cumulative translation adjustment............       166       489       (434)
                                                 --------  --------   --------
    Total stockholder's (deficit) equity.......    (8,581)  (14,959)    42,255
                                                 --------  --------   --------
    Total liabilities and stockholder's
     (deficit) equity..........................  $ 27,646  $ 60,332   $125,444
                                                 ========  ========   ========

          See Notes to Combined and Consolidated Financial Statements.

                                  IXNET, INC.

               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

                    (In thousands, except per share amounts)

                             ---------------------

                                                             Six months ended
                                Year ended September 30,         March 31,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (unaudited)
Revenue.......................  $ 3,459  $ 17,838  $ 35,853  $ 15,318  $ 32,611
Cost of revenue (exclusive of
 depreciation and amortization
 shown separately below)......    4,406    19,823    35,652    15,413    30,934
Sales and marketing expense...    1,057     4,172     8,455     3,213     4,878
General and administrative
 expense......................    2,868     3,439     5,001     2,331     2,815
Depreciation and
 amortization.................      998     3,460     9,060     2,924     9,508
Special charge................      --        --      1,350       --        --
                                -------  --------  --------  --------  --------
    Loss from operations......   (5,870)  (13,056)  (23,665)   (8,563)  (15,524)
Interest expense, net.........     (247)   (2,040)   (3,527)   (1,521)   (4,318)
Other income (expense), net...      --        117        26         3       (18)
                                -------  --------  --------  --------  --------
    Loss before provision for
     income taxes.............   (6,117)  (14,979)  (27,166)  (10,081)  (19,860)
Provision for income taxes....       62       229       473       171       257
                                -------  --------  --------  --------  --------
    Net loss..................  $(6,179) $(15,208) $(27,639) $(10,252) $(20,117)
                                =======  ========  ========  ========  ========
Basic and diluted loss per
 share........................  $ (0.14) $  (0.35) $  (0.64) $  (0.24) $  (0.47)
                                =======  ========  ========  ========  ========
Basic and diluted weighted
 average number of shares
 outstanding..................   43,100    43,100    43,100    43,100    43,100
                                =======  ========  ========  ========  ========


          See Notes to Combined and Consolidated Financial Statements.

                                  IXNET, INC.

               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (Dollar amounts in thousands)

                             ---------------------

                                       Year ended            Six months ended
                                      September 30,              March 31,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss.....................  $(6,179) $(15,208) $(27,639) $(10,252) $(20,117)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
   Depreciation and
    amortization..............      817     3,279     6,865     2,508     6,226
   Amortization of goodwill...      181       181     2,195       416     3,282
   Provision for doubtful
    accounts..................      --        325     1,674       378       529
   Changes in operating assets
    and liabilities:
     Trade receivables........   (2,162)   (3,178)   (5,957)   (2,370)   (2,016)
     Prepaid expenses and
      other current assets....     (188)   (2,435)       38       432       616
     Other assets.............      (16)      (36)     (173)     (139)       85
     Accounts payable.........      584      (108)    2,217       172    (1,653)
     Accrued liabilities......      723     2,511     5,687     2,689     1,441
                                -------  --------  --------  --------  --------
     Net cash used in
      operating activities....   (6,240)  (14,669)  (15,093)   (6,166)  (11,607)
                                -------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Capital expenditures.........   (4,858)   (3,495)  (12,930)   (5,680)   (7,683)
 Acquisition of Saturn Global
  Network Holdings Services
  Limited, net of cash
  acquired....................      --        --        --        --    (34,713)
 Other........................      --        --       (842)      --        --
                                -------  --------  --------  --------  --------
   Net cash used in investing
    activities................   (4,858)   (3,495)  (13,772)   (5,680)  (42,396)
                                -------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Financings from parent,
  net.........................    5,552    12,887    23,476     9,333    54,893
 Paid-in capital..............    2,260     5,535     9,478     3,977     5,254
 Principal payments on
  capital leases..............     (221)   (1,818)   (3,125)   (1,376)   (2,152)
 Repayment of notes payable...      --        --        --        --       (555)
                                -------  --------  --------  --------  --------
   Net cash provided by
    financing activities......    7,591    16,604    29,829    11,934    57,440
                                -------  --------  --------  --------  --------
Effect of exchange rate
 changes on cash..............      (36)      469      (234)     (156)     (631)
                                -------  --------  --------  --------  --------
Net (decrease) increase in
 cash.........................   (3,543)   (1,091)      730       (68)    2,806
Cash and cash equivalents,
 beginning of period..........    5,159     1,616       525       525     1,255
                                -------  --------  --------  --------  --------
Cash and cash equivalents, end
 of period....................  $ 1,616  $    525  $  1,255  $    457  $  4,061
                                =======  ========  ========  ========  ========
Cash paid during the period
 for-
 Interest.....................  $   352  $  2,040  $  3,527  $  1,521  $  4,318
Non-cash investing and
 financing activities-
 Capital contributed by
  parent:
   Acquisition of remaining
    20% of International
    Exchange Networks, Ltd....  $   --   $    --   $  4,800  $    --   $    --
   Acquisition of MXNet Inc.,
    net of cash acquired......      --        --      6,660     6,660       --
   Capitalization of note
    payable to parent.........      --        --        --        --     73,000
 Installment purchase of
  indefeasible rights of
  use.........................      --        --      3,600       --        --
 Capital lease obligations
  entered into during the
  period......................    4,633     9,685     6,414     3,489     5,345
Acquisition of Saturn-
 Fair value of assets
  acquired....................  $   --   $    --   $    --   $    --   $ 58,456
 Less: Fair value of
  liabilities assumed and
  note issued.................      --        --        --        --     23,743
                                -------  --------  --------  --------  --------
 Acquisition of Saturn, net
  of cash acquired............  $   --   $    --   $    --   $    --   $ 34,713
                                =======  ========  ========  ========  ========

          See Notes to Combined and Consolidated Financial Statements.

                                  IXNET, INC.

   COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S (DEFICIT)
                                     EQUITY

                                 (In thousands)

                             ---------------------

                         Common Stock                       Cumulative
                         ------------- Paid-in  Accumulated translation          Comprehensive
                         Shares Amount capital    deficit   adjustment   Total       loss
                         ------ ------ -------- ----------- ----------- -------  -------------
Balance, September 30,
 1995................... 43,100  $431  $  5,097  $   (683)     $ --     $ 4,845
 Paid-in capital........    --    --      2,260       --         --       2,260
 Net loss...............    --    --        --     (6,179)       --      (6,179)   $ (6,179)
 Translation
  adjustment............    --    --        --        --         (36)       (36)        (36)
                         ------  ----  --------  --------      -----    -------    --------
   Total comprehensive
    loss................                                                           $ (6,215)
                                                                                   ========
Balance, September 30,
 1996................... 43,100   431     7,357    (6,862)       (36)       890
 Paid-in capital........    --    --      5,535       --         --       5,535
 Net loss...............    --    --        --    (15,208)       --     (15,208)   $(15,208)
 Translation
  adjustment............    --    --        --        --         202        202         202
                         ------  ----  --------  --------      -----    -------    --------
   Total comprehensive
    loss................                                                           $(15,006)
                                                                                   ========
Balance, September 30,
 1997................... 43,100   431    12,892   (22,070)       166     (8,581)
 Paid-in capital........    --    --     20,938       --         --      20,938
 Net loss...............    --    --        --    (27,639)       --     (27,639)   $(27,639)
 Translation
  adjustment............    --    --        --        --         323        323         323
                         ------  ----  --------  --------      -----    -------    --------
   Total comprehensive
    loss................                                                           $(27,316)
                                                                                   ========
Balance, September 30,
 1998................... 43,100   431    33,830   (49,709)       489    (14,959)
 Paid-in capital
  (unaudited)...........    --    --     78,254       --         --      78,254
 Net loss (unaudited)...    --    --        --    (20,117)       --     (20,117)   $(20,117)
 Translation adjustment
  (unaudited)...........    --    --        --        --        (923)      (923)       (923)
                         ------  ----  --------  --------      -----    -------    --------
   Total comprehensive
    loss (unaudited)....                                                           $(21,040)
                                                                                   ========
Balance, March 31, 1999
 (unaudited)............ 43,100  $431  $112,084  $(69,826)     $(434)   $42,255
                         ======  ====  ========  ========      =====    =======


          See Notes to Combined and Consolidated Financial Statements.

                                  IXNET, INC.

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                             ---------------------

1. Background and Basis of Presentation:

   IXnet, Inc. ("IXnet" or the "Company") provides communications services tailored to the specialized needs of the worldwide financial services community. The Company established and operates an extranet, a global network connecting members of the financial services community as well as multiple offices within the same firm. The Company's services include globally available services including managed voice and data services, switched voice communications and content hosting and distribution of news, research, analytics and market data.

   In connection with an anticipated public offering of the businesses comprising IXnet, the Company was incorporated in Delaware on May 4, 1999, as a wholly owned subsidiary of IPC Information Systems, Inc. ("IPC") with 2,000 shares of common stock (par value $0.01) authorized, and 1,000 shares issued and outstanding. Effective July 1, 1999 the Company amended its charter to increase its authorized shares to 100,000,000. On June 30, 1999, the Company declared a 43,100 for one stock split effective July 1, 1999, resulting in 43,100,000 shares issued and outstanding. Historical share and per share data reflects the stock split for all periods presented.

   On May 4, 1999, IPC contributed 100% of the outstanding common stock of International Exchange Networks, Ltd. ("IEXN") to the Company.

   IEXN was incorporated in Delaware on March 8, 1993, with 10,000 shares of common stock (par value $0.01) authorized. On June 23, 1995, IPC acquired 2,280 shares of IEXN (80% of the outstanding common stock after the acquisition) and acquired the remaining 560 shares outstanding on April 30, 1998. On March 31, 1999, IEXN capitalized to paid-in capital $73.0 million of its then outstanding note payable to IPC.

   MXNet Inc. ("MXNet") was incorporated in Delaware on May 24, 1996, as a wholly owned subsidiary of National Discount Brokers Group, Inc. with 3,000 shares of common stock (par value $0.01) authorized and 100 shares issued and outstanding. On February 13, 1998, IPC acquired the outstanding common stock of MXNet which was contributed to IEXN on May 12, 1999.

   The financial statements present the consolidated financial position, results of operations, changes in stockholder's (deficit) equity and cash flows of IEXN and its subsidiaries combined with the financial position, results of operations, changes in stockholder's deficit and cash flows of MXNet as of and for the periods that they were under common control. Additionally, the financial statements present the issued and outstanding shares of IXnet as if they had been in place for all periods presented. The financial statements include certain corporate expenses (see Note 11) incurred by IPC that have been charged to the Company on a direct or allocated basis. Management believes these allocations are reasonable.

   The Company is currently incurring operating losses, which are expected to continue into the foreseeable future. In addition, as the business grows, additional working capital may be required along with the funding of the Company's capital requirements. IPC has committed to fund such

                                  IXNET, INC.

                             ---------------------

requirements from its cash flows and its Revolving Credit Facility (see Note 9) through June 30, 2001 in the form of additional notes.

   The combined and consolidated financial statements may not be representative of the financial position, results of operations, changes in stockholder's (deficit) equity and cash flows of the Company under future operating agreements with IPC.

2. Summary of Significant Accounting Policies:

 Principles of Combination and Consolidation

   The financial statements as of September 30, 1997 and for the years ended September 30, 1996 and 1997, include the historical financial information of IEXN and its consolidated subsidiaries. The financial statements as of September 30, 1998 and March 31, 1999, and for the year ended September 30, 1998 and for the six months ended March 31, 1998 and 1999, combine the historical financial information of IEXN and its consolidated subsidiaries with the historical financial information of MXNet from the date of its acquisition. Intercompany balances and transactions within and between IEXN and MXNet have been eliminated.

 Cash and Cash Equivalents

   The Company places cash with high-credit quality financial institutions. Temporary cash investments with original maturities of three months or less are considered cash equivalents. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk.

 Revenue Recognition

   Installation revenue is deferred and recognized ratably over the average contract term. Bandwidth and switched voice charges are billed and recognized monthly based on customer usage. All other revenues are billed and recognized monthly based on flat-rate monthly charges.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost and depreciated or amortized on a straight-line basis over their estimated useful lives or related contract terms, beginning in the year the asset is placed into service. Direct costs related to the installation of network equipment are capitalized and depreciated over the life of the asset, while on-going maintenance is expensed as incurred.

 Goodwill

   Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in acquisitions accounted for as purchase acquisitions. Goodwill is amortized on a straight-line basis over the periods benefited. The Company reviews for the impairment of goodwill when events and circumstances indicate the carrying amount of an asset may not be recoverable,

                                  IXNET, INC.

                             ---------------------

based on estimated undiscounted future cash flows compared with the carrying value of goodwill. Goodwill includes the push down of amounts recorded in connection with IPC's acquisitions of IEXN and MXNet.

 Income Taxes

   The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is "more likely than not" to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

   The Company is included in the consolidated federal income tax return of IPC and computes its federal income tax provision on a separate return basis. Under the tax sharing arrangement with its parent, the Company has been reimbursed currently for the benefit derived from inclusion of its tax losses in the consolidated federal income tax return. Any difference between the amount of the federal income tax provision or benefit determined on a separate return basis and the amount received under the tax sharing arrangement is treated as a contribution to paid-in capital.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

 Foreign Currency Translation Adjustment

   The balance sheets and statements of operations of the Company's foreign operations are recorded using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated at the year-end exchange rates and revenue and expense amounts are translated at the average rates of exchange prevailing during the periods reported. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholder's (deficit) equity.

 Unaudited Interim Financial Statements

   In the opinion of management, the accompanying unaudited interim financial statements include all necessary adjustments for a fair presentation of the financial position of the Company as of March 31, 1999, and the results of its operations and its cash flows for the six months ended March 31,

                                  IXNET, INC.

                             ---------------------

1998 and 1999, in conformity with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended March 31, 1998 and 1999 are not necessarily indicative of the results to be expected for the full year.

 Earnings Per Share

   Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during each period.

 Effects of Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 will be effective for the Company's year ending September 30, 1999. Financial statement disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on the Company's financial position, results of operations or cash flows.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not currently use derivative financial instruments.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not anticipate the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

3. Comprehensive Loss:

   Effective October 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires the Company to include within its financial statements information on comprehensive income, which is defined as all activity impacting equity from non-owner sources. For the Company, comprehensive loss includes net loss and foreign currency translation adjustments.

                                  IXNET, INC.

                             ---------------------


   The Company's total comprehensive loss for the six months ended March 31, 1998 and 1999 was as follows (in thousands):

                                                            Six months ended
                                                                March 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                               (unaudited)
   Net loss................................................ $(10,252) $(20,117)
   Translation adjustment..................................      163      (923)
                                                            --------  --------
   Total comprehensive loss................................ $(10,089) $(21,040)
                                                            ========  ========

4. Acquisitions:

 IEXN

   During June 1995, IPC acquired an 80% interest in IEXN for $5.5 million in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $1.3 million of goodwill of which $860,000 and $679,000 remains at September 30, 1997 and 1998, respectively. Under the initial acquisition agreement, the Company is obligated to pay additional consideration to former shareholders using a formula based upon operating results of IPC and IXnet and IPC's market capitalization through the second, third or fourth quarters of fiscal 2000. Based upon data as of March 31, 1999, the Company's obligation calculated under this agreement is not material. On April 30, 1998, IPC acquired the remaining 20% interest in IEXN held by two management shareholders in exchange for 457,140 shares of IPC common stock, valued at $4.8 million based upon the IPC closing share price on that date. The acquisition of the remaining interest was accounted for using the purchase method of accounting and resulted in $4.8 million of goodwill of which $4.4 million remains at September 30, 1998. IEXN goodwill is being amortized over seven years from the date of the original acquisition.

 MXNet

   In February 1998, IPC acquired, by the issuance of a promissory note in the amount of $6.7 million, all of the issued and outstanding common stock of MXNet, a wholly-owned subsidiary of National Discount Brokers Group, Inc. The promissory note plus accrued interest was paid on April 8, 1998. This acquisition was accounted for using the purchase method of accounting and resulted in $5.5 million of goodwill of which $4.0 million remains at September 30, 1998.

   In conjunction with the MXNet acquisition, the fair value of MXNet's assets, net of cash acquired, of $1.8 million and liabilities assumed of $731,000 were excluded from the 1998 combined and consolidated statement of cash flows.

                                  IXNET, INC.

                             ---------------------


   The following unaudited pro forma statement of operations data for the years ended September 30, 1997 and 1998, gives effect to the acquisition of MXNet as if it had occurred on October 1, 1996 and 1997, respectively (in thousands):

                                                               Year ended
                                                              September 30,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
   Revenue................................................. $ 18,663  $ 36,386
   Loss before provision for income taxes.................. $(18,804) $(28,669)

   Pro forma adjustments include: (i) financial results of MXNet for the year ended September 30, 1997; (ii) financial results of MXNet from October 1, 1997 to the date of acquisition; and (iii) amortization of goodwill over 2.25 years. The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the acquisition occurred at October 1, 1996 or 1997, or of the results to be achieved thereafter.

 Saturn Global Network Services Holdings Ltd.

   On December 18, 1998, the Company acquired all of the issued and outstanding common shares of Saturn Global Network Services Holdings Limited ("Saturn") from Marshalls 106 Limited ("Marshalls"). The purchase price included the payment of cash in the amount of $35.7 million (paid by the Company through borrowings from IPC) and the issuance by the Company of a promissory note, guaranteed by IPC, in the amount of $7.5 million bearing interest at the UK Sterling Base Rate, as defined, plus three percent and payable over three years (the "Marshalls Note"). In addition, the Company assumed indebtedness of Saturn due to Marshalls in the amount of $5.0 million payable over 24 months with interest at 9.25% (the "Saturn Note").

   Saturn, a UK holding company, owns telecommunication network operating subsidiaries in the United Kingdom, USA, Hong Kong, Australia, Japan and Singapore. It had an established business of selling managed premium grade voice and data communication services to the financial community, similar to IXnet, but focused in Europe and the Asia/Pacific region. The acquisition was accounted for using the purchase method of accounting and resulted in $49.2 million of goodwill.

   The following unaudited pro forma statement of operations data for the six months ended March 31, 1998 and 1999 gives effect to the Saturn acquisition as if it had occurred on October 1, 1997 and 1998, respectively (in thousands):

                                                            Six months ended
                                                                March 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                               (unaudited)
   Revenue................................................. $ 27,977  $ 37,370
   Loss before provision for income taxes.................. $(15,414) $(22,547)

                                  IXNET, INC.

                             ---------------------

   Pro forma adjustments include (i) amortization of goodwill over 10 years;
(ii) interest expense on the Saturn Note and the Marshalls Note; and (iii) interest expense on borrowings from IPC at a U.S. bank prime rate plus one quarter of one percent. The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the Saturn acquisition occurred on October 1, 1997 or 1998, or of the results to be achieved thereafter.

5. IPC Merger and Special Charge:

   On April 30, 1998, Arizona Acquisition Corp. was merged into IPC (the "Merger"). In connection with the Merger, IPC issued $247.4 million aggregate principal amount at maturity of 10 7/8% Senior Discount Notes due 2008 (the "Notes"). The Notes were issued under an indenture between IPC, as issuer, and United States Trust Company of New York, as trustee. The indenture contains various covenants and conditions which impose limitations on IPC and its subsidiaries (including IXnet), including, (i) indebtedness, (ii) restricted payments, (iii) dividends, (iv) issuance and sale of capital stock of subsidiaries, (v) issuance of guarantees by subsidiaries, (vi) certain transactions with shareholders and affiliates, (vii) liens, (viii) sale-leaseback transactions, (ix) asset sales, and (x) maintaining various financial ratios.

   In connection with the Merger, IEXN incurred a special charge for bonuses ($475,000) and the cancellation of IPC stock options ($875,000) related to its employees.

6. Property, Plant and Equipment:

   Property, plant and equipment is comprised of the following (in thousands):

                                                     September 30,   March 31,
                                                    --------------- -----------
                                       Useful Lives  1997    1998      1999
                                       ------------ ------- ------- -----------
                                                                    (unaudited)
Network equipment..................... 2 to 5 years $ 3,871 $15,893   $25,150
Network equipment under capital
 leases...............................      5 years  14,303  20,717    26,062
Indefeasible rights of use............     IRU term     434   4,448     4,658
Machinery and equipment...............      5 years   1,331   3,321     4,627
Furniture and fixtures................      5 years     389     550       760
Leasehold improvements................   Lease term   1,592   2,127     2,349
                                                    ------- -------   -------
  Total depreciable property, plant
   and equipment......................               21,920  47,056    63,606
  Less accumulated depreciation and
   amortization.......................                3,864  10,719    16,567
                                                    ------- -------   -------
                                                     18,056  36,337    47,039
  Construction in progress............                  525      14       556
                                                    ------- -------   -------
                                                    $18,581 $36,351   $47,595
                                                    ======= =======   =======

   Included in accumulated depreciation and amortization at September 30, 1997 and 1998, and March 31, 1999 was $2.4 million, $5.8 million, and $8.2 million, respectively, representing accumulated depreciation of network equipment under capital leases.

                                  IXNET, INC.

                             ---------------------


7. Benefit Plans:

 Pension Plans

   The Company participates in IPC's defined contribution plan covering all eligible US employees. According to plan provisions, IPC contributions are discretionary and are subject to approval by IPC's board of directors. Eligible employees may contribute up to 15% of their annual compensation. The Company was charged $16,000, $48,000 and $103,000 in connection with IPC's contributions to the plan on behalf of the Company's employees for the years ended September 30, 1996, 1997 and 1998, respectively.

 IPC's Stock Option and Incentive Plans

   Under IPC's 1994 Stock Option and Incentive Plan and 1998 Stock Option Plan, certain employees of the Company received grants of stock options.

   A summary of IPC's stock option plan and changes related to employees of the Company as of September 30, 1996, 1997 and 1998 and for the years then ended is presented below.

                                                                        Weighted
                                                                        Average
                                                               Option   Exercise
                                                               Shares    Price
                                                              --------  --------
   Beginning balance (1994 Option Plan)......................  133,000   $ 7.14
     Options granted.........................................  102,000   $ 9.02
     Options forfeited.......................................   (4,000)  $ 9.50
                                                              --------   ------
   Outstanding at September 30, 1996.........................  231,000   $ 7.93
     Options granted.........................................  186,000   $ 7.25
     Options forfeited.......................................  (53,334)  $ 7.53
     Options exercised.......................................  (26,666)  $ 6.83
                                                              --------   ------
   Outstanding at September 30, 1997.........................  337,000   $ 7.71
     Options forfeited.......................................   (4,002)  $ 7.63
     Options exercised.......................................   (4,998)  $ 8.00
     Options exercised and retired at merger................. (328,000)  $ 7.70
     Options granted (1998 Option Plan)......................  401,734   $10.50
                                                              --------   ------
   Outstanding at September 30, 1998.........................  401,734   $10.50
                                                              ========   ======

   There were 77,000 and 53,445 options exercisable at September 30, 1996 and 1997, respectively. No options were exercisable at September 30, 1998.

   The weighted average fair value per share of options granted was $4.28, $3.31 and $4.10 for the years ended September 30, 1996, 1997 and 1998, respectively.

                                  IXNET, INC.

                             ---------------------


   The weighted average contractual life of stock options outstanding at September 30, 1998 was 9.7 years.

   In connection with the Merger, IPC terminated the 1994 Option Plan and replaced it with the 1998 Option Plan. Under the 1998 Option Plan, employees generally vest in stock options over a five-year period, subject to certain accelerated vesting provisions based on IPC common stock achieving specified fair market levels for specified periods.

 Stock-Based Compensation

   IXnet applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock based compensation plans. Accordingly, no compensation expense has been recognized for either stock option plan. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". However, in connection with the Merger, the Company recognized compensation expense in the amount of $875,000 in the year ended September 30, 1998, representing payments to IXnet option holders upon cancellation of their IPC stock options. Had compensation expense for employees of the Company receiving stock options under IPC's 1994 and 1998 Option Plans been determined based on the fair value at the grant date for awards in the years ended September 30, 1996, 1997, and 1998, consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands):

                                                   Year ended September 30,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------  --------  --------
   Net loss--as reported.......................... $(6,179) $(15,208) $(27,639)
   Net loss--pro forma............................ $(6,250) $(15,859) $(28,114)

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes Option-Pricing Model with the following weighted average assumptions used for grants: zero dividend yield and expected volatility of 50% for the years ended September 30, 1996, 1997 and 1998; weighted average risk-free interest rate of 6.45%, 6.01% and 5.61% for the years ended September 30, 1996, 1997 and 1998, respectively; and expected lives of 4 years for the years ended September 30, 1996 and 1997 and 3 years for the year ended September 30, 1998.

 IXnet 1999 Stock Option Plan

   During May 1999, IXnet's Board of Directors and IXnet's sole shareholder, IPC, approved the IXnet, Inc. 1999 Stock Option Plan, authorizing the grant of options to purchase up to 7,053,409 shares of the Company's common stock. At that time, options to purchase 6,530,184 shares were granted to employees, directors and others at an exercise price of $13.96 per share. Except for 1,763,352 options granted to the Chief Executive Officer which vested immediately, such options vest over four years. All such options become exercisable, to the extent then vested, 30 months from the date of grant.

                                  IXNET, INC.

                             ---------------------


8. Supplemental Financial Data:

   Prepaid expenses and other current assets include the following (in thousands):

                                                                  September 30,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Value added tax recoverable................................... $1,802 $1,211
   Prepaid telecommunication transport lines and circuits........    598    376
   Deposits......................................................    --     750
   Other.........................................................    181    370
                                                                  ------ ------
                                                                  $2,581 $2,707
                                                                  ====== ======

   Accounts payable include the following (in thousands):

                                                                     September
                                                                        30,
                                                                    -----------
                                                                    1997  1998
                                                                    ---- ------
   Installment purchase of IRU..................................... $--  $3,600
   Trade accounts payable..........................................  512  3,428
                                                                    ---- ------
                                                                    $512 $7,028
                                                                    ==== ======

   Accrued liabilities include the following (in thousands):

                                                       September 30,  March 31,
                                                       ------------- -----------
                                                        1997   1998     1999
                                                       ------ ------ -----------
                                                                     (unaudited)
   Carrier costs...................................... $1,323 $3,815   $10,849
   Compensation and benefits..........................    591  2,206     2,178
   Deferred revenue...................................    535    615       935
   Other..............................................    895  2,371     4,931
                                                       ------ ------   -------
                                                       $3,344 $9,007   $18,893
                                                       ====== ======   =======

9. IPC's Revolving Credit Facility:

   All of the Company's capital stock and real and personal property (including tangible and intangible property), are pledged as collateral under IPC's revolving credit agreement and the Company and its subsidiaries are guarantors.

   In April 1998, IPC entered into a five-year $55.0 million senior collateralized revolving credit agreement, as amended, the Revolving Credit Facility, with Morgan Stanley Senior Funding, Inc., as syndication agent, General Electric Capital Corporation, as Administrative Agent, and other lender parties, to be used for working capital and other general corporate purposes. The Revolving Credit Facility is subject to borrowing base limitations based upon eligible accounts receivable and inventory. At September 30, 1998, the borrowing base under the Revolving Credit Facility

                                  IXNET, INC.

                             ---------------------

approximated $33.6 million of which $29.6 million was available to be borrowed. The Revolving Credit Facility provides a $10.0 million sublimit for the issuance of letters of credit, of which $4.0 million was outstanding as of September 30, 1998. As of March 31, 1999, the borrowing base was $26.6 million of which $1.7 million was available to be borrowed.

   The Revolving Credit Facility contains various covenants and conditions, including restrictions on (i) asset dispositions, (ii) mergers and acquisitions, (iii) capital expenditures, (iv) restricted payments, (v) the incurrence of indebtedness, (vi) loans and investments, (vii) liens, (viii) certain transactions with affiliates, and (ix) issuance of equity, and (x) requires maintenance of various financial ratios.

10. Commitments and Contingencies:

 Operating Leases

   The Company has entered into various operating leases for real estate, equipment, and telecommunication transport lines and circuits.

   Future minimum lease payments required under noncancellable operating leases at September 30, 1998 are as follows (in thousands):

   Fiscal
   ------
   1999................................................................. $ 8,344
   2000.................................................................   6,510
   2001.................................................................   4,904
   2002.................................................................   2,294
   2003.................................................................   1,858
   Thereafter...........................................................   2,511
                                                                         -------
                                                                         $26,421
                                                                         =======

   Expenses under operating leases were $756,000, $8.3 million and $13.3 million for the years ended September 30, 1996, 1997 and 1998, respectively.

 Indefeasible Rights of Use

   In June 1998, IEXN entered into a 25 year IRU agreement for participation in an international submarine cable system. The purchase price of this IRU was $4.0 million with $400,000 paid during the year ended September 30, 1998, and the remainder due in equal monthly installments of $300,000 commencing in October 1998. As of September 30, 1998, $3.6 million was outstanding. In addition, the agreement provides for the payment of annual operation and maintenance charges.

 Capital Leases

   The Company has entered into capital lease agreements for certain network equipment.

                                  IXNET, INC.

                             ---------------------


   Future minimum lease payments required under noncancellable capital leases at September 30, 1998 are as follows (in thousands):

   Fiscal
   ------
   1999................................................................ $ 5,258
   2000................................................................   4,892
   2001................................................................   4,678
   2002................................................................   2,670
   2003................................................................   1,126
                                                                        -------
                                                                         18,624
   Less, amounts representing interest.................................   2,997
                                                                        -------
   Net present value of minimum lease payments under capital leases.... $15,627
                                                                        =======

 Employment Agreements

   The Company has executed employment contracts with certain senior executives for future services that vary in length up to 5 years, for which the Company has a minimum commitment aggregating $3.6 million at September 30, 1998.

11. Transactions with IPC:

   IPC provided certain corporate functions on behalf of IXnet (relating to accounting, executive management, legal, administrative, human resources, information systems, insurance and other corporate functions). These expenses have been allocated to IXnet based on its direct and indirect utilization of specific services. Indirect expenses were allocated based on IXnet's headcount in proportion to combined IXnet and IPC headcount. Included in general and administrative expenses were $534,000, $853,000 and $1.5 million for the years ended September 30, 1996, 1997 and 1998, respectively. Management believes these allocations are reasonable. Amounts due to IPC for these expenses are included in note payable to parent.

   Note payable to parent includes net cash advances, payments of third-party liabilities on behalf of IXnet and amounts due for direct and indirect services performed by IPC, offset in part by tax benefits related to IXnet which were utilized by IPC in its consolidated tax return. Interest expense in the amounts of $91,000, $1.1 million and $2.2 million for the years ended September 30, 1996, 1997 and 1998, was charged based on a U.S. bank prime rate plus one quarter of one percent on the average net amount outstanding each month. In addition, the Company uses IPC technicians to install certain network equipment. Costs incurred for these technicians for the years ended September 30, 1996, 1997 and 1998 were $29,000, $250,000 and $325,000, respectively.

   IXnet provides domestic and international long distance telecommunications services to IPC as well as private line services between IPC's domestic locations. Amounts charged to IPC were $18,000, $165,000, and $170,000 for the years ended September 30, 1996, 1997, and 1998, respectively.

                                  IXNET, INC.

                             ---------------------


12. Income Taxes:

   Pre tax earnings consisted of the following (in thousands):

                                                    Year ended September 30,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
   United States................................... $(6,263) $(15,425) $(28,218)
   Foreign.........................................     146       446     1,052
                                                    -------  --------  --------
   Total pretax earnings........................... $(6,117) $(14,979) $(27,166)
                                                    =======  ========  ========

   The provision for income taxes consisted of the following (in thousands):

                                                    Year ended September 30,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
   Current:
     Federal....................................... $   --   $    --   $    --
     State and local...............................     --        --        --
     Foreign.......................................     --        --        358
                                                    -------  --------  --------
                                                    $   --   $    --   $    358
                                                    =======  ========  ========
   Deferred:
     Federal....................................... $   --   $    --   $    --
     State and local...............................     --        --        --
     Foreign.......................................      62       229       115
                                                    -------  --------  --------
                                                         62       229       115
                                                    -------  --------  --------
   Income tax provision............................ $    62  $    229  $    473
                                                    =======  ========  ========

   The components of net deferred tax liabilities are as follows (in thousands):

                                                   September 30,
                         ----------------------------------------------------------------------
                                      1997                                1998
                         ---------------------------------  -----------------------------------
                          United States                      United States
                         ----------------                   -----------------
                         Federal   State   Foreign  Total   Federal    State   Foreign  Total
                         -------  -------  ------- -------  --------  -------  ------- --------
Deferred tax assets:
 Amortization of
  intangibles........... $   --   $   --    $ --   $   --   $    481  $    80   $ --   $    561
 Accounts receivable....     114       19     --       133       217       36     --        253
 Accrued expenses.......      30        5     --        35       477       80     --        557
 Net operating loss.....   8,034    1,344      58    9,436    17,512    2,927     --     20,439
                         -------  -------   -----  -------  --------  -------   -----  --------
   Total deferred tax
    assets..............   8,178    1,368      58    9,604    18,687    3,123     --     21,810
Deferred tax
 liabilities:
 Amortization of
  intangibles...........      23        4     --        27       --       --      --        --
 Excess book over tax
  depreciation..........     473       79     349      901     1,402      234     406     2,042
                         -------  -------   -----  -------  --------  -------   -----  --------
 Net deferred tax
  (liability) asset.....   7,682    1,285    (291)   8,676    17,285    2,889    (406)   19,768
   Less valuation
    allowance...........  (7,682)  (1,285)    --    (8,967)  (17,285)  (2,889)    --    (20,174)
                         -------  -------   -----  -------  --------  -------   -----  --------
   Net deferred tax
    liability........... $   --   $   --    $(291) $  (291) $    --   $   --    $(406) $   (406)
                         =======  =======   =====  =======  ========  =======   =====  ========

                                  IXNET, INC.

                             --------------------


   IEXN and MXNet are included in the IPC consolidated federal income tax return and the benefits of their net operating losses have been realized on such return. Amounts received from IPC in respect of these benefits have been recorded as capital contributions. Such income tax benefits will be recognized in the future to the extent they would be realized on a separate return basis.

   The following table summarizes the significant differences between the U.S. federal statutory income tax rate and the Company's effective tax rate for financial statement purposes.

                                                          Year ended
                                                         September 30,
                                                       ---------------------
                                                       1996    1997    1998
                                                       -----   -----   -----
   U.S. federal statutory income tax rate............. (35.0)% (35.0)% (35.0)%
   State and local taxes, net of federal income tax
    effect............................................  (5.9)   (5.9)   (5.9)
   Change in valuation allowance......................  40.9    41.3    41.2
   Other..............................................   1.0     1.1     1.4
                                                       -----   -----   -----
                                                         1.0 %   1.5 %   1.7 %
                                                       =====   =====   =====

13. Geographic Information:

   The Company operates principally in one industry which involves the operation of an international voice and data network providing a variety of dedicated private line, managed data and switched voice services, which has been specifically designed to meet the specialized telecommunications requirements of the financial trading community.

   Information about the Company's operations by geographic area is as follows (in thousands):

                                                    Year ended September 30,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
   Revenue:
     United States................................. $   683  $  7,733  $ 21,261
     United Kingdom................................   2,776     9,736    12,632
     Other.........................................     --        369     1,960
                                                    -------  --------  --------
                                                    $ 3,459  $ 17,838  $ 35,853
                                                    =======  ========  ========
   Operating loss:
     United States................................. $(6,040) $(13,648) $(25,272)
     Foreign.......................................     170       592     1,607
                                                    -------  --------  --------
                                                    $(5,870) $(13,056) $(23,665)
                                                    =======  ========  ========

                                  IXNET, INC.

                             ---------------------


                                                                  September 30,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
   Assets:
     United States.............................................. $16,488 $45,362
     United Kingdom.............................................   8,737   8,339
     Other......................................................   2,421   6,631
                                                                 ------- -------
                                                                 $27,646 $60,332
                                                                 ======= =======

   For the years ended September 30, 1996 and 1997, 68% and 45%, respectively, of total revenue was from one customer. For the year ended September 30, 1998, two customers accounted for 37% (23% and 14%, respectively) of total revenue. For the six months ended March 31, 1999, two customers accounted for 25% (14% and 11%, respectively) of total revenue.

14. Subsequent Events (unaudited)

   On June 21, 1999, IPC amended and restated its $55.0 million Revolving Credit Facility to provide for a Working Capital Facility of $45.0 million and a $20.0 million Term Loan. In addition, certain terms relating to eligibility of receivables used in determining the amount available under the Working Capital Facility were changed to increase the availability. The amendment and restatement also provided for a pledge by IPC Communications of IPC common stock and a pledge by IPC of IXnet common stock and certain additional financial covenants including a leverage ratio and fixed charge ratio. All of the Company's real and personal property will continue to be pledged as collateral and the Company and its subsidiaries will continue to be guarantors under IPC's revolving credit agreement. The $20.0 million Term Loan is repayable in quarterly installments of $1.3 million, commencing September 30, 1999 and bears interest at LIBOR plus 2.75% or at the Base Rate plus 1.75% at IPC's option. IPC's credit agreement, which provides for both the Working Capital Facility and the Term Loan, matures on April 30, 2003.

   As of July 1, 1999, the Company, IPC and IEXN entered into an inter-company agreement which provides, among other matters, for IPC to furnish up to $50.0 million of credit, including the provision of letters of credit, guarantees and other forms of credit enhancements. Such amount would be limited to $6.25 million per quarter, commencing July 1, 1999 and continuing through the quarter ending June 30, 2001. Outstanding notes payable on July 1, 1999 and additional amounts borrowed under the agreement bear interest at the Base Rate plus 2%. Any and all amounts advanced by IPC to IXnet and/or its subsidiaries which are outstanding on June 30, 2001 shall be immediately due and payable.

   In connection with the issuance of stock options under the IXnet 1999 Stock Option Plan, the Company will record deferred compensation in the aggregate amount of approximately $26.0 million, based upon the deemed fair market value for accounting purposes of IXnet's common stock at the date of grant. Approximately $8.0 million of the deferred compensation will be expensed in IXnet's June 30, 1999 quarter, with the balance being amortized over the remaining vesting period of the options. In addition, certain of these options will be treated as variable options for accounting purposes and may result in additional deferred compensation expense in future periods.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

               CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                          (U.S. dollars in thousands)

                             ---------------------

                                                           April 30, October 31,
                                                             1998       1998
                                                           --------- -----------
                         ASSETS
Current assets:
  Cash and cash equivalents..............................   $  323     $ 1,136
  Accounts receivable....................................    3,688       3,581
  Prepayment.............................................      248         116
  Sales taxes recoverable................................       72          30
                                                            ------     -------
    Total current assets.................................    4,331       4,863
                                                            ------     -------
Non-current assets:
  Property and equipment, net............................    4,936       5,226
  Other assets...........................................       20         --
                                                            ------     -------
    Total non-current assets.............................    4,956       5,226
                                                            ------     -------
Total Assets.............................................   $9,287     $10,089
                                                            ======     =======
          LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Related party payables.................................   $5,261     $ 5,651
  Current portion of long term debt......................       88         177
  Accounts payable.......................................    4,912       3,016
  Accrued liabilities....................................    3,120       6,636
  Taxation liabilities...................................       86          36
                                                            ------     -------
    Total current liabilities............................   13,467      15,516
                                                            ------     -------
Non-current liabilities:
  Long term debt.........................................      190         325
  Deferred taxation......................................       44          25
                                                            ------     -------
    Total non-current liabilities........................      234         350
                                                            ------     -------
Commitments and contingencies
Shareholder's deficit
  Common shares (par value Pound Sterling 1; authorized
   500,000 shares; issued and outstanding 483,100
   shares)...............................................      784         784
  Accumulated deficit....................................   (6,618)     (8,165)
  Contributed capital....................................    1,041       1,236
  Cumulative foreign currency translation adjustments....      379         368
                                                            ------     -------
    Total shareholder's deficit..........................   (4,414)     (5,777)
                                                            ------     -------
Total Liabilities and Shareholder's Deficit..............   $9,287     $10,089
                                                            ======     =======

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                          (U.S. dollars in thousands)

                             ---------------------

                                                                Six Months
                                                                   Ended
                                                                October 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
Revenue...................................................... $12,457  $13,966
Cost of products and services................................  10,564   12,074
                                                              -------  -------
Gross profit.................................................   1,893    1,892
Selling, general and administrative..........................   2,936    3,492
                                                              -------  -------
Operating loss...............................................  (1,043)  (1,600)
Interest income..............................................      11        7
Interest expense.............................................     --       (19)
                                                              -------  -------
Loss before income taxes.....................................  (1,032)  (1,612)
Income tax provision (benefit)...............................      91      (65)
                                                              -------  -------
Net loss..................................................... $(1,123) $(1,547)
                                                              =======  =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                          (U.S. dollars in thousands)

                             ---------------------

                                                                 Six Months
                                                                    Ended
                                                                 October 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
Cash flows provided by operating activities:
Net loss.....................................................  $(1,123) $(1,547)
Adjustments to reconcile net loss to operating cash flow:
  Depreciation and amortization..............................      610      792
  Changes in other assets and liabilities:
    Accounts receivable......................................      (13)     107
    Prepayment and other current assets......................       74      175
    Accounts payable.........................................   (1,366)  (1,896)
    Accrued liabilities and other liabilities................    2,828    3,467
                                                               -------  -------
      Net cash flows provided by operating activities........    1,010    1,098
                                                               -------  -------
Cash flows used in investing activities:
  Purchase of property and equipment.........................   (1,002)  (1,082)
                                                               -------  -------
      Net cash flows used in investing activities............   (1,002)  (1,082)
                                                               -------  -------
Cash flows provided by financing activities:
  (Repayment of) proceeds from Marshalls funding.............     (158)     389
  Contributed capital........................................      186      195
  Net long term borrowing....................................      --       224
                                                               -------  -------
      Net cash flows provided by financing activities........       28      808
                                                               -------  -------
Effect of exchange rate changes..............................      423      (11)
                                                               -------  -------
Increase in cash and cash equivalents........................      459      813
Cash and cash equivalents at beginning of period.............      309      323
                                                               -------  -------
Cash and cash equivalents at end of period...................  $   768  $ 1,136
                                                               =======  =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

                             ---------------------

1. Basis of Presentation

   In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all necessary adjustments (consisting of normal recurring accruals and appropriate intercompany elimination adjustments) for a fair presentation of the financial position of Saturn Global Network Services Holdings Limited ("Saturn") as of October 31, 1998, and the results of its operations and its cash flows for the six months ended October 31, 1998 and 1997, in conformity with United States generally accepted accounting principles for interim financial information applied on a consistent basis. The results of operations for the six months ended October 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with Saturn's audited financial statements for the fiscal year ended April 30, 1998.

2. Effect of Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Saturn does not currently use derivative financial instruments.

   In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP98-1 is effective for financial statements for years beginning after December 15, 1998. Saturn does not anticipate the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

3. Comprehensive Income

   Effective October 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires the Company to include within its financial statements information on comprehensive income, which is defined as all activity impacting equity from non-owner sources. For Saturn, comprehensive income includes net income and foreign currency translation adjustments.

   Total comprehensive loss, net of taxes, was $801,000 and $1.6 million for the six months ended October 31, 1997 and 1998, respectively.

4. Major Suppliers and Customers

   Saturn is dependent on a limited number of suppliers of equipment for its telecommunication network. Certain key items of equipment, including routers and data switches are purchased from a single source due to technology, availability, price, quality and other considerations. In the event that a supply of key single-sourced equipment was suddenly delayed or curtailed Saturn's ability to develop the common network could be adversely affected in the short term. Saturn attempts to mitigate this risk by working closely with key suppliers.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


5. Segmental Information

   Saturn has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" which affects the way Saturn reports certain information about its operating segments.

Factors management use to identify the Group reportable segments

   The Group is managed on a regional basis. Management considers each region to be a separate reportable segment. The regions are managed separately because each segment requires different product and marketing strategies and operates under different regulatory environments.

Measurement of segment profit (loss) and segment assets

   The accounting policies adopted by each segment are the same as those described in the summary of significant accounting policies. Saturn's management evaluates performance based on profit (loss) from operations before interest, exchange differences and income taxes.

Segmental analysis

   Summarized financial information concerning the Group's reportable segments is shown in the following table. The Corporate column includes corporate related items and income and expense not allocated to reportable segments and is included to reconcile segmental data to total company data.

   The following table presents revenue by geographical region based on billing location and long-lived assets by geographical region based on the location of the assets.

   Segmental analysis for the six months ended October 31, 1997 and 1998:

                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
1997
----
Revenues from customers..  $2,127   $7,690   $1,266  $1,374   $   --   $12,457
Depreciation and
 amortization............     140      458       54      44       --       696
Operating profit (loss)..     (28)     171       32     (89)  (1,129)   (1,043)
Total segment assets.....   2,677    3,882    1,032     767       --     8,358
Capital expenditures.....   1,796      462      431     226       --     2,915
                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
1998
----
Revenues from customers..  $5,013   $4,840   $1,510  $2,603   $   --   $13,966
Depreciation and
 amortization............     338      363       72      95       --       868
Operating profit (loss)..    (203)      55     (496)   (278)    (678)   (1,600)
Total segment assets.....   4,105    2,965    1,409   1,610       --    10,089
Capital expenditures.....     427      440       24     232       --     1,123

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


6. Subsequent Events

 (a) Sale of Saturn

   On December 18, 1998, Marshalls Finance Limited ("Marshalls"), the parent company, completed the sale of the Company to International Exchange Networks Limited, a subsidiary of IPC Information Systems, Inc.

 (b) Commercial Disputes

   Since the sale of Saturn by Marshalls, certain claims have been made by suppliers of telecommunications circuits in relation to alleged payables under commercial arrangements. These claims are being vigorously contested and are in the process of negotiation; costs relating to these claims will be recorded on an actual or estimated basis in Saturn's financial statements for the current financial year. The directors believe that the maximum payment that could arise as a result of claims currently in negotiation is approximately $220,000. Had this amount been recorded as an expense in the year in which the related services were allegedly received, cost of sales would have increased for the six month periods ended October 31, 1997 and 1998 by $88,000 and $75,000, respectively.

 (c) Amounts Payable to Marshalls

   At April 30, 1998, Saturn owed Marshalls $5.3 million which had increased to $5.7 million at the date of disposal of Saturn by Marshalls.

   Since the disposal of Saturn by Marshalls:

     (1) An amount of $730,000 was paid on Saturn's behalf by IEXN in consideration for the agreement by Saturn to reassign this payable amount to IEXN.

     (2) An amount of approximately $5 million was converted into a loan note repayable by Saturn to Marshalls in 24 equal monthly installments of $222,000, an effective rate of interest of 9.25%.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                       Report of Independent Accountants

To the Shareholders of Saturn Global Network Services Holdings Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Saturn Global Network Services Holdings Limited and its subsidiaries at April 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United Kingdom, which are substantially consistent with those of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers

London, United Kingdom
May 11, 1999

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             ---------------------

                                                      Years Ended April 30,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
                                                        (U.S. Dollars in
                                                           thousands)
Revenue:
  Revenue--Marshalls................................ $10,706  $ 9,347  $ 7,648
  Revenue--Other....................................   7,598   13,039   17,468
                                                     -------  -------  -------
                                                      18,304   22,386   25,116
Cost of products and services.......................  17,302   20,322   22,063
                                                     -------  -------  -------
Gross profit........................................   1,002    2,064    3,053
Selling and marketing...............................     504      858      982
General and administrative..........................     782    2,474    4,177
                                                     -------  -------  -------
Operating loss......................................    (284)  (1,268)  (2,106)
Interest income.....................................      32       34       22
Interest expense....................................     --       --        (2)
                                                     -------  -------  -------
Loss before income taxes............................    (252)  (1,234)  (2,086)
Income taxes........................................      56      (32)    (110)
                                                     -------  -------  -------
Net loss............................................ $  (196) $(1,266) $(2,196)
                                                     =======  =======  =======




  The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                          CONSOLIDATED BALANCE SHEETS

                             ---------------------

                                                           April 30,
                                                  ----------------------------
                                                      1997           1998
                                                  -------------  -------------
                                                  (U.S. Dollars in thousands)
                     ASSETS
Current Assets
 Cash and cash equivalents....................... $         309  $         323
 Accounts receivable--British Telecommunications
  plc............................................           --             282
--Marshalls......................................         1,466          1,709
--Others.........................................         1,307          1,697
 Prepayment--British Telecommunications plc......           124            --
--Others.........................................           364            248
 Sales and other taxes recoverable...............            10             72
                                                  -------------  -------------
     Total current assets........................         3,580          4,331
                                                  -------------  -------------
Non-current assets
 Property and equipment net......................         3,989          4,936
 Deferred taxation...............................           --              20
                                                  -------------  -------------
     Total non-current assets....................         3,989          4,956
                                                  -------------  -------------
     Total assets................................ $       7,569  $       9,287
                                                  =============  =============
      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
 Related party payables (refer Note 11).......... $       6,558  $       5,261
 Current portion of long term debt...............           --              88
 Accounts payable--British Telecommunications
  plc............................................            92            815
--Others.........................................         2,055          4,097
 Accrued liabilities--British Telecommunications
  plc............................................           --              97
--Others.........................................         1,259          1,427
 Deferred revenue................................         1,209          1,337
 Employee liabilities............................           223            243
 Taxation liabilities............................            27             86
 Other liabilities...............................            24             16
                                                  -------------  -------------
     Total current liabilities...................        11,447         13,467
                                                  -------------  -------------
Non-current liabilities
 Long term debt..................................           --             190
 Deferred taxation...............................           --              44
                                                  -------------  -------------
     Total non-current liabilities...............           --             234
                                                  -------------  -------------
Commitments and Contingencies (refer Note 10)
Shareholder's Deficit
 Common shares (par value (Pounds)1; authorized
  500,000 shares; issued and outstanding 100 at
  April 30, 1997, and 483,100 at April 30,
  1998)..........................................           --             784
 Accumulated deficit.............................        (4,422)        (6,618)
 Contributed Capital.............................           657          1,041
 Cumulative foreign currency translation
  adjustments....................................          (113)           379
 Divisional deficit..............................           --             --
                                                  -------------  -------------
     Total shareholder's deficit.................        (3,878)        (4,414)
                                                  -------------  -------------
     Total Liabilities and Shareholder's
      Deficit.................................... $       7,569  $       9,287
                                                  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             ---------------------

                                                      Years Ended April 30,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
                                                        (U.S. Dollars in
                                                           thousands)
Cash flows used in operating activities:
 Net loss..........................................  $  (196) $(1,266) $(2,196)
 Adjustments to reconcile net loss to operating
  cash flow:
   Loss on sale of equipment.......................      --       --         6
   Depreciation and amortisation...................      678    1,059    1,392
   Deferred Taxation...............................      --       --        24
   Changes in other assets and liabilities
     Accounts receivable--Marshalls................      --     1,742   (2,791)
     --British Telecommunications plc..............      --       --      (292)
     --Others......................................      914     (742)    (961)
     Prepayment--British Telecommunications plc....      174      141       92
     --Others......................................     (113)    (128)      61
     Sales and other taxes recoverable.............        4       37      (67)
     Accounts payable--British Telecommunications
      plc..........................................      --        93      735
     --Others......................................   (3,716)   1,897    2,344
     Accrued liabilities--British
      Telecommunications plc.......................      --       --        95
     --Others......................................    2,150   (1,026)     256
     Deferred revenue..............................      --     1,216      274
     Employee liabilities..........................       88      133       44
     Taxation liabilities..........................      (11)      27       54
     Other liabilities.............................      --        27       (8)
                                                     -------  -------  -------
      Net cash flows (used)/provided by operating
       activities..................................      (28)   3,210     (938)
                                                     -------  -------  -------
Cash flows used in investing activities:
 Purchase of property and equipment................   (1,236)  (2,119)  (2,456)
 Proceeds from disposal and retirement of
  equipment........................................      --         4        6
                                                     -------  -------  -------
      Net cash flows used in investing activities..   (1,236)  (2,115)  (2,450)
                                                     -------  -------  -------
Cash flows provided by financing activities:
 Proceeds from Marshalls funding...................    1,521     (645)   2,925
 Repayment of long term borrowing..................      --       --       (14)
                                                     -------  -------  -------
      Net cash provided/(used) by financing
       activities..................................    1,521     (645)   2,911
                                                     -------  -------  -------
Effect of exchange rate changes....................       42     (745)     491
Increase/(decrease) in cash and cash equivalents...      299     (295)      14
Cash and cash equivalents at beginning of year.....      305      604      309
                                                     -------  -------  -------
Cash and cash equivalents at end of year...........  $   604  $   309  $   323
                                                     =======  =======  =======
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
   Income taxes....................................  $     6  $     1  $    26
   Interest........................................  $   --   $   --   $     2
 Non-cash investing and financing activities:
   Property acquired under capital leases..........  $   --   $   --   $   292
   Intercompany balance settled by issuance of
    common stock...................................  $   --   $   --   $   784

  The accompanying notes are an integral part of these consolidated financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             ---------------------

1. Principal Activities

   Saturn Global Network Services Holdings Limited ("SGNS Limited") was restructured in 1997 as the holding company for the Saturn Global Network Services ("SGN") group of companies. Prior to the formation of SGNS Limited, the SGN group of companies were wholly owned subsidiaries of the Marshalls Finance Limited Group ("Marshalls" or "parent company"). SGN is a provider of international managed services for end to end non switched voice, data and video telecommunications. The extensive international network currently comprises points of presence in over 30 countries, with a worldwide network management center in the United Kingdom.

2. Significant Accounting Policies

   The financial statements of the Company have been prepared under generally accepted accounting principles in the United States. The accounting policies are stated below.

 Basis of Presentation

   The origins of the Company began in Australia in August 1992 with the first SGN company, SGN Pty Limited, a subsidiary of M W Marshall Pty ("MWM") to leverage MWM's experience in addressing complex telecommunication networking needs within the financial services sector. In order to separately identify its telecommunication line of business from its finance activities, in May 1997 Marshalls established a fully recognizable group structure for SGN under the holding company, SGNS Limited in a transaction which represented a reorganization of companies under common control.

   Marshalls provides the Company with general and administrative services including legal, finance and other services. These expenses are allocated to the Company based on incremental costs. Management believe these costs allocations were made on a reasonable basis.

   The consolidated financial statements for the 1996 and 1997 fiscal years include the accounts of the SGN group of companies. The consolidated financial statements for the 1998 fiscal year include the accounts of the company and its wholly-owned subsidiaries (the "Group") and reflect the results of operations for the Group from May 1, 1997. All significant inter-company accounts and transactions have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses in the reporting period. Actual results may differ from the estimates used in the financial statements.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


 Translation of Foreign Currencies

   The functional currency is the currency of the country in which the operations are conducted. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rates that prevailed during the period. The resultant net translation gains and losses are reported as foreign currency translation adjustments in shareholder's deficit.

   Other transactions denominated in foreign currency are translated at the rate prevailing at the time of the transaction. Monetary assets and liabilities denominated in foreign currencies have been translated at rates in effect at the balance sheet date. Gains and losses resulting from transactions in other than the functional currency are reflected in the net loss.

 Income taxes

   The provision for income taxes has been prepared on a separate return basis as Saturn and its subsidiaries are separately taxed entities. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the deferred tax asset if it is more likely than not that some portion of the asset will not be realised.

 Cash and cash equivalents

   Cash and cash equivalents are defined as highly liquid investments with original maturities of 90 days or less.

 Property and Equipment

   Property and equipment are stated at historical cost less depreciation calculated on a straight-line basis over the expected useful lives of the relevant assets. Major renewals and improvements are capitalised while maintenance and repairs are expensed when incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


   Depreciation is calculated with reference to expected useful lives, which are generally as follows:

   Leased buildings............................................... 2 to 10 years
   Network assets................................................. 3 to  5 years
   Office equipment and furniture................................. 3 to  5 years
   Computer equipment and software applications................... 3 to  5 years

   SGNS Limited evaluates the carrying value of fixed assets not held for sale by considering the future undiscounted cash flow expected to arise from the use of that asset. At the time such evaluations indicate that future cash flows are insufficient to recover the carrying value of such assets the assets are adjusted to their fair value.

 Revenue Recognition

   Communications revenues are recognized when services are rendered in accordance with usage of SGNS Limited's network. Certain network services are billed in advance in accordance with the contractual agreement and related revenues are initially deferred and recognized as services are provided.

 Employee Benefits

   The Group operates defined contribution pension plans. Such plans vary according to the customary plan prevailing in the country concerned and the contributions to the schemes are charged in results of operations.

 Financial Instruments

   SGNS Limited does not use derivative financial instruments for the purpose of hedging currency risk and managing interest rate exposures which exist as part of ongoing business operations. As a policy, SGNS Limited does not engage in speculative or leveraged transactions, nor does SGNS Limited hold or issue financial instruments for trading purposes.

 Dividends

   Dividends paid are recognized when declared by the Supervisory Board. Dividends are payable in Pounds Sterling. No dividends have been paid to date.

 Recent Pronouncements

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that all elements of changes in equity arising from events and transactions with non-owner

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------

sources are reported with equal prominence within the financial statements. The Company will adopt SFAS No. 130 in the financial year ending April 30, 1999, as it is effective for years beginning after December 15, 1997.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SGNS Limited does not currently use derivative financial instruments.

   In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company does not anticipate the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

3. Income taxes

   Income tax expense consists of:

                                                                Years Ended
                                                                 April 30,
                                                              ----------------
                                                              1996 1997  1998
                                                              ---- ----  -----
                                                               (U.S. Dollars
                                                               in thousands)
   Currently payable
   United Kingdom............................................ $51  $(31) $ (23)
   International.............................................   5    (1)   (63)
                                                              ---  ----  -----
   Total currently receivable/(payable)......................  56   (32)   (86)
                                                              ---  ----  -----
   Deferred
   United Kingdom............................................  --   --     (24)
   International.............................................  --   --     --
                                                              ---  ----  -----
   Total deferred............................................  --   --     (24)
                                                              ---  ----  -----
   Total Benefit/(Provision) for Income Taxes................ $56  $(32) $(110)
                                                              ===  ====  =====

   A reconciliation between income tax credit/(expense) at the mainstream corporation tax rate of 33% for the years ended April 30, 1996 and 1997, and 31% for the year ended April 30, 1998 to the Group's effective tax rate is as follows:

                                                               1996  1997  1998
                                                               ----  ----  ----
                                                                %     %     %
   UK Statutory tax rate......................................  33    33    31
   Differences in tax rates...................................   9     4     5
   Deferred tax valuation allowance adjustments...............  21   (42)  (20)
   Permanent differences...................................... (35)    5   (14)
   Other Differences..........................................  (6)   (3)   (7)
                                                               ---   ---   ---
   Effective tax credit/(expense).............................  22    (3)   (5)
                                                               ===   ===   ===

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


   The tax effects of the temporary differences and carry forwards that give rise to significant portions of deferred tax assets and liabilities at April 30, 1997 and 1998 are as follows:

                                                                  April 30,
                                                                --------------
                                                                1997    1998
                                                                -----  -------
                                                                (U.S. Dollars
                                                                in thousands)
   Deferred tax assets:
   Operating losses carried forward............................ $ 747  $   960
   Other temporary differences.................................   121      345
                                                                -----  -------
     Total deferred tax asset..................................   868    1,305
   Less: valuation allowances..................................  (868)  (1,285)
                                                                -----  -------
                                                                  --        20
                                                                =====  =======
   Deferred tax liabilities:
   Temporary differences on property and equipment.............   --       (24)
   Other temporary differences.................................   --       (20)
                                                                -----  -------
     Total deferred tax liability..............................   --       (44)
                                                                -----  -------
   Net deferred tax liability.................................. $ --   $   (24)
                                                                =====  =======

   Estimated net operating loss carry forwards at April 30, 1997 and 1998 and their expiration dates are shown below.

                                         1997                    1998
                                ----------------------- -----------------------
                                                 Net                     Net
                                 Expiration   Operating  Expiration   Operating
Country of tax jurisdiction         Dates       loss        Dates       loss
---------------------------     ------------- --------- ------------- ---------
                                          (U.S. Dollars in thousands)
Australia...................... No expiration  $1,570   No expiration  $2,140
Hong Kong...................... No expiration     166   No expiration     166
                                                        30 April 2002
                                                          to 30 April
Japan.......................... 30 April 2002     293            2003     300
Singapore...................... No expiration      14   No expiration      29
                                               ------                  ------
                                               $2,043                  $2,635
                                               ======                  ======

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


4. Accounts Receivable--Others

   Accounts receivable--others consist of the following:

                                                                 At April 30,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
                                                                 (U.S. Dollars
                                                                 in thousands)
   Accounts receivable--others.................................. $1,309  $1,630
   Less: allowance for doubtful accounts........................    (16)    (50)
                                                                 ------  ------
                                                                  1,293   1,580
   Other receivables............................................     14     117
                                                                 ------  ------
                                                                 $1,307  $1,697
                                                                 ======  ======

5. Property and Equipment

   Property and equipment, which is stated at cost, consists of the following:

                                                                At April 30,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                                (U.S. Dollars
                                                                in thousands)
   Leased land and buildings.................................. $    65  $   132
   Network assets.............................................   5,777    7,067
   Computer equipment and software applications...............     241      217
   Office equipment and furniture.............................     112      199
                                                               -------  -------
                                                                 6,195    7,615
   Less: accumulated depreciation.............................  (2,206)  (2,679)
                                                               -------  -------
   Property and equipment, net................................ $ 3,989  $ 4,936
                                                               =======  =======

   Total depreciation and amortisation expense for the years ended April 30, 1997 and 1998 amounted to $1.1 million and $1.4 million, respectively. Accumulated depreciation pertaining to leased assets for the years ended April 30, 1997 and 1998 amounted to $nil and $14,000, respectively.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


6. Capital Lease Commitments

   SGNS Limited leases certain telecommunications equipment under long-term capital leases.

   Future minimum lease payments for assets held under capital lease arrangements at April 30, 1998 are as follows:

   (U.S. Dollars in thousands)
   ---------------------------
   1999.................................................................. $113
   2000..................................................................  113
   2001..................................................................   98
                                                                          ----
   Total minimum lease payments..........................................  324
   Less: amount representing interest....................................  (46)
                                                                          ----
   Present value of minimum lease payments...............................  278
   Less capital lease obligations included in current portion of long-
    term debt............................................................  (88)
                                                                          ----
   Long term capital lease obligations................................... $190
                                                                          ====

7. Financial Instruments

 Fair Value of Financial Instruments

   The carrying amount of accounts receivable and accounts payable, approximates fair value due to the short-term maturity of these instruments.

   SGNS Limited invests its excess cash in deposits with major banks throughout the world. SGNS Limited has a policy of making investments only with commercial banks that have at least an A (or equivalent) credit rating.

 Concentration of Credit Risk

   Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising SGN Limited's customer base. Ongoing credit evaluations of customers' financial conditions are performed and generally, no collateral is required. The company maintains reserves for potential credit losses and such losses in the aggregate have not exceeded management's expectations.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


8. Statement of Shareholder's Equity

                           Common Stock                          Cumulative
                          --------------                           foreign
                          Number                                  currency                  Total
                            of           Contributed Accumulated translation Divisional shareholder's
                          Shares  Amount   Capital     deficit   adjustment   deficit      deficit
                          ------- ------ ----------- ----------- ----------- ---------- -------------
                                                  (U.S. Dollars in thousands)
Balance at May 1, 1995..      --  $ --     $  --       $   --       $ --      $(2,210)     $(2,210)
Net loss................      --    --        --           --         --         (196)        (196)
Foreign currency
 translation
 adjustment.............      --    --        --           --         --         (153)        (153)
Shareholder
 contribution...........      --    --        --           --         --          284          284
                          ------- -----    ------      -------      -----     -------      -------
Balance at April 30,
 1996...................      --    --        --           --         --       (2,275)      (2,275)
Net loss................      --    --        --        (1,266)       --          --        (1,266)
Foreign currency
 translation
 adjustment.............      --    --        --           --          25         --            25
Effect of reorganization
 (i)....................      100   --        284       (3,156)      (138)      2,275         (735)
Shareholder
 contribution...........      --    --        373          --         --          --           373
                          ------- -----    ------      -------      -----     -------      -------
Balance at April 30,
 1997...................      100   --        657       (4,422)      (113)        --        (3,878)
New issue...............  483,000   784       --           --         --          --           784
Net loss................      --    --                  (2,196)       --          --        (2,196)
Foreign currency
 translation
 adjustment.............      --    --        --           --         492         --           492
Shareholder
 contribution...........      --    --        384          --         --          --           384
                          ------- -----    ------      -------      -----     -------      -------
Balance at April
 30,1998................  483,100 $ 784    $1,041      $(6,618)     $ 379         --       $(4,414)
                          ======= =====    ======      =======      =====     =======      =======

---------------------
(i) Refer to Note 2: Basis of Presentation

 Authorised Share Capital

   There is only one class of share--Ordinary Shares of (Pounds)1 each. The rights attaching to these shares are set out in the Articles of Association and The Companies (Tables A to F) Regulations 1985.

   There are no unusual or special rights conferred upon the shares. The only rights ascribed to the shares are those exercisable under UK Company Law.

 Foreign Currency Translation Adjustment

   The equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates. Income statement items are translated at the average exchange rate for the

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------

period. The foreign currency translation adjustment is $(153,000), $25,000 and $492,000 for the years ended April 30, 1996, 1997 and 1998, respectively.

   Net currency transaction loss/(gain) included in net loss for the years ended April 30, 1996, 1997 and 1998 were $(682,000), $447,000 and $1.0 million respectively.

9. Employee Benefits

 Defined contribution plans

   The Group sponsors various defined contribution schemes that cover the majority of world-wide employees. The percentage contribution rate varies according to seniority, age, length of service and local country standards. Total Group contributions charged to income for defined contribution plans for the years ended April 30, 1996, 1997 and 1998 were $15,000, $34,000 and
$68,000, respectively.

10. Commitments and Contingent Liabilities

   Rentals for office space and commitments under supplier contracts amounted to approximately $15.9 million, $18.2 million and $19.9 million in the years ended April 30, 1996, 1997 and 1998 respectively.

   At April 30, 1998 the approximate future minimum lease payments under non-cancellable operating leases that have initial or remaining non-cancellable lease terms in excess of one year were as follows:

   (U.S. Dollars in thousands)
   ---------------------------
   1999................................................................. $4,224
   2000.................................................................    431
                                                                         ------
                                                                         $4,655
                                                                         ======

   There are no material contingent liabilities that have not been provided for in these financial statements.

11. Related Party Transactions

   In the normal course of business, SGNS Limited engaged in several transactions with Marshalls. SGNS Limited received revenues of $10.7 million, $9.3 million and $7.7 million from Marshalls for providing network services for the years ended April 30, 1996, 1997 and 1998. Trade receivables from Marshalls in respect of these services at April 30, 1996, 1997 and 1998 were $1.4 million, $1.5 million and $1.7 million, respectively.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


   SGNS Limited occupies certain office space where the lessee is Marshalls. SGNS Limited reimbursed Marshalls rent expense of $39,000, $126,000 and $151,000 for the years ended April 30, 1996, 1997 and 1998, respectively. Had SGNS Limited sub-leased the office space as an unaffiliated entity, management estimates that additional rent expense would have been $210,000, $227,000 and $229,000 for the years ended April 30, 1996, 1997 and 1998, respectively, which has been reflected in these accounts. In respect of office space under a non-cancellable sub-lease with a Marshalls Group related entity, SGNS Limited reimbursed charges of $102,000 for the year ended April 30, 1998 and under the terms of the lease there is no renewal option.

   As disclosed in Note 2, Marshalls provides SGNS Limited with general and administrative services including legal, finance and other services. These expenses are allocated to the Company based on incremental costs. Management believes these cost allocations were made on a reasonable basis. For the years ended April 30, 1996, 1997 and 1998 the costs amounted to $74,000, $146,000 and $225,000, respectively.

   In 1995, SGNS Limited received an advance from Marshalls in the form of a non-interest bearing loan. The loan has no formal repayment term.

   Details of amounts outstanding under the loan, and the net trading balance with Marshalls are shown below:

                                               Non interest Net trading
                                               bearing loan   balance   Total
                                               ------------ ----------- ------
                                                 (U.S. dollars in thousands)
Balance at April 30, 1996.....................    $5,157      $   780   $5,937
  Repayment of funds advanced.................      (645)         --      (645)
  Amounts invoiced to Marshalls companies.....       --        (9,347)  (9,347)
  Settlements/other transactions..............       --        10,245   10,245
  Effect of exchange rate changes.............       368          --       368
                                                  ------      -------   ------
Balance at April 30, 1997.....................     4,880        1,678    6,558
  Additional funds advanced...................     2,925          --     2,925
  Capitalisation of new issue of common
   stock......................................      (784)         --      (784)
  Amounts invoiced to Marshalls companies.....       --        (7,648)  (7,648)
  Settlements/other transactions..............       --         4,473    4,473
  Effect of exchange rate changes.............        49         (312)    (263)
                                                  ------      -------   ------
Balance at April 30, 1998.....................    $7,070      $(1,809)  $5,261
                                                  ======      =======   ======
  Average quarterly inter-company balance
   during year April 30, 1998.................    $6,217      $  (416)  $5,801
                                                  ======      =======   ======

   During the period covered by these financial statements, substantially all of SGNS Limited's assets were pledged as collateral under certain financing agreements entered into by Marshalls. These

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------

financing agreements limited SGNS Limited from incurring additional indebtedness and liens on assets. SGNS Limited was released from these obligations on December 18, 1998.

   British Telecommunications, plc ("BT") had until December 18,1998, an indirect interest in SGNS Limited through its 30.7% shareholding interest in Marshalls. In 1996, 1997 and 1998, SGNS Limited received revenues of $nil, $nil and $645,000, respectively, from BT for providing network management services to its customers. In addition the cost of services provided by BT for network services to the company was $2.9 million, $2.8 million and $2.6 million for the years ended April 30, 1996, 1997 and 1998, respectively. In the normal course of business, SGNS Limited leases circuits under non-cancellable operating leases from BT. The future rental payments of approximately $729,000 under the leases are included in the table of future minimum lease payments (see Note
10).

12. Segmental Information

   SGNS Limited has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which affects the way SGNS Limited reports certain information about its operating segments.

 Factors management use to identify the Group reportable segments

   The Group is managed on a regional basis. Management considers each region to be a separate reportable segment. The regions are managed separately because each segment requires different product and marketing strategies and operates under different regulatory environments.

 Measurement of segment profit (loss) and segment assets

   The accounting policies adopted by each segment are the same as those described in the summary of significant accounting policies. Saturn's management evaluates performance based on profit (loss) from operations before interest, exchange differences and income taxes.

 Segmental analysis

   Summarised financial information concerning the Group's reportable segments is shown in the following table. The Corporate column includes corporate related items and income and expense not allocated to reportable segments and is included to reconcile segmental data to total company data.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


   The following table presents revenue by geographical region based on billing location and long-lived assets by geographical region based on the location of the assets.

 Segmental analysis for the year ended April 30, 1996

                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
Revenues from customers..  $  --    $17,546  $  758  $  --    $  --    $18,304
Depreciation and
 amortization............      17       625      36     --       --        678
Operating profit (loss)..     (89)       43    (206)    (52)      20      (284)
Total segment assets.....     114     6,180     257      60      --      6,611
Capital expenditures.....      40       995     184      17      --      1,236

 Segmental analysis for the year ended April 30, 1997

                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
Revenues from customers..  $  --    $20,972  $1,706  $ (292)  $  --    $22,386
Depreciation and
 amortization............      34       923      86      16      --      1,059
Operating profit (loss)..      57       363     (76)   (409)  (1,203)   (1,268)
Total segment assets.....     116     6,279     632     542      --      7,569
Capital expenditures.....      51     1,743     117     208      --      2,119

 Segmental analysis for the year ended April 30, 1998

                           Europe  Australia  USA     Asia   Corporate  Total
                           ------  --------- ------  ------  --------- -------
                                     (U.S. Dollars in thousands)
Revenues from customers..  $9,309   $10,026  $2,717  $3,064   $  --    $25,116
Depreciation and
 amortization............     332       806     123     117       14     1,392
Operating profit (loss)..     296       167      26    (162)  (2,433)   (2,106)
Total segment assets.....   3,452     3,269   1,113   1,413       40     9,287
Capital expenditures.....     726       707     537     483        3     2,456

13. Major Suppliers and Customers

   SGNS Limited is substantially dependent on a limited number of suppliers of equipment for its telecommunication network. Certain key items of equipment, including routers and data switches are purchased from a single source due to technology, availability, price, quality and other considerations. In the event that a supply of key single-sourced equipment was suddenly delayed or curtailed SGNS Limited's ability to develop its common network could be adversely affected in the short term. SGNS Limited attempts to mitigate this risk by working closely with key suppliers.

   The Company is also substantially dependent on sales to Marshalls, in the years ended April 30, 1996, 1997 and 1998, approximately 58%, 42% and 30%, respectively, of total revenues were generated from sales to Marshalls.

                SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED

                             ---------------------


14. Subsequent events

 (a) Sale of SGNS Limited

   On December 18, 1998 Marshalls Finance Limited, the parent company, completed the sale of SGNS Limited to International Exchange Networks Limited, a subsidiary of IPC Information Systems Inc.

 (b) Commercial disputes

   Since the sale of the company by Marshalls certain claims have been made by suppliers of telecommunications circuits in relation to amounts allegedly payable under commercial arrangements. These claims are being vigorously contested and are in the process of negotiation; costs relating to these claims will be recorded on an actual or estimated basis in SGNS Limited's financial statements for the current financial year. The directors believe that the maximum payment that could arise as a result of claims currently in negotiation is approximately $220,000. Had this amount been recorded as an expense in the year in which the related services were allegedly received, cost of sales would have increased in the year ended April 30, 1997 by $45,000 and in the year ended April 30, 1998 by $175,000.

 (c) Amounts payable to Marshalls

   At April 30, 1998, the company owed Marshalls $5.3 million, and this amount increased to $5.7 million at the date of disposal of the company by Marshalls.

   Since the disposal of the company by Marshalls;

     (1) An amount of $730,000 was paid on the company's behalf by iXnet in consideration for the agreement by the company to reassign this payable amount to iXnet.

     (2) An amount of $5.0 million was converted into a Loan Note repayable by SGNS Limited to Marshalls in 24 equal monthly instalments of $222,000, an effective rate of interest of 9.25%.

                       Report of Independent Accountants

To the Stockholder of
 MXNet Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, cash flows and stockholder's deficit present fairly, in all material respects, the financial position of MXNet Inc. (the "Company") at May 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                                             PricewaterhouseCoopers LLP

New York, New York
April 15, 1999

                                   MXNET INC.

                                 BALANCE SHEETS
            (Dollar amounts in thousands, except per share amounts)

                             ---------------------

                                                  May 31, 1997 November 30, 1997
                                                  ------------ -----------------
                                                                  (unaudited)
                     ASSETS
Current assets:
  Cash..........................................    $   275         $   137
  Accounts receivable...........................        --              180
  Rebilled expenses.............................         35             147
  Prepaid expenses..............................         55              50
  Officer loan receivable.......................        --               60
                                                    -------         -------
    Total current assets........................        365             574
Fixed assets, net...............................      1,323           1,604
Other assets....................................         10              10
                                                    -------         -------
    Total assets................................    $ 1,698         $ 2,188
                                                    =======         =======
     LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.........    $   106         $   185
  Due to affiliates, net........................      2,380           3,200
                                                    -------         -------
    Total current liabilities...................      2,486           3,385
                                                    -------         -------
Commitments and contingencies
Stockholder's deficit:
  Common stock, par value $.01, 3,000 shares
   authorized, 100 shares issued and
   outstanding..................................        --              --
  Contributed capital...........................        450             685
  Accumulated deficit...........................     (1,238)         (1,882)
                                                    -------         -------
    Total stockholder's deficit.................       (788)         (1,197)
                                                    -------         -------
    Total liabilities and stockholder's
     deficit....................................    $ 1,698         $ 2,188
                                                    =======         =======

   The accompanying notes are an integral part of these financial statements.

                                   MXNET INC.

                            STATEMENTS OF OPERATIONS
            (Dollar amounts in thousands, except per share amounts)

                             ---------------------

                                                                      Six
                                                      Year Ended Months Ended
                                                       May 31,   November 30,
                                                         1997     1996    1997
                                                      ---------- ------  ------
                                                                  (unaudited)
Revenues:
  Web site design and consulting....................   $   347   $  116  $  153
  Subscription and royalties........................         8      --      433
                                                       -------   ------  ------
    Total revenues..................................       355      116     586
                                                       -------   ------  ------
Operating expenses:
  Payroll and related costs.........................       808      354     534
  Selling, general and administrative...............       448      159     390
  Depreciation and amortization.....................       318       81     306
                                                       -------   ------  ------
    Total operating expenses........................     1,574      594   1,230
                                                       -------   ------  ------
    Net loss........................................   $(1,219)  $ (478) $ (644)
                                                       =======   ======  ======


   The accompanying notes are an integral part of these financial statements.

                                   MXNET INC.
                            STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                             ---------------------

                                                                 Six Months
                                                     Year Ended     Ended
                                                      May 31,   November 30,
                                                        1997     1996    1997
                                                     ---------- -------  -----
                                                                 (unaudited)
Cash flows from operating activities:
  Net loss..........................................  $(1,219)  $  (478) $(644)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization...................      318        81    306
    Changes in operating assets and liabilities:
      Accounts receivable...........................      --        --    (180)
      Rebilled expenses.............................      (35)      --    (112)
      Prepaid expenses..............................      (54)        1      5
      Other assets..................................      (10)      (13)   --
      Accounts payable and accrued expenses.........      102        54     79
                                                      -------   -------  -----
         Net cash used in operating activities......     (898)     (355)  (546)
                                                      -------   -------  -----
Cash flows from investing activities:
  Purchase of fixed assets..........................   (1,641)   (1,099)  (587)
                                                      -------   -------  -----
         Net cash used in investing activities......   (1,641)   (1,099)  (587)
                                                      -------   -------  -----
Cash flows from financing activities:
  Due to affiliates.................................    2,372     1,319    820
  Contributed capital...............................      442       167    235
  Loan to officer...................................      --        --     (60)
                                                      -------   -------  -----
         Net cash provided by financing activities..    2,814     1,486    995
                                                      -------   -------  -----
         Net increase (decrease) in cash for the
          period....................................      275        32   (138)
Cash, beginning of period...........................      --        --     275
                                                      -------   -------  -----
Cash, end of period.................................  $   275   $    32  $ 137
                                                      =======   =======  =====

   The accompanying notes are an integral part of these financial statements.

                                   MXNET INC.

                       STATEMENT OF STOCKHOLDER'S DEFICIT
              (Dollar amounts in thousands, except share amounts)

                             ---------------------

                                 Common Stock
                                 ------------- Contributed Accumulated
                                 Shares Amount   Capital     Deficit    Total
                                 ------ ------ ----------- ----------- -------
Balance at June 1, 1996.........  100    $--      $  8       $   (19)  $   (11)
Contributed capital.............  --      --       442           --        442
Net loss........................  --      --       --         (1,219)   (1,219)
                                  ---    ----     ----       -------   -------
Balance at May 31, 1997.........  100    $--      $450       $(1,238)  $  (788)
                                  ===    ====     ====       =======   =======




   The accompanying notes are an integral part of these financial statements.

                                   MXNET INC.

                         NOTES TO FINANCIAL STATEMENTS

                             ---------------------

1. Organization and Basis of Presentation:

   MXNet Inc. was incorporated in the State of New Jersey on May 24, 1996, as a wholly-owned subsidiary of the Sherwood Group, Inc. ("SGI") which is a wholly-owned subsidiary of National Discount Brokers Group, Inc. ("NDB") under the name Market Distribution Concepts, Inc., which was subsequently changed to MXNet Inc. MXNet is engaged in the business of the delivery of certain licensed information through its network as well as design and consultation work associated with the development and maintenance of a web site for NDB.

   The financial statements include certain corporate expenses (see Note 4) incurred by SGI that have been charged to MXNet on a direct or allocated basis. Management believes these allocations are reasonable. The financial statements may not necessarily reflect the results of operations, financial position, changes in stockholder's deficit and cash flows of MXNet had it been a separate, stand-alone entity during the periods presented.

   As discussed in Note 8, all of the outstanding shares of MXNet were acquired by IPC Information Systems, Inc. in February 1998. The accompanying financial statements do not reflect any adjustments in connection with the sale.

2. Significant Accounting Policies:

 Revenue Recognition

   MXNet's revenue has been derived primarily from consulting fees earned in connection with web site design and subscription and royalty fees earned in connection with the delivery of licensed information on MXNet's network. Revenue from consulting and design work is recognized as services are provided. Royalty and subscription revenue are recognized monthly based on contractual royalty fees per number of subscribers.

 Fixed Assets

   Computer equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful lives ranging from two to three years. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to selling, general and administrative expense in the period incurred. Leasehold improvements are amortized over the shorter of their useful life or the lease term.

 Cash

   MXNet maintains its cash balance in a high-credit quality financial institution.

                                  MXNET, INC.

                             ---------------------


 Rebilled Expenses

   Rebilled expenses represent expenses incurred by MXNet on behalf of its customers that are subsequently reimbursed by customers. Rebilled expenses are excluded from the statements of operations.

 Concentration of Credit Risk

   For the year ended May 31, 1997 and the six months ended November 30, 1996 (unaudited), revenue earned from NDB accounted for all of MXNet's revenue (see
Note 4). For the six months ended November 30, 1997, revenue earned from NDB accounted for approximately 26% (unaudited) of MXNet's revenue and one unrelated customer accounted for approximately 74% (unaudited) of MXNet's revenue.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by MXNet include the useful lives and recoverability of fixed assets.

 Income Taxes

   MXNet recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

   MXNet is included in the consolidated federal income tax return of NDB and computes its federal income tax provision on a separate return basis.

 Unaudited Interim Financial Statements

   In the opinion of management, the accompanying unaudited interim financial statements include all necessary adjustments for a fair presentation of the financial position of MXNet as of November 30, 1997, and the results of its operations and its cash flows for the six months ended November 30,

                                  MXNET, INC.

                             ---------------------

1996 and 1997, in conformity with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended November 30, 1996 and 1997 are not necessarily indicative of the results to be expected for the full year.

3. Fixed Assets:

   Fixed assets consist of the following (in thousands):

                                                May 31, 1997 November 30, 1997
                                                ------------ -----------------
                                                                (unaudited)
   Computer equipment..........................    $1,434         $2,007
   Furniture, fixtures and leasehold
    improvements...............................       207            221
                                                   ------         ------
                                                    1,641          2,228
   Less, accumulated depreciation and
    amortization...............................       318            624
                                                   ------         ------
                                                   $1,323         $1,604
                                                   ======         ======

4. Related-Party Transactions:

   In addition to the revenue earned from NDB, discussed in Note 1, SGI has funded the operations of MXNet through cash advances made to MXNet. Beginning in September 1996, in connection with certain administrative duties performed by SGI, including accounting, human resources and other functions, MXNet was charged approximately $13,000 per month or approximately $120,000 during the year ended May 31, 1997. For the six months ended November 30, 1996 and 1997, such charges amounted to approximately $40,000 (unaudited) and $80,000 (unaudited), respectively. These expenses were allocated to MXNet based on its direct and indirect utilization of specific services. Management believes these cost allocations were made on a reasonable basis.

5. Commitments:

 Leases

   MXNet leases office space in Jersey City, New Jersey, under a non-cancelable operating lease expiring in July 1999. Future minimum lease payments under this lease at May 31, 1997 are as follows (in thousands):

     1998.................................................................. $ 70
     1999..................................................................   70
     2000..................................................................   12
                                                                            ----
                                                                            $152
                                                                            ====

   Rent expense was approximately $64,000 for the year ended May 31, 1997.

                                  MXNET, INC.

                             ---------------------


6. Employee Savings Plan:

   MXNet's employees are covered by a savings plan administered by SGI of MXNet that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the Savings Plan). Under the Savings Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service's annual contribution. For the year ended May 31, 1997, the Company contributed approximately $2,000 to the Savings Plan.

7. Income Taxes:

   The components of net deferred tax assets, consist of the following at May 31, 1997 (in thousands):

   Operating loss carryforwards.......................................... $ 450
   Depreciation and amortization.........................................   (51)
                                                                          -----
   Net deferred tax asset................................................   399
   Less, valuation allowance.............................................  (399)
                                                                          -----
     Net deferred tax asset.............................................. $ --
                                                                          =====

   The valuation allowance increased $391,000 during the year ended May 31, 1997 in conjunction with the increase in the net deferred tax asset resulting from MXNet's continuing operating losses.

   MXNet is included in NDB's consolidated income tax returns and the benefits of its net operating losses have been realized on such returns. Amounts received from NDB in respect of these benefits, $442,000 and $235,000 for the year ended May 31, 1997 and for the six months ended November 30, 1997, respectively, have been recorded as a capital contribution. Such income tax benefits will be recognized in the future to the extent they would be realized on a separate return basis. As a result, MXNet has no provision/benefit for income taxes.

8. Subsequent Event:

   In February 1998, MXNet was acquired by IPC Information Systems, Inc. for $6.7 million. In connection with the sale of MXNet, the amounts due to affiliates were settled.

  [Graphic: A statement at the top of the diagram reads, "Access to High Quality Communications Services and Multiple Trading Partners Through a Single High Speed Connection." Below this statement there is a diagram of a cloud representing the IXnet Global Extranet. Extending downward from the cloud is a representation of a high speed customer site connection with associated individual service type with their commercial names. The connection illustrates various IXnet services (DigiHoot, MetroLink, IXPrime IXGlobal, IXLink, Liquidity and IXFrame) that we deliver to the customer site. The diagram of the customer site includes representations of various customer access nodes, CANs. These include a bandwidth manager, a router, and a DLIC. In addition, there are representations of various customer owned equipment in a Data Center including a turret system and a PBX. Shown from the customer owned equipment are connections to a customer desktop including a turret, workstation and handset. Services are shown as they flow from the Extranet, down the high speed connection and through a CAN or CANs to an end-user device on the customer's desktop or on his corporate wide area network. These include: DigiHoot--Hoot & Holler, MetroLink--Dedicated Voice Lines, IXPrime--Switched Voice, IXGlobal-- Voice GVPN, IXLink--Managed Bandwidth, Liquidity--Electronic Trading/Market Data Delivery and IXFrame--Managed Frame Relay.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      , 1999


                                  [IXnet logo]

                     6,500,000 Shares of Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------


                          Donaldson, Lufkin & Jenrette

                              Salomon Smith Barney

                              Merrill Lynch & Co.

                       First Union Capital Markets Corp.

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until    , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   IXnet will pay all of the expenses incurred in connection with the offering described in this registration statement. Such expenses, other than underwriting commissions and discounts, are estimated to be as follows:

     Securities and Exchange Commission registration fee(1)......... $   41,700
     National Association of Securities Dealers filing fee(1).......     19,044
     Nasdaq National Market listing fee(1)..........................     95,000
     Legal fees and expenses........................................    900,000
     Blue Sky fees and expenses.....................................     15,000
     Accounting fees and expenses...................................    650,000
     Transfer agent's fees and expenses.............................     20,000
     Printing and engraving fees....................................    200,000
     Miscellaneous..................................................    159,256
                                                                     ----------
       Total........................................................ $2,100,000
                                                                     ==========

---------------------

(1) Actual. All other expenses are estimated.

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

   Section 6 of IXnet's Certificate of Incorporation provides that a director shall not be personally liable to IXnet or its shareholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL.
Article IV, Section 1 of IXnet's By-laws requires IXnet, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of IXnet, who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of IXnet, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of IXnet.

   Article IV, Section 5 of IXnet's By-laws also empowers IXnet to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not IXnet would have the power to indemnify those persons against such liability under the law. IXnet intends to purchase directors' and officers' liability insurance policies which insure its directors and officers and the directors and officers of its subsidiaries in certain instances as soon as practicable.

Item 15. Recent Sales of Unregistered Securities.

   Since its date of incorporation, IXnet has had only one transaction in which it issued or sold its securities. IXnet issued 1,000 shares of its common stock, par value $.01 per share, in May 1999, to IPC Information Systems, Inc. in exchange for all of the stock of International Exchange Networks, Ltd. IPC is currently the sole holder of the outstanding stock of IXnet. The transaction was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereunder because the securities were not offered to the public. No underwriters were involved in connection with the sale of these securities. International Exchange Networks, Ltd. has not issued or sold any of its securities within the three years preceding the filing of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

   The exhibits filed as a part of this Registration Statement are as follows:

   (a) List of Exhibits. (Filed herewith unless otherwise noted.)

 Exhibit No.                             Description
 -----------                             -----------
  1.1        Form of Underwriting Agreement, by and among IXnet, Inc., IPC
             Communications, Inc., Donaldson, Lufkin & Jenrette Securities
             Corporation, Salomon Smith Barney Inc., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated, First Union Capital Markets Corp. and
             DLJ Direct Inc.*


  2.1        Agreement for the Sale/Purchase of the Issued Share Capital of
             Saturn Global Network Services Holdings Limited dated August 7,
             1998 (as amended on December 18, 1998) among Marshalls 106
             Limited, Marshalls Finance Limited, International Exchanges
             Networks, Ltd. and IPC Information Systems, Inc. (1)

 2.1.1       Deed constituting unsecured Guaranteed Subordinated Loan Notes
             2000/2002, dated December 18, 1998, made between Saturn Global
             Network Services Holdings Limited, International Exchange
             Networks, Ltd. and IPC Information Systems, Inc.*

 2.1.2       Deed constituting unsecured Guaranteed Subordinated Loan Note
             2000/2002, dated December 18, 1998, made between International
             Exchange Networks Ltd. and IPC Information Systems, Inc.*


  2.2        Stock Purchase Agreement, dated February 13, 1998, by and between
             IPC, MXNet and National Discount Brokers Group, Inc.*


  3.1        Amended and Restated Certificate of Incorporation of IXnet, Inc.*


  3.2        Bylaws of IXnet, Inc.*


  4.1        Specimen Stock Certificate.*


  5.1        Opinion of Thacher Proffitt & Wood regarding legality of shares.*


 10.1        Form of Inter-Company Agreement among IXnet, Inc., International
             Exchange Networks, Ltd. and IPC Information Systems, Inc.*


 Exhibit No.                             Description
 -----------                             -----------
    10.2     Form of Tax Sharing Agreement by and between IPC Communications,
             Inc. and IXnet, Inc.*


    10.3     Form of Registration Rights Agreement by and between IPC
             Information Systems, Inc. and IXnet, Inc.*


    10.4     Form of Maintenance Agreement by and between International
             Exchange Networks, Ltd. and IPC Information Systems, Inc.*


    10.5     Share Exchange and Termination Agreement, dated as of December 18,
             1997, by and among International Exchange Networks, Ltd., IPC
             Communications, Inc., David A. Walsh and Anthony M. Servidio. (2)


    10.6     Amended and Restated Employment Agreement, dated as of December
             18, 1997, by and between David A. Walsh and International Exchange
             Networks, Ltd. (2)


    10.7     Amendment No. 1, dated as of June 1, 1999, to the Amended and
             Restated Employment Agreement by and between David A. Walsh and
             International Exchange Networks, Ltd.*


    10.8 Waiver letter, dated as of June 9, 1999, from David A. Walsh regarding provisions in the Amended and Restated Employment
             Agreement by and between David A. Walsh and International Exchange
             Networks, Ltd.*


    10.9 Employment Agreement, dated as of May 1, 1998, by and between Charles F. Auster and International Exchange Networks, Ltd.*


    10.10    Amendment No. 1, dated as of June 1, 1999, to the Employment
             Agreement by and between Charles F. Auster and International
             Exchange Networks, Ltd.*


    10.11    Amended and Restated Employment Agreement, dated as of December
             18, 1997, by and between International Exchange Networks, Ltd. and
             Anthony M. Servidio. (2)


    10.12 Waiver letter, dated as of June 9, 1999, from Anthony Servidio regarding provisions in the Amended and Restated Employment
             Agreement by and between Anthony M. Servidio and International
             Exchange Networks, Ltd.*


    10.13 Employment Agreement, dated as of June 1, 1999, by and between William E. Walsh and International Exchange Networks, Ltd.*


    10.14 Employment Agreement, dated as of June 1, 1999, by and between John M. Faccibene and International Exchange Networks, Ltd.*


    10.15 Employment Agreement, dated as of June 1, 1999, by and between Paul Pluschkell and International Exchange Networks, Ltd.*


    10.16 Employment Agreement, dated as of August 6, 1998, by and between Peter Hase and Saturn Global Network Services (UK) Limited.*


    10.17 Employment Agreement, dated as of August 6, 1998, by and between Drew Kelton and Saturn Global Network Services Pty Ltd.*


    10.18 Employment Agreement, dated as of July 1, 1999, by and between James M. Demitrieus and International Exchange Networks, Ltd.*


    10.19    IXnet, Inc. 1999 Stock Option Plan.*


    10.20    IPC Information Systems, Inc. 1998 Stock Incentive Plan. (3)


    10.21    Indenture, dated as of April 30, 1998, between IPC Information
             Systems, Inc. and the United States Trust Company of New York, as indenture trustee. (4)


    10.22 Amended and Restated Credit Agreement, dated as of June 21, 1999, by and among IPC Information Systems, Inc., IPC Funding Corp., IPC
             Communications, Inc., General Electric Capital Corporation, as collateral agent and administrative agent, Morgan Stanley Senior
             Funding, Inc., as syndication agent, and the lenders and the issuing bank named therein. (5)
 10.22.1     Amendment No. 1 dated as of July 1, 1999 to the Amended and
             Restated Credit Agreement, dated as of June 21, 1999, by and among IPC Information Systems, Inc., IPC Funding Corp., IPC
             Communications, Inc., General Electric Capital Corporation, as collateral agent and administrative agent, Morgan Stanley Senior
             Funding, Inc., as syndication agent, and the lenders and the issuing bank named therein. (6)


 Exhibit No.                           Description
 -----------                           -----------

 10.23       International Purchase and Sale Agreement, date as of July 23,
             1996, by and between International Exchange Networks, Ltd. and
             Newbridge Networks Inc.*


 21.1        Subsidiaries of IXnet, Inc.*


 23.1        Consent of PricewaterhouseCoopers LLP.


 23.2        Consent of PricewaterhouseCoopers.


 23.3        Consent of Thacher Proffitt & Wood (included in Exhibit 5.1).


 24.1        Power of Attorney. (7)


 27.1        Financial Data Schedule for year ended September 30, 1996.*

 27.2        Financial Data Schedule for year ended September 30, 1997.*

 27.3        Financial Data Schedule for year ended September 30, 1998.*

 27.4        Financial Data Schedule for six months ended March 31, 1999.*

---------------------
 * Previously filed.
(1) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed January 4, 1999, and incorporated herein by reference.
(2) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed December 24, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to IPC Information Systems' Registration Statement on Form S-4, filed February 13, 1998, and incorporated herein by reference.
(4) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed May 15, 1998, and incorporated herein by reference.
(5) Previously filed as an exhibit to IPC Communications' Report on Form 8-K, filed July 1, 1999, and incorporated herein by reference.
(6) Previously filed as an exhibit to IPC Communications' Report on Form 8-K, filed July 2, 1999, and incorporated herein by reference.
(7) Executed powers of attorney for Messrs. Walsh, Starr, Auster, Sharkey, Mello and Smith were previously filed on May 21, 1999 as part of the signature page. Executed powers of attorney for Messrs. Cashin, Hickey and Woog were previously filed on July 2, 1999 as Exhibit 24.1.

(b) Financial Statement Schedules.

   All schedules have been omitted as not applicable or not required under the rules of Regulation S-X or the information has been provided in the Combined and Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings.

   IXnet hereby undertakes:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by IXnet pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by IXnet for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IXnet pursuant to the foregoing provisions, or otherwise, IXnet has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by IXnet of expenses incurred or paid by a director, officer or controlling person of IXnet in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, IXnet will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, IXnet has duly caused this Amendment No. 5 to Registration Statement No. 333-79079 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on August 12, 1999.

                                          IXnet, Inc.

                                                     /s/ David A. Walsh
                                          By:
                                             ----------------------------------
                                                        David A. Walsh
                                                   Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement No. 333-79079 has been signed by the following persons in the capacities and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

          /s/ David A. Walsh           Chief Executive Officer      August 12, 1999
______________________________________  and Director (Principal
            David A. Walsh              executive officer)

                  *                    President and Director       August 12, 1999
______________________________________
           Gerald E. Starr

                  *                    Executive Vice President,    August 12, 1999
______________________________________  Chief Operating Officer
          Charles F. Auster             and Director

       /s/ James M. Demitrieus         Chief Financial Officer      August 12, 1999
______________________________________  (Principal accounting
         James M. Demitrieus            officer)

                  *                    Director                     August 12, 1999
______________________________________
        Richard M. Cashin, Jr.

                  *                    Director                     August 12, 1999
______________________________________
          Douglas T. Hickey

                  *                    Director                     August 12, 1999
______________________________________
           John T. Sharkey

                  *                    Director                     August 12, 1999
______________________________________
           Douglas J. Mello

                  *                    Director                     August 12, 1999
______________________________________
           Richard W. Smith

                  *                    Director                     August 12, 1999
______________________________________
            Peter A. Woog


* By /s/ David A. Walsh (David A. Walsh) as attorney-in-fact pursuant to powers of attorney filed on May 21, 1999 and July 2, 1999.

                               INDEX TO EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------
  1.1        Form of Underwriting Agreement, by and among IXnet, Inc., IPC
             Communications, Inc., Donaldson, Lufkin & Jenrette Securities
             Corporation, Salomon Smith Barney Inc., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated, First Union Capital Markets Corp. and
             DLJ Direct Inc.*


  2.1        Agreement for the Sale/Purchase of the Issued Share Capital of
             Saturn Global Network Services Holdings Limited dated August 7,
             1998 (as amended on December 18, 1998) among Marshalls 106
             Limited, Marshalls Finance Limited, International Exchanges
             Networks, Ltd. and IPC Information Systems, Inc. (1)

 2.1.1       Deed constituting unsecured Guaranteed Subordinated Loan Notes
             2000/2002, dated December 18, 1998, made between Saturn Global
             Network Services Holdings Limited, International Exchange
             Networks, Ltd. and IPC Information Systems, Inc.*

 2.1.2       Deed constituting unsecured Guaranteed Subordinated Loan Note
             2000/2002, dated December 18, 1998, made between International
             Exchange Networks Ltd. and IPC Information Systems, Inc.*


  2.2        Stock Purchase Agreement, dated February 13, 1998, by and between
             IPC, MXNet and National Discount Brokers Group, Inc.*


  3.1        Amended and Restated Certificate of Incorporation of IXnet, Inc.*


  3.2        Bylaws of IXnet, Inc.*


  4.1        Specimen Stock Certificate.*


  5.1        Opinion of Thacher Proffitt & Wood regarding legality of shares.*


 10.1        Form of Inter-Company Agreement among IXnet, Inc., International
             Exchange Networks, Ltd. and IPC Information Systems, Inc.*


 10.2        Form of Tax Sharing Agreement by and between IPC Communications,
             Inc. and IXnet, Inc.*


 10.3        Form of Registration Rights Agreement by and between IPC
             Information Systems, Inc. and IXnet, Inc.*


 10.4        Form of Maintenance Agreement by and between International
             Exchange Networks, Ltd. and IPC Information Systems, Inc.*


 10.5        Share Exchange and Termination Agreement, dated as of December 18,
             1997, by and among International Exchange Networks, Ltd., IPC
             Communications, Inc., David A. Walsh and Anthony M. Servidio. (2)


 10.6        Amended and Restated Employment Agreement, dated as of December
             18, 1997, by and between David A. Walsh and International Exchange
             Networks, Ltd. (2)


 10.7        Amendment No. 1, dated as of June 1, 1999, to the Amended and
             Restated Employment Agreement by and between David A. Walsh and
             International Exchange Networks, Ltd.*


 10.8 Waiver letter, dated as of June 9, 1999, from David A. Walsh regarding provisions in the Amended and Restated Employment
             Agreement by and between David A. Walsh and International Exchange
             Networks, Ltd.*


 10.9 Employment Agreement, dated as of May 1, 1998, by and between Charles F. Auster and International Exchange Networks, Ltd.*


 10.10       Amendment No. 1, dated as of June 1, 1999, to the Employment
             Agreement by and between Charles F. Auster and International
             Exchange Networks, Ltd.*


 10.11       Amended and Restated Employment Agreement, dated as of December
             18, 1997, by and between International Exchange Networks, Ltd. and
             Anthony M. Servidio. (2)

 Exhibit No.                             Description
 -----------                             -----------


    10.12 Waiver letter, dated as of June 9, 1999, from Anthony Servidio regarding provisions in the Amended and Restated Employment
             Agreement by and between Anthony M. Servidio and International
             Exchange Networks, Ltd.*


    10.13 Employment Agreement, dated as of June 1, 1999, by and between William E. Walsh and International Exchange Networks, Ltd.*


    10.14 Employment Agreement, dated as of June 1, 1999, by and between John M. Faccibene and International Exchange Networks, Ltd.*


    10.15 Employment Agreement, dated as of June 1, 1999, by and between Paul Pluschkell and International Exchange Networks, Ltd.*


    10.16 Employment Agreement, dated as of August 6, 1998, by and between Peter Hase and Saturn Global Network Services (UK) Limited.*


    10.17 Employment Agreement, dated as of August 6, 1998, by and between Drew Kelton and Saturn Global Network Services Pty Ltd.*


    10.18 Employment Agreement, dated as of July 1, 1999, by and between James M. Demitrieus and International Exchange Networks, Ltd.*


    10.19    IXnet, Inc. 1999 Stock Option Plan.*


    10.20    IPC Information Systems, Inc. 1998 Stock Incentive Plan. (3)


    10.21    Indenture, dated as of April 30, 1998, between IPC Information
             Systems, Inc. and the United States Trust Company of New York, as indenture trustee. (4)


    10.22 Amended and Restated Credit Agreement, dated as of June 21, 1999, by and among IPC Information Systems, Inc., IPC Funding Corp., IPC
             Communications, Inc., General Electric Capital Corporation, as collateral agent and administrative agent, Morgan Stanley Senior
             Funding, Inc., as syndication agent, and the lenders and the issuing bank named therein. (5)
 10.22.1     Amendment No. 1 dated as of July 1, 1999 to the Amended and
             Restated Credit Agreement, dated as of June 21, 1999, by and among IPC Information Systems, Inc., IPC Funding Corp., IPC
             Communications, Inc., General Electric Capital Corporation, as collateral agent and administrative agent, Morgan Stanley Senior
             Funding, Inc., as syndication agent, and the lenders and the issuing bank named therein. (6)

    10.23    International Purchase and Sale Agreement, date as of July 23,
             1996, by and between International Exchange Networks, Ltd. and
             Newbridge Networks Inc.*


    21.1     Subsidiaries of IXnet, Inc.*


    23.1     Consent of PricewaterhouseCoopers LLP.


    23.2     Consent of PricewaterhouseCoopers.


    23.3     Consent of Thacher Proffitt & Wood (included in Exhibit 5.1).


    24.1     Power of Attorney. (7)


    27.1     Financial Data Schedule for year ended September 30, 1996.*

    27.2     Financial Data Schedule for year ended September 30, 1997.*

    27.3     Financial Data Schedule for year ended September 30, 1998.*

    27.4     Financial Data Schedule for six months ended March 31, 1999.*

---------------------
 * Previously filed.
(1) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed January 4, 1999, and incorporated herein by reference.
(2) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed December 24, 1997, and incorporated herein by reference.

(3) Previously filed as an exhibit to IPC Information Systems' Registration Statement on Form S-4, filed February 13, 1998, and incorporated herein by reference.
(4) Previously filed as an exhibit to IPC Information Systems' Report on Form 8-K, filed May 15, 1998, and incorporated herein by reference.
(5) Previously filed as an exhibit to IPC Communications' Report on Form 8-K, filed July 1, 1999, and incorporated herein by reference.
(6) Previously filed as an exhibit to IPC Communications' Report on Form 8-K, filed July 2, 1999, and incorporated herein by reference.
(7) Executed powers of attorney for Messrs. Walsh, Starr, Auster, Sharkey, Mello and Smith were previously filed on May 21, 1999 as part of the signature page. Executed powers of attorney for Messrs. Cashin, Hickey and Woog were previously filed on July 2, 1999 as Exhibit 24.1.